Exhibit 99.1

BUSINESS

Overview

We are a clinical-stage biopharmaceutical company designing and developing novel small molecule, targeted oncology therapies to address key limitations of existing therapies and improve the lives of patients. Our internally developed and wholly owned pipeline of next-generation tyrosine kinase inhibitors (TKIs) targets numerous genetic drivers of cancer in both TKI-naïve and TKI-pretreated patients. The pervasive challenges of intrinsic and acquired treatment resistance often limit the response rate and durability of existing therapies. One of these challenges is the emergence of solvent front mutations, which are a common cause of acquired resistance to currently approved therapies for ROS1, TRK and ALK kinases. We have developed a macrocycle platform enabling us to design proprietary small, compact TKIs with rigid three-dimensional structures that potentially bind to their targets with greater precision and affinity than other kinase inhibitors. We believe our macrocycle platform will generate TKIs that are potentially best-in-class. Our lead drug candidate, repotrectinib (TPX-0005), is being evaluated in an ongoing Phase 1/2 trial called TRIDENT-1 for the treatment of patients with ROS1+ advanced non-small-cell lung cancer (NSCLC) and patients with ROS1+, NTRK+ or ALK+ advanced solid tumors. We initiated the multi-cohort Phase 2 registrational portion of TRIDENT-1 in June 2019 and are planning an early interim data read-out from initial patients from some of the registrational cohorts within the Phase 2 portion of TRIDENT-1 in the second half of 2020. This Phase 2 portion is a registrational trial for potential approval in ROS1+ advanced NSCLC and NTRK+ advanced solid tumors. In addition to repotrectinib, our pipeline includes two multi-targeted kinase inhibitors, TPX-0022 (a novel MET/CSF1R/SRC inhibitor) and TPX-0046 (a novel RET/SRC inhibitor), and a series of next-generation ALK inhibitors, from which we anticipate selecting a final candidate for investigational new drug (IND)-enabling studies. Our IND application for TPX-0022 cleared in May 2019 and we initiated our Phase 1 study in patients with advanced solid tumors harboring genetic alterations in MET in July 2019. We have submitted our IND for TPX-0046, and subject to clearance of the IND, plan to initiate a clinical trial for TPX-0046 in the second half of 2019.

Kinases are enzymes that respond to external stimuli to modulate numerous activities of cells, such as proliferation, survival and migration. TKIs have become an important class of cancer therapies due to their ability to interrupt deregulated kinase signaling that leads to unchecked cell growth and tumor progression. Since 2001, the U.S. Food and Drug Administration (FDA) has approved nearly 40 TKIs for the treatment of cancers. In 2017, TKIs represented approximately $20 billion in worldwide drug sales. Despite the success of this drug class, there remains a significant opportunity for a new generation of TKIs that address the shortcomings of current therapies. These shortcomings include the inability to achieve a response or limited durability of response caused by intrinsic or acquired resistance, and toxicities that limit dosage levels and duration of treatment. Many conventional kinase inhibitors are oversized, with bulky side groups and limited chemical structure diversity, and some are associated with safety issues such as QT prolongation (abnormal electrocardiography) and hepatotoxicity (liver damage). Further, the same class of kinase inhibitors often share many binding similarities and therefore often cannot be sequentially administered to effectively overcome common treatment resistant mutations.

There are currently two approved TKIs for each of the primary patient populations targeted by our lead drug candidate, repotrectinib. Xalkori (crizotinib) and Rozlytrek (entrectinib) are approved for patients with metastatic ROS1+ NSCLC, and Vitrakvi (larotrectinib) and Rozlytrek (entrectinib) are approved for patients with metastatic solid tumors that have an NTRK gene fusion (NTRK+ advanced solid tumors) without a known acquired resistant mutation. Each of these currently approved TKIs has shown treatment resistance, including emerging resistant mutations, and toxicities that can limit duration of treatment.

There are multiple types of resistant mutations, including gatekeeper mutations and solvent front mutations, that can emerge with the use of TKIs. A gatekeeper mutation occurs from the substitution of one amino acid residue for another in front of the back pocket of the adenosine triphosphate (ATP) binding site within a kinase. In 2012, a treatment resistant mutation arising from an area of the kinase called the solvent front was first identified in a patient treated with crizotinib, and named as a solvent front mutation. Most of the currently approved or investigational ROS1, ALK and TRK kinase inhibitors have an extra chemical group, or motif, extending to the solvent front that leaves them susceptible to solvent front mutations. The most common solvent front mutation in the ROS1 kinase, G2032R, was reported in 2017 from a single institution in 41% of patients who experienced progressive disease while taking crizotinib. In addition, emerging solvent front mutations, such as TRKA G595R, TRKC G623R and TRKC G623E, have been reported in NTRK+ solid tumors after treatment with larotrectinib and after treatment with entrectinib. Currently, there are no FDA-approved TKIs that can overcome solvent front mutations arising in the ROS1 or TRK kinases. Additionally, there are no FDA-approved TKIs that can address resistance that may arise after RET targeted agents.

To address these challenges, we are using our macrocycle platform to develop a new generation of orally available proprietary TKIs that we believe will have the ability to maintain or enhance inhibition of the targeted kinase in both TKI-naïve and TKI-pretreated patients.

Our lead drug candidate, repotrectinib, is a low molecular weight macrocyclic TKI of ROS1, TRK and ALK that is being evaluated in our ongoing Phase 1/2 clinical trial called TRIDENT-1 for the treatment of patients with ROS1+ advanced NSCLC and patients with ROS1+, NTRK+ or ALK+ advanced solid tumors. The primary objective of the Phase 1 portion of TRIDENT-1 was to determine the maximum tolerated dose (MTD) and a recommended Phase 2 dose of repotrectinib. The safety endpoints included evaluating the dose-limiting toxicities (DLTs) and adverse events. The secondary endpoint for the Phase 1 portion is confirmed objective response rate (ORR) by Blinded Independent Central Review (BICR), using RECIST (Response Evaluation Criteria in Solid Tumors) v1.1.

As of the July 22, 2019 data cut-off date for the Phase 1 portion of TRIDENT-1, 93 patients have been dosed with repotrectinib, which was generally well tolerated. A total of nine dose cohorts of repotrectinib were evaluated for safety. The majority of treatment emergent adverse events (TEAEs) were Grade 1 or Grade 2. Dizziness was the most common TEAE, and is likely an on-target side effect of TRK TKIs. There have been four DLT events: Grade 2 dizziness (n=1 at 160 mg BID (twice daily)), Grade 3 dizziness (n=2: 1 at 160 mg BID and 1 at 240 mg QD (once daily)), and Grade 3 dyspnea and hypoxia (breathing difficulty) (n=1 at 160 mg BID). No cases of dizziness have led to treatment discontinuation. Three patients discontinued treatment due to adverse events (one with a Grade 3 pleural effusion, another with Grade 3 hypoxia/dyspnea, and one with Grade 1 dyspnea) that were determined to be related to study treatment. There have been no Grade 3 or Grade 4 alanine aminotransferase (ALT) or aspartate aminotransferase (AST) elevations (elevated ALT and AST levels indicate liver damage). Five Grade 5 TEAEs have occurred, with four, respiratory failure (n=2), pneumonia (n=1), and sepsis (n=1), determined to not be related to treatment and occurring during the 28 day-follow up period after treatment discontinuation. The four Grade 5 TEAEs that were determined to not be treatment related include: one patient with ROS1+ NSCLC initially treated at 120 mg QD who escalated to 160 mg BID due to disease progression 30 days prior to the event of Grade 5 TEAE respiratory failure reported as related to disease progression and not treatment related, one patient with NTRK+ angiosarcoma on the right leg with a pre-existing open wound infection on the left leg who was treated at 40 mg QD and developed Grade 5 sepsis and died seven days after stopping repotrectinib; one patient with ROS1+ NSCLC treated at 40 mg QD who developed Grade 5 respiratory failure due to disease progression five days after repotrectinib discontinuation; and one ROS1+

NSCLC patient who had a past medical history of pericardial tamponade prior to study entry and was previously treated with multiple rounds of chemotherapy/immunotherapy and crizotinib who was initially treated at 160 mg QD and dose escalated to 160 mg BID, who developed worsening pneumonia and died 10 days after discontinuing repotrectinib. The fifth Grade 5 TEAE involved a patient with ALK+ NSCLC and a past medical history of diabetes, obesity and hypertension who was dosed at 240 mg QD of repotrectinib and experienced a Grade 5 event of sudden death on day 10 of cycle 1, which we determined to be possibly related to study treatment. Since the July 22, 2019 data cut-off date, a 70 year old ROS1+ NSCLC patient with CNS disease and a past history of vertigo, pulmonary embolism and a cerebrovascular accident who was dosed at 160 mg QD discontinued repotrectinib on Cycle 10 day 8 due to a Grade 3 treatment related adverse event of syncope that resolved after treatment discontinuation.

As of the data cut-off date, preliminary efficacy data, including activity within the central nervous system (CNS), across eight of the nine dose escalation cohorts (those that included ROS1+ patients) included:

•	TKI-naïve ROS1+ advanced NSCLC evaluable population (n=11):

¡	Median follow-up time was 20.1 months (range, 5.3 to 24.9+ months).

¡	Confirmed ORR was 91% (10/11) (95% Confidence Interval (CI), 59 to 100).

¡

At our Phase 2 dose of 160 mg QD or above (n=7), six patients (86%) achieved a confirmed partial response (PR), which includes one patient who initially started repotrectinib at 120 mg QD but escalated to 160 mg QD before responding 21 days later.

¡

Median duration of response (DOR) for the 10 confirmed responders is not mature to report, with five of 10 (50%) responding patients remaining in response at 3.7+, 14.8+, 16.4+, 17.6+, and 23.3+ months, respectively. In addition, there have been four events of progressive disease and one censored patient off treatment prior to progression.

•	The probability of DOR ≥ 18 months is 65% (based on Kaplan-Meier estimation).

¡

Confirmed intracranial ORR (IC-ORR) was 100% (3/3) (95% CI, 29 to 100) in patients with measurable CNS metastases, with all three patients also achieving a confirmed extracranial response. Of these three patients, two remained in a confirmed PR for 14.8+ and 17.6+ months and one patient progressed at 23.1 months but remained on treatment for 25.7+ months at the time of the data cut-off.

•	TKI-pretreated ROS1+ advanced NSCLC evaluable population (n=29):

¡	This includes 18 patients who were treated with one prior ROS1 TKI, seven patients who were treated with two prior TKIs, and four patients treated with three prior ROS1 TKIs.

¡	Median follow-up time was 7.3 months (range, 0.6 to 19.3+ months).

•	TKI-pretreated (one prior TKI) ROS1+ advanced NSCLC evaluable population (n=18):

¡	Across all seven dose levels, the confirmed ORR was 39% (7/18) (95% CI, 17 to 64)

¡	At our Phase 2 dose of 160 mg QD or above (n=11):

•	55% (6/11) of patients achieved a confirmed PR, with two of six patients remaining in response (both for 5.5+ months).

•	57% (4/7) of patients treated with crizotinib as their prior ROS1 TKI achieved a confirmed PR.

¡	Confirmed IC-ORR was 75% (3/4) (95% CI, 19 to 99) in patients with measurable CNS metastases, with 80% (4/5) of TKI pretreated patients showing tumor regressions.

¡	Clinical benefit rate was 78% (14/18) (95% CI, 52 to 94), which is clinically meaningful for patients with limited treatment options.

•	TKI-pretreated (two or more prior TKIs) ROS1+ advanced NSCLC evaluable population (n=11):

¡

Of the seven patients treated with two prior TKIs, two (29%) (95% CI, four to 71) achieved a confirmed PR, with both patients treated at 160 mg QD and remaining in response for 3.7+ months at the time of the data cut-off.

•	One of the two responders achieved a complete response (CR) that has yet to be confirmed and is currently classified as a confirmed PR.

•

In addition to the two new confirmed responders, one additional patient treated initially at 160 mg QD who dose escalated to 160 mg BID only had one post baseline scan at the time of the data cut-off which showed a CR, but is currently classified as being in stable disease until a confirmatory scan is performed.

•	The clinical benefit rate in patients with two prior TKIs was 71% (5/7) (95% CI, 29 to 96), which is clinically meaningful for patients with limited treatment options.

¡

Of the four heavily pretreated patients who had previously received three prior ROS1 TKIs, two patients achieved stable disease and remain on treatment at 3.6+ and 21.6+ months. These patients are not eligible for the ongoing TRIDENT-1 Phase 2 registrational study.

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Tumor regressions were observed in all seven crizotinib-pretreated evaluable patients with a ROS1 G2032R solvent front mutation. Three of the seven (43%) patients achieved a confirmed PR, all of whom were treated at 160 mg QD or higher.

¡	Two of the responding patients were treated with one prior TKI:

•	One had a DOR of 5.5+ months who remained on treatment for 7.6+ months, and one had a DOR of 4.4 months and remained on treatment for 21.2 months.

¡	The other responding patient was treated with two prior TKIs and had a DOR of 3.7+ months and remained on treatment for 5.6+ months at the time of the data cut-off.

•	TKI-naïve NTRK+ advanced solid tumor evaluable population (n=2):

¡

Since the last data cut-off of March 4, 2019, a TKI naive TRK+ patient with advanced thyroid cancer treated at 160 mg QD achieved a confirmed PR with a DOR of 3.8+ months and who remained on treatment for 5.5+ months at the time of the July 22, 2019 data cut-off.

¡	One evaluable patient who had glioblastoma achieved stable disease as the best response.

¡	In addition, one patient with angiosarcoma who had a dramatic initial response on skin lesions was not evaluable for response due to death from sepsis (not treatment related) within the second cycle.

•	TKI-pretreated NTRK+ advanced solid tumor evaluable population (n=3):

¡

Of the three evaluable patients, one patient with an advanced salivary gland cancer previously treated with multiple prior TKIs including crizotinib and entrectinib and who developed a TRKC G623E solvent front mutation achieved a confirmed PR with repotrectinib with a 9.8 month DOR. This patient remained on treatment for 17.9 months. The patient discontinued repotrectinib due to further disease progression, and received combination chemotherapy with no response. In January 2019, the patient began a second course of repotrectinib on a compassionate use basis and as of August 13, 2019, was in an unconfirmed PR per RECIST v1.1 and has remained on repotrectinib for 7.2+ months.

We are currently completing the Phase 1 portion of TRIDENT-1. The Phase 2 portion of TRIDENT-1 is a registrational trial for potential approval of repotrectinib in both TKI-naïve and TKI-pretreated patients with ROS1+ advanced NSCLC or NTRK+ advanced solid tumors. In addition, the trial will include an exploratory cohort for patients with ALK+ or ROS1+ advanced solid tumors. We have initiated the Phase 2 portion and begun patient dosing, and are planning an early interim data read-out from initial patients from some of the registrational cohorts within the Phase 2 portion of TRIDENT-1 in the second half of 2020.

The Phase 2 portion of the trial is studying single agent repotrectinib given at the Phase 2 dose and will enroll a total of approximately 310 patients across six patient expansion cohorts (EXPs) with ROS1+ advanced NSCLC (EXP-1, EXP-2 and EXP-3), ROS1+ or ALK+ advanced solid tumors (non-NSCLC) (EXP-4), and NTRK+ advanced solid tumors (EXP-5 and EXP-6). All patients in the Phase 2 portion of the trial will receive repotrectinib orally at a starting dose of 160 mg QD for the first 14 days of treatment, after which the dose may be increased to 160 mg BID based on patient tolerability, for 28 consecutive days in repeated four-week cycles.

EXP-1, EXP-4 and EXP-5 will each enroll TKI-naïve patients. EXP-2, EXP-3 and EXP-6 will enroll patients who have been previously treated with one or two prior TKIs. The trial design for the Phase 2 portion of TRIDENT-1 is depicted in the figure below.

We are co-developing repotrectinib with a next-generation sequencing-based companion diagnostic. A prototype companion diagnostic has been developed and is being used as a clinical trial assay to confirm the presence of ROS1+, NTRK+ or ALK+ gene fusions in patients prior to enrollment into the Phase 2 portion of TRIDENT-1. We have selected a diagnostic partner to support development of the companion diagnostic and filing of a pre-market approval (PMA) application to the FDA. In May 2019, the FDA approved an IDE for use of this clinical trial assay in the Phase 2 portion of TRIDENT-1.

In addition to repotrectinib, our pipeline includes two multi-targeted drug candidates, TPX-0022 (a novel MET/CSF1R/SRC inhibitor) and TPX-0046 (a novel RET/SRC inhibitor), and a series of next-generation ALK inhibitors, from which we anticipate selecting a final candidate for IND-enabling studies in the second half of 2019. Our investigational new drug (IND) application for TPX-0022 cleared in May 2019 and we initiated our Phase 1 study in patients with advanced solid tumors harboring genetic alterations in MET in July 2019. We are planning an interim data read-out for the Phase 1 study of TPX-0022 in the second half of 2020. We have submitted an IND for TPX-0046 and subject to clearance of the IND, we plan on initiating a clinical trial for TPX-0046 in the second half of 2019.

We believe our internally designed, macrocycle platform and experienced team enable us to advance differentiated TKIs into the clinic, which may provide meaningful benefits to patients with cancer. Our team has extensive experience in the discovery, design and development of cancer therapeutics, with a clear focus on next-generation TKIs. Our scientific founder and the designer of our next-generation TKIs, J. Jean Cui, Ph.D., has more than 20 years of experience, including most recently at Pfizer Inc., where she was the lead inventor of two approved TKIs, Xalkori (crizotinib) and Lorbrena (lorlatinib). In addition, our President and Chief Executive Officer, Athena Countouriotis, M.D., has over 15 years of experience, including senior leadership roles at Ambit Biosciences Corporation and Halozyme Therapeutics, Inc., and has led the development of multiple TKIs through approval, including Vanflyta (quizartinib), Sprycel (dasatinib), Sutent (sunitinib) and Bosulif (bosutinib).

We are supported by our board of directors and scientific advisory board, who have significant experience in drug development, as well as expertise in building public companies and business development. We believe that our team is well positioned to leverage our highly differentiated platform to continue to design and develop novel TKIs that will have significant benefit for cancer patients.

Our Strategy

Our strategy is to focus on the design, development and commercialization of novel TKIs to address unmet medical needs, including in the area of treatment resistance. Key elements of our strategy include:

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Rapidly develop and commercialize our lead drug candidate, repotrectinib, for the treatment of patients with ROS1+ advanced NSCLC and NTRK+ advanced solid tumors, including those with CNS disease or CNS metastases.    We intend to develop repotrectinib for the treatment of ROS1+ advanced NSCLC and NTRK+ advanced solid tumors in both TKI-pretreated and TKI-naïve patients with and without CNS disease. There are no approved ROS1 or TRK targeted therapies in ROS1 or TRK TKI-pretreated patients, and a high unmet medical need exists due to treatment resistance. In TKI-naïve patients, we believe repotrectinib has the potential to be the best-in-class ROS1 inhibitor and TRK inhibitor based on our preclinical data and preliminary clinical data from TRIDENT-1. We initiated the multi-arm Phase 2 portion of TRIDENT-1 in June 2019 and are planning to provide an early interim data read-out from initial patients from some of the registrational cohorts within the Phase 2 portion of TRIDENT-1 in the second half of 2020.

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Expand the market opportunity for repotrectinib by pursuing pediatric indications, additional indications in ROS1+ or ALK+ advanced non-NSCLC solid tumors, and combination therapies.    We believe our preliminary safety data and antitumor activity from TRIDENT-1 support pursuing pediatric indications, the indication for ROS1+ and ALK+ advanced non-NSCLC solid tumors, and combination therapies. Our Phase 2 portion of TRIDENT-1 includes pediatric patients 12 years of age and older and an exploratory cohort of TKI-naïve patients with ROS1+ or ALK+ advanced solid tumors (non-NSCLC). In addition, we also plan to conduct a separate Phase 1/2 clinical trial of repotrectinib in pediatric patients with ROS1+, NTRK+ or ALK+ advanced solid tumors. Furthermore, preclinical studies have shown that repotrectinib modulates Signal Transducer and Activator of Transcription 3 (STAT3) signaling, one of the major signaling pathways associated with solid tumor growth and acquired treatment resistance. Based on preclinical data, our first planned combination trial will likely involve a combination with Tagrisso (osimertinib), a third generation EGFR TKI for advanced NSCLC with an EGFR mutation. Treatment resistance with osimertinib is due in part to its upregulation of STAT3 signaling. We plan to initiate our Phase 1/2 pediatric trial in the second half of 2019. In addition, the design of a combination clinical trial for repotrectinib is under development.

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Leverage our extensive expertise and macrocycle platform to develop and expand our pipeline candidates as single agent therapies and/or in combinations.    In addition to repotrectinib, we are developing a pipeline of highly potent multi-targeted drug candidates based on our macrocycle platform that we believe can be best-in-class kinase inhibitors and address areas of unmet medical need. We intend to develop our current and future pipeline candidates as single agent therapies as well as in combinations. Our current pipeline includes:

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TPX-0022, a TKI that can potently inhibit the MET, CSF1R and SRC kinases, which we intend to develop for the treatment of patients with advanced solid tumors that have abnormal hepatocyte growth factor (HGF)/MET signaling. Our IND application was cleared in May of 2019 and we initiated our Phase 1 study in patients with advanced solid tumors harboring genetic alterations in MET in July 2019. We are planning an interim data read-out for the Phase 1 study of TPX-0022 in the second half of 2020.

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TPX-0046, a TKI that can potently inhibit the RET and SRC kinases. We have submitted an IND, and subject to clearance of the IND, plan to initiate a Phase 1 clinical trial of TPX-0046 for the treatment of advanced solid tumors with abnormal RET genes in the second half of 2019.

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A series of next-generation ALK inhibitors that can potently inhibit wild type (WT) and mutated ALK kinases, which will be focused on addressing treatment resistance arising from currently available ALK inhibitors. We plan to select a candidate for IND-enabling studies in the second half of 2019.

We plan to expand our pipeline using our macrocycle platform and our team’s significant drug design and development expertise.

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Evaluate strategic opportunities to accelerate development timelines and enhance the commercial potential of our drug candidates.    We have worldwide rights to all of our drug candidates. We will evaluate partnerships and other strategic opportunities that could increase the value of our programs and allow us to leverage the expertise of collaborators.

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Establish capabilities to effectively commercialize our drug candidates.    We intend to build a targeted, specialty sales force in North America to support the commercialization of repotrectinib and our other drug candidates, if approved.

Overview of Kinases and Current Limitations of Kinase Inhibitors

Kinases are enzymes that respond to external stimuli to modulate numerous activities of cells, such as proliferation, survival and migration. ATP is utilized by kinases for phosphorylation, which triggers a signaling process. This phosphorylation process changes a kinase from an inactive conformation (unphosphorylated kinase) to an active conformation (phosphorylated kinase). A kinase often undergoes substitutions of its original amino acids by other amino acids, also known as a mutation. Kinases maintain a controlled equilibrium between the active and inactive conformations, but activating mutations shift the kinase to favor the active conformation, which can lead to aberrant cell proliferation and thus the development of certain cancers. Aberrant activation of a kinase can also occur if the kinase gene, such as ROS1, NTRK or ALK, undergoes a genomic rearrangement resulting in fusion to another gene, leading to the constitutive phosphorylation of the fusion kinase and the development of certain cancers.

Kinase inhibitors are designed to occupy the ATP binding site, thereby preventing the binding of ATP. Most conventional kinase inhibitors are much larger than ATP and have extra motifs that extend beyond the ATP pocket of the kinase in order to enable the kinase to have a stronger interaction with the compound than with ATP. During treatment with conventional TKIs, an acquired mutation in the kinase domain often occurs. These mutations change the surface of the kinase and block the occupancy of oversized TKIs at the ATP binding site without impacting the binding of ATP.

Based on the orientation of the extra motif, kinase inhibitors can be grouped into two types:

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Type I kinase inhibitors, such as Xalkori (crizotinib), which often have the extra motif extending to the kinase’s open solvent front area. The most common treatment acquired resistance to these inhibitors are solvent front mutations.

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Type II kinase inhibitors, such as Gleevec (imatinib), which have the extra motif extending to the back pocket of the kinase. The most common treatment acquired resistance to these inhibitors are gatekeeper mutations.

Two or more mutations in the same protein are referred to as compound mutations.

Our Approach

To overcome key limitations of most current TKI therapies and emerging resistance, our strategy is to design small (low molecular weight), compact TKIs with rigid three-dimensional macrocyclic structures that bind inside the ATP pocket of the target kinase. By binding completely inside the ATP pocket, our TKIs can bind to solvent front mutated kinases that sterically exclude conventional TKIs. In addition to potentially addressing resistance that has developed from prior lines of TKI therapy, we believe our TKIs may also prevent or delay the emergence of new resistant mutations. Furthermore, unlike conventional, flat, two-dimensional kinase inhibitor structures, we believe a rigid three-dimensional structure enables our TKIs to target the selected kinases in a highly potent, precise and efficient manner, which provides a base for a favorable kinase selectivity profile. The figure below depicts the binding of conventional oversized TKIs to the ATP pocket in the kinase, the development of resistant mutations (solvent front, gatekeeper), and the binding features of our small, compact TKIs. Our kinase inhibitors bind within the ATP pocket and do not have extra motifs extending beyond the pocket. The compact design of our TKIs enables them to avoid steric interference from acquired mutations, such as solvent front mutations, and allows for potential activity with our kinase inhibitors despite the presence of a resistant mutation.

Our pipeline candidates will be studied as single agents and in combinations that are supported by strong biologic rationale for synergy between the combined agents, while focusing on key areas of unmet medical need including acquired treatment resistance. The figure below depicts the structure of repotrectinib compared to certain approved and investigational TKIs, overlaid on the structure of ATP.

The extra motif present in conventional TKIs at the solvent front area may result in the development of solvent front mutations, as illustrated below.

SFM: area that may result in solvent front mutations

MW: molecular weight

Our Pipeline

We are leveraging our macrocycle platform to design a pipeline of highly potent proprietary TKI drug candidates that are structurally different from many existing kinase inhibitors. We believe our TKIs may address the key issues of emerging treatment resistance and toxicities that limit duration of treatment. Our platform allows us to rapidly identify new drug candidates for development. We have global development and commercialization rights to our drug candidates, including our lead program, repotrectinib.

The following chart summarizes our product pipeline, including our lead product candidate, repotrectinib, and our recent and anticipated milestones.

Turning Point Therapeutics Pipeline

1	Not required for Phase 2 registrational clinical trials
2	Including NSCLC, thyroid, and other solid tumors with abnormal RET gene

The table below reflects biomarker prevalence of the mutations targeted across the indications related to our current pipeline and the corresponding estimated number of patients in the United States, United Kingdom, France, Germany, Spain and Italy (EU5).

	2018 Estimated Annual Number of Patients
	Repotrectinib			TPX-0022			TPX-0046
	Advanced NSCLC	Other Advanced Solid Tumors(1)		Gastric	Advanced NSCLC	EGFR Mutated TKI-Resistant Advanced NSCLC(2)	Advanced NSCLC	Thyroid(3)
U.S. Patients(4),(5)	160,000	520,000		17,500	160,000	12,800	160,000	11,250

EU5 Patients(4)	117,000	557,900		36,680	117,000	6,230	117,000	11,030

Biomarker Prevalence(6)	2% (ROS1)	0.5% (NTRK)	0.5% (ROS1 /ALK)	4% (MET)	3% (MET Exon 14)	12.5% (MET Amplified)	2% (RET)	16% (RET)

(1)	Reflects other solid tumor indications including Brain, Breast, Colon, Melanoma, NSCLC, Pancreas, Sarcoma, and Thyroid, excluding ROS1+ and ALK+ for NSCLC
(2)	Does not include first line EGFR mutated advanced NSCLC patients; Assumes ~20%, 15%, 11%, 14%, 17% and 12% EGFR mutation prevalence for U.S., France, Germany, Italy, Spain and the U.K., respectively
(3)	Includes papillary and medullary thyroid tumors
(4)	Estimates include Stage III unresectable and metastatic patient populations, adjusted for treatable population and those that are tested for the targeted biomarkers. Assumes 85% biomarker testing rate
(5)	Based on SEER 2015 five-year diagnosed prevalence, grown at 0.7% in line with U.S. population growth
(6)	Estimates based on publications and physician and payor interviews in the United States

Repotrectinib

We are developing our lead drug candidate, repotrectinib, an orally administered TKI, for the treatment of both TKI-naïve and TKI-pretreated patients with ROS1+ advanced NSCLC and ROS1+, NTRK+ or ALK+ advanced solid tumors. As of the July 22, 2019 data cut-off date, preliminary data from a total of 93 patients in the ongoing Phase 1 portion of TRIDENT-1 demonstrated clinical proof-of-concept in evaluable patients with ROS1+ advanced NSCLC (n=40) and NTRK+ advanced solid tumors (n=5) at well-tolerated dose levels.

Additionally, we previously completed an End of Phase 1 meeting with the FDA to gain regulatory clarity related to our TRIDENT-1 Phase 2 design and we received FDA’s acceptance of our recommended Phase 2 dose in late July of 2019.

Mechanism of Action

Repotrectinib is a small (low molecular weight), macrocyclic TKI of ROS1, TRK and ALK. Repotrectinib was designed to efficiently bind with the active kinase conformation and avoid steric interference from a variety of clinically resistant mutations, especially the solvent front and gatekeeper mutations of the ROS1, TRK and ALK kinases. Repotrectinib has a rigid, three-dimensional structure and is smaller than currently approved or investigational ROS1, TRK and ALK inhibitors. The rigid, three-dimensional structure enables repotrectinib to precisely and efficiently bind to its oncogenic targets with a desirable selectivity profile. We have screened repotrectinib against approximately 400 kinases which indicated repotrectinib is a selective multi-targeted kinase inhibitor that is highly potent against ROS1, TRK and ALK, and inhibits JAK2, SRC and FAK, as depicted below.

Kinome illustration reproduced courtesy of Cell Signaling Technology, Inc. (CSTI) (www.cellsignal.com). Each branch of the dendogram represents an individual human kinase. The foregoing website is maintained by CSTI.

The selectivity index (SI) is defined as the kinase IC50 value divided by the lowest IC50 value (0.071 nM) from the inhibition against the ROS1 kinase and is depicted by the size of the circles in the figure above. The largest circle is for ROS1 with SI = 1, followed by kinases with 1< SI <10 (TRKA, TRKB and TRKC), 10< SI <20 (ALK, JAK2, and SRC family member FYN), and 20< SI <250 (SRC family members LYN, YES1, FGR and SRC; TXK, ARK5, DDR1 and FAK). Based on the selectivity profile, we believe repotrectinib will be able to target ROS1 and TRK family members with high potency, and target JAK2, some SRC family members and FAK with moderate potency. According to a 2015 review article, selective multi-targeted kinase inhibitors with a favorable safety profile may be more suitable for cancer treatment, which we believe is due to their activity against redundant signaling pathways mediated by different kinases. Repotrectinib inhibits JAK2, SRC and FAK leading to the modulation of STAT3 signaling, one of the major signaling pathways that is common for both intrinsic and acquired resistance. We believe the inhibition of JAK2, SRC and FAK may lead to a longer duration of response for patients treated with repotrectinib.

Market Opportunity

An estimated 1.8 million people are projected to die of lung cancer in 2018, the leading cause of cancer-related death globally. Metastatic NSCLC and advanced solid tumors are serious diseases for which the five-year survival rates range from 5-30% and 3-38%, respectively. While currently approved

TKIs have improved the five-year survival rates, there remains a significant opportunity for a new generation of TKIs that address the shortcomings of current therapies. These shortcomings include:

•	the inability to achieve a response, or limited durability of response, caused by intrinsic or acquired resistance;

•	toxicities that limit dosage levels and duration of treatment; and

•	an inability to combine with other anti-cancer agents because of cumulative toxicities.

There are currently two approved TKIs for each of the primary patient populations targeted by our lead drug candidate, repotrectinib. Xalkori (crizotinib) and Rozlytrek (entrectinib) are approved for patients with metastatic ROS1+ NSCLC, and Vitravki (larotrectinib) and Rozyltrek (entrectinib) are approved for patients with metastatic solid tumors that have an NTRK gene fusion (NTRK+ advanced solid tumors) without a known acquired resistant mutation. Each of these currently approved TKIs has shown treatment resistance, including emerging resistant mutations, and toxicities that can limit duration of treatment.

Key limitations of crizotinib are its limited activity within the CNS and its overall safety profile. In addition, key limitations for entrectinib for ROS1+ NSCLC patients include that it has shown to be ineffective in patients who had systemic progression with prior crizotinib treatment and its overall safety profile. Additionally, Grade 3 or Grade 4 ALT or AST elevations have been reported following treatment with many TKIs including crizotinib, entrectinib and larotrectinib.

There continues to be a growing number of acquired resistant mutations in patients previously treated with TKIs. Most of the currently approved or investigational ROS1 and TRK kinase inhibitors have an extra chemical group, or motif, extending to the solvent front that leaves them susceptible to solvent front mutations. The most common solvent front mutation in the ROS1 kinase, G2032R, was reported in 2017 from a single institution in 41% of patients who experienced progressive disease while taking crizotinib. In addition, emerging solvent front mutations, such as TRKA G595R, TRKC G623R and TRKC G623E, have been reported in NTRK+ solid tumors after treatment with larotrectinib and entrectinib. Currently, there are no FDA-approved TKIs that can overcome solvent front mutations for the ROS1 or TRK kinases. Given the incidence of these resistant mutations, there continues to be a high unmet medical need to develop novel therapies that can overcome intrinsic and acquired resistance, such as the development of solvent front mutations.

TRIDENT-1 Phase 1/2 Trial

In February 2017, we initiated the Phase 1, dose escalation portion of TRIDENT-1, which includes three parts:

•	Phase 1a (completed, n=44);

•	Phase 1b (completed, n=28); and

•	Phase 1c (completed, n=21).

Repotrectinib is being administered in continuous 28-day cycles across multiple dose levels, as set forth in the table below. In Phase 1a, repotrectinib was given under defined fasting conditions. In Phase 1b, the first dose of repotrectinib was given with either a high-fat, high-calorie meal or under defined fasting conditions and then switched to the opposite on the second dose with repotrectinib given either under defined fasting conditions or with a high-fat, high-calorie meal to evaluate the effect of food on the pharmacokinetics of repotrectinib. After the second dose, all other doses were given under defined fasting conditions. In Phase 1c, repotrectinib was given continuously with a standard meal. In parallel, a midazolam drug-drug interaction (DDI) study is ongoing and will enroll six patients at our Phase 2 dose of repotrectinib. Enrollment has been completed in Phase 1a, 1b and 1c and is ongoing in the midazolam DDI study. A total of 23 patients were still on treatment as of the July 22, 2019 data-cut off.

	Dose	Patients (n)
Phase 1a Completed Enrollment (Fasted Dosing)	40 mg QD	6
	80 mg QD	6
	160 mg QD	8
	240 mg QD	10
	160 mg BID	12
	200 mg BID	2
Phase 1b Completed Enrollment (Single Dose with Food)	40 mg QD	7
	80 mg QD	6
	160 mg QD	15
Phase 1c Completed Enrollment (Dosing Continuously with Food)	120 mg QD 160 mg QD 160 mg QD for one week, 160 mg BID thereafter	3 6 12

As of the July 22, 2019 data cut-off, of the 12 patients treated in the last dosing cohort (160 mg QD for one week followed by 160 mg BID), one patient had only one post baseline scan and therefore could not be classified as a confirmed responder at the time of the data cut-off. In addition, six of the 12 patients are not evaluable for response in the efficacy evaluable population by BICR. This includes two recently enrolled TKI pretreated patients with ROS1+ advanced NSCLC and one TKI naïve TRK+ patient with advanced thyroid cancer who have yet to have a post baseline scan, one ROS1+ gastric cancer patient, and two ROS1+ NSCLC patients (one TKI naïve; one TKI pretreated) who discontinued treatment prior to a post baseline scan. There have been no additional patients enrolled in the Phase 1c portion of TRIDENT-1 since the July 22 data cut-off date as the Phase 1 study is nearing completion pending completion of enrollment in the midazolam DDI portion of the study.

The primary objective of the Phase 1 portion of TRIDENT-1 was to determine the maximum tolerated dose (MTD), and a recommended Phase 2 dose of repotrectinib. The safety endpoints of the Phase 1 portion included evaluating the DLTs and adverse events. The secondary endpoint of the Phase 1 portion was confirmed ORR by BICR, using RECIST v1.1.

Key inclusion criteria include: histologically or cytologically confirmed diagnosis of locally advanced or metastatic solid tumors, including non-Hodgkin Lymphoma (Stage IV, as classified by AJCC v.7) that harbor an ALK, ROS1, NTRK1, NTRK2, or NTRK3 gene fusion determined by local testing; Eastern Cooperative Oncology Group (ECOG) Performance Status 0-1 (able to conduct full (0) or light (1) daily activities); Age ≥18; prior chemotherapy and/or immunotherapy permitted; at least one measurable target lesion (including central nervous system only) according to RECIST v1.1. Key exclusion criteria include: symptomatic brain metastases; major cardiovascular history in the past six months; or history of prolonged QTc interval.

Solid tumors are measured by CT or MRI scan, as assessed according to RECIST v1.1, at baseline, at the end of the second cycle, after every two cycles up to cycle 18, and then every three cycles up to cycle 36. If an initial response is determined, confirmation of response requires a subsequent CT or MRI scan, generally four weeks later.

As of the July 22, 2019 data cut-off, a total of 93 patients have been treated across nine dose cohorts ranging from 40 mg QD to 240 mg QD, 160 mg BID and 200 mg BID, and additional Phase 1c cohorts of 120 mg QD, 160 mg QD, and 160 mg QD with dose escalation to 160 mg BID after 7 days of treatment if no DLTs were observed with repotrectinib given continuously with food. Median age was 54.0 years old (range 18 to 79, 21.5% were 65 years old and over), and 67.7% had ECOG Performance Status of 1. A significant majority (83%) of patients with advanced solid tumors were diagnosed with NSCLC. Other patients with the diagnosis of glioblastoma, renal cell carcinoma, liver cancer, soft tissue sarcoma, melanoma, salivary gland, gallbladder, thyroid, head and neck, uterine, and inflammatory myofibroblastic cancer were also enrolled. All patients with advanced solid tumors had received prior TKIs or chemotherapy treatment without any enrollment restrictions regarding the number of prior therapies. The following table summarizes the disease characteristics of the patients in the Phase 1 portion of TRIDENT-1 as of the July 22, 2019 data cut-off.

Disease Characteristics
Overall Patient Population	n=93(1)
Number of Patients with Baseline CNS Metastases	n=37(2) (40%)

	# of Prior TKIs Median (Min, Max)	# of Prior Lines of Chemotherapy Median (Min, Max)
ROS1+ Advanced Solid Tumors (n=52)	1 (0, 3)	1 (0, 8)
NTRK+ Advanced Solid Tumors (n=10)	0 (0, 2)	1 (0, 2)
ALK+ Advanced Solid Tumors (n=31)	2 (0, 4)	1 (0, 6)

(1)	Overall patient population includes: 52 (56%) ROS1+ patients; 10 (11%) NTRK+ patients; and 31 (33%) ALK+ patients
(2)	50% (20/40) for ROS1+ advanced NSCLC patients by investigators’ assessments including measurable and non-measurable CNS metastases

The protocol-defined analysis populations were:

•	Safety Analysis Population (n=93): Includes all patients who received at least one dose of repotrectinib; and

•

BICR Evaluable Population (n=70): Includes all patients who received at least one dose of repotrectinib; had a baseline tumor assessment with measurable disease; and had at least one post-baseline tumor assessment.

Patient numbers within each of these populations are shown in the following table.

	ROS1+	NTRK+	ALK+	Total
Safety Analysis Population	52	10	31	93
Response Evaluation Population (BICR)	43	5	22	70
Advanced NSCLC	40	1	19	60
Other Advanced Solid Tumors	3	4	3	10

Preliminary Clinical Data From TRIDENT-1

In May 2019, we reported preliminary safety, tolerability and efficacy data with repotrectinib in patients with ROS1+ advanced NSCLC. Based on the encouraging clinical activity, we are initially pursuing a path to registration for both ROS1+ advanced NSCLC and NTRK+ advanced solid tumors.

As of the July 22, 2019 data cut-off, a total of 93 patients had been dosed, 23 patients were still on treatment, and the MTD had not been reached. Of the 93 patients, 40 of 52 with ROS1+ advanced NSCLC and five of 10 with NTRK+ advanced solid tumors were evaluable by BICR. All patients received at least one dose of repotrectinib across nine dose cohorts ranging from 40 mg QD to 200 mg BID.

The median age of these 40 ROS1+ advanced NSCLC evaluable patients was 57.0 years (range, 30 to 79), 65% were female, and 53% were Asian. CNS metastases were reported in 20 (50%) at baseline. The median number of prior ROS1 TKIs in the 29 (73%) pretreated patients was one (range, one to three). Of the 29 patients, 18 were treated with one prior TKI (of which 12 were treated with crizotinib), seven were treated with two prior TKIs, and four were treated with three prior TKIs. There were 34 (85%) patients treated with at least one prior chemotherapy.

The clinical efficacy data summarized below focuses on the results from the ROS1+ advanced NSCLC patient population and the smaller population of evaluable NTRK+ advanced solid tumor patients.

The median follow-up time for the 40 patients with ROS1+ advanced NSCLC on study was 19.2 months (20.1 months in TKI-naïve; and 7.3 months in TKI-pretreated). Since the last data cut-off of March 4, 2019, the median follow-up time has decreased for the TKI-pretreated patients given that multiple patients were recently enrolled. All responses observed in this patient population were confirmed PRs by RECIST v1.1 (one patient had a confirmatory scan after 23 days). The median time to response for the 40 patients with ROS1+ advanced NSCLC was 1.7 months (range, 1.5 – 7.0 months) (1.7 months in TKI-naïve; and 1.6 months in TKI-pretreated).

TKI-naïve ROS1+ advanced NSCLC evaluable population (n=11)

In the TKI-naïve ROS1+ advanced NSCLC evaluable population (11/11 evaluable), 11 patients were treated across six dose escalation cohorts. All patients in this population had prior chemotherapy (ranging from one to three lines of chemotherapy). The confirmed ORR by BICR was 91% (10/11) (95% CI, 59 to 100) across all six dose levels, with six of seven (86%) patients achieving a confirmed PR at our Phase 2 dose of 160 mg QD or above, which includes one patient who initially started repotrectinib at 120 mg QD but escalated to 160 mg QD before responding 21 days later.

The median duration of response for the 10 confirmed responders is not mature to report, with five of 10 (50%) responding patients remaining in response at 3.7+, 14.8+, 16.4+, 17.6+, and 23.3+ months. Of the five patients no longer in response, four had events of progressive disease, and one patient was censored off treatment prior to progression. The probability of DOR ≥ 18 months is 65% (based on Kaplan-Meier estimation).

Of the 11 TKI-naïve patients, three patients had measurable CNS metastases, and of the three patients, the confirmed IC-ORR was 100% (3/3) (95% CI, 29 to 100), with all three patients with measurable CNS metastases also achieving a confirmed extracranial response. Of these three patients, two remained in a response 14.8+ and 17.6+ months at the time of the data cut-off and one patient progressed at 23.1 months but remained on treatment for 25.7+ months at the time of the data cut-off. The CBR, including those who achieved stable disease for at least two cycles or a confirmed partial or complete response, was 100% (11/11) (95% CI, 72 to 100), as shown below.

--At and below dashed -30% line represents a response, at and above dashed 20% line represents PD, and the area between the two dashed lines represents stable disease of target lesions

TKI-pretreated ROS1+ advanced NSCLC evaluable population (n=29, which includes patients with up to three prior TKIs)

In the TKI-pretreated ROS1+ advanced NSCLC evaluable population, the confirmed ORR among patients treated with one or two prior TKIs was 36% (9/25) (95% CI, 18 to 57). Twenty-three of 29 patients (79%) had prior chemotherapy either before or after their ROS1 TKI and prior to starting repotrectinib. Eighteen of 29 patients (62%) had one prior TKI, 12 (67%) of which had crizotinib as their only prior TKI.

Across all dose levels, in TKI-pretreated ROS1+ advanced NSCLC patients treated with one prior TKI, the confirmed ORR was 39% (7/18) (95% CI, 17 to 64). At our Phase 2 dose of 160 mg QD or above, 55% (6/11) of patients previously treated with one prior ROS1 TKI achieved a confirmed PR as shown below. Additionally, 57% (4/7) of patients previously treated with crizotinib as their only prior ROS1 TKI at our Phase 2 dose of 160 mg QD or above achieved a confirmed PR.

--At and below dashed -30% line represents a response, at and above dashed 20% line represents PD, and the area between the two dashed lines represents stable disease of target lesions

Of the seven patients treated with two prior TKIs, two (29%) (95% CI, four to 71) achieved a confirmed PR, with both patients treated at 160 mg QD and above and were remaining in response for 3.7+ months at the time of the data cut-off. One of the two responders achieved a CR that is yet to confirm and is currently classified as a confirmed PR. In addition to the two new confirmed responders, one additional patient treated at 160 mg QD initially who dose escalated to 160 mg BID only had one post baseline scan at the time of the data cut-off, which showed a CR but is currently classified as being in stable disease until a confirmatory scan is performed. Given there are no approved TKIs for patients previously treated with crizotinib or entrectinib, let alone two prior TKIs, this is clinically meaningful despite the small sample size.

--At and below dashed -30% line represents a response, at and above dashed 20% line represents PD, and the area between the two dashed lines represents stable disease of target lesions

Four heavily pretreated patients received three prior ROS1 TKIs with two patients who achieved stable disease and remain on treatment at 3.6+ and 21.6+ months. These patients are not eligible for the ongoing TRIDENT-1 Phase 2 registrational study.

At the time of the data cut-off, of the nine responders within the ROS1+ TKI pretreated patient population, two patients had DORs of 4.4 and 13.0 months and despite progression, remained on treatment for 21.2 and 22.0 months, respectively. Two patients were censored early despite remaining in response at the time of discontinuing treatment (one due to clinical progression and one due to withdrawal of consent). The remaining five patients have DORs ranging from 3.7+ months to 11.1 months and remain on treatment ranging from 5.5+ months to 19.3+ months.

Four out of five TKI-pretreated patients with measurable CNS disease at baseline were treated with one prior TKI and the confirmed IC-ORR in these patients was 75% (3/4) (95% CI, 19 to 99), with 80% (4/5) of patients treated with any number of prior TKIs showing tumor regressions. The CBR in ROS1 TKI-pretreated ROS1+ advanced NSCLC patients treated with one prior TKI was 78% (14/18) (95% CI, 52 to 94), which is clinically meaningful for patients with limited treatment options.

In the 29 TKI-pretreated ROS1+ advanced NSCLC evaluable patients, 23 were pretreated with crizotinib. Seven of the 23 (30%) evaluable patients who were crizotinib-pretreated were found to have the common ROS1 G2032R solvent front mutation. Tumor regressions were observed in all seven crizotinib-pretreated patients who had a ROS1 G2032R solvent front mutation. Three of the seven (43%) patients with the ROS1 G2032R solvent font mutation achieved a confirmed PR, each of whom, were treated at 160 mg QD or higher.

•

One of the two patients was previously treated with crizotinib for 13 months and achieved stable disease as the best response while on crizotinib. While on repotrectinib, this patient achieved a confirmed PR and had a DOR of 4.4 months and remained on treatment for 21.2 months.

•

The second patient had been previously treated with crizotinib for over 20 months (best response unknown) and achieved a confirmed PR with repotrectinib and had a DOR of 5.5+ months and remains on treatment at 7.6+ months at the time of the data cut-off.

•	The third patient who achieved a confirmed PR was treated with two prior TKIs and, while on repotrectinib, had a DOR of 3.7+ months and remained on treatment for 5.6+ months.

Given the preliminary antitumor activity of repotrectinib in ROS1+ advanced NSCLC patients and the lack of approved ROS1 targeted therapies in ROS1 TKI-pretreated patients, we believe repotrectinib represents a potential therapeutic option, especially for those patients who have a difficult-to-treat ROS1 G2032R solvent front mutation as shown below.

--At and below dashed -30% line represents a response, at and above dashed 20% line represents PD, and the area between the two dashed lines represents stable disease of target lesions

Duration of Treatment with Repotrectinib in ROS1+ Advanced NSCLC Patients

Of the 40 evaluable patients with ROS1+ advanced NSCLC who received treatment with repotrectinib, 45% (18/40) remained on treatment as of the July 22, 2019 data cut-off. The primary reason for treatment discontinuation was radiologic or clinical disease progression (18 patients). Two patients discontinued repotrectinib due to an adverse event; one was a DLT of Grade 3 hypoxia and dyspnea at a dose of 160 mg BID and the other was a patient with ROS1+ NSCLC initially treated at 120 mg QD who escalated to 160 mg BID due to disease progression 30 days prior to the event of Grade 5 TEAE respiratory failure reported as related to disease progression and not treatment related. We believe that the duration of treatment for the ROS1+ advanced NSCLC patient population, which is shown in the chart below, is supportive of the overall tolerability of repotrectinib given the duration of treatment for many patients (both those who have not yet progressed, and those who have continued repotrectinib after progression). Eighteen of the 40 (45%) patients remained on treatment, with 11 patients on treatment for more than 18 months (of which eight remained on treatment as of the data cut-off), including three patients on treatment for more than 24 months (of which two remained on treatment as of the data cut-off). Seven of the 11 (64%) TKI-naive patients (range, 8.8+ to 25.7+ months) and eleven of the 29 (38%) TKI-pretreated patients (range, 2.0+ to 23.0+ months)

remained on treatment as of the data cut-off date. Since the July 22, 2019 data cut-off date, a 70 year old ROS1+ NSCLC patient with CNS disease and a past history of vertigo, pulmonary embolism and a cerebrovascular accident who was dosed at 160 mg QD discontinued repotrectinib on Cycle 10 day 8 due to a Grade 3 treatment related adverse event of syncope that resolved after treatment discontinuation.

Interim Safety Results

As of the July 22, 2019 data cut-off, repotrectinib continued to be generally well tolerated. The majority of TEAEs were Grade 1 or Grade 2. The following table shows the most common TEAEs (related and unrelated to treatment) occurring in >10% of patients in the total of 93 treated patients, as well as the infrequent Grade 3 treatment related AEs (TRAEs). The most common TEAE reported was dizziness in 54 patients of whom 43 (80%) reported the event at a maximum of Grade 1. There were no reported cases of Grade 4 TRAEs.

	TEAES			TRAEs
Most common (>10%) (n=93)	All Grades n (%)	Grade 3 n (%)	Grade 4[1] n (%)	Grade 3 n (%)	Grade 4 n (%)
Dizziness	54 (58.1)	3 (3.2)		3 (3.2)	—
Dysgeusia	45 (48.4)
Anemia	28 (30.1)	11 (11.8)		3 (3.2)
Constipation	28 (30.1)
Fatigue	28 (30.1)	2 (2.2)
Dyspnea (shortness of breath)	27 (29.0)	5 (5.4)	1 (1.1)	1 (1.1)
Paresthesia	27 (29.0)
Nausea	21 (22.6)	2 (2.2)
Cough	18 (19.4)
Pyrexia (fever)	17 (18.3)
Headache	15 (16.1)	1 (1.1)
Vomiting	13 (14.0)
Ataxia	12 (12.9)
Myalgia	11 (11.8)
Upper respiratory tract infection	11 (11.8)
Abdominal pain	10 (10.8)
Muscular weakness	10 (10.8)	1 (1.1)
Pain in extremity	10 (10.8)	1 (1.1)

1	Additional Grade 4 TEAEs: cerebrovascular accident, influenza, hyperkalemia, bacterial pneumonia, sepsis (n=1 each), respiratory failure (n=2); none were determined to be related to treatment.
≠	Grade 5 TEAEs: respiratory failure (n=2), pneumonia, sepsis, sudden death (n=1 each); only the case of sudden death was determined to be possibly related to treatment by Sponsor.

There have been four DLT events: Grade 2 dizziness (n=1 at 160 mg BID), Grade 3 dizziness (n=2; 1 at 160 mg BID and 1 at 240 mg QD), and Grade 3 dyspnea and hypoxia (breathing difficulty) (n=1 at 160 mg BID). No cases of dizziness have led to treatment discontinuation. There have been no Grade 3 or Grade 4 ALT or AST elevations (elevated ALT and AST levels indicate liver damage).

Five Grade 5 TEAEs have occurred, with four, respiratory failure (n=2), pneumonia (n=1), and sepsis (n=1), determined to not be related to treatment and occurring during the 28 day-follow up period after treatment discontinuation. The four Grade 5 TEAEs that were determined to not be treatment related include: one patient with ROS1+ NSCLC initially treated at 120 mg QD who escalated to 160 mg BID due to disease progression 30 days prior to the event of Grade 5 TEAE respiratory failure reported as related to disease progression and not treatment related, one patient with NTRK+ angiosarcoma on the right leg with a pre-existing open wound infection on the left leg who was treated at 40 mg QD and developed Grade 5 sepsis and died seven days after stopping repotrectinib; one patient with ROS1+ NSCLC treated at 40 mg QD who developed Grade 5 respiratory failure due to disease progression five days after repotrectinib discontinuation; and one ROS1+ NSCLC patient who had a past medical history of pericardial tamponade prior to study entry and was previously treated with multiple rounds of chemotherapy/immunotherapy and crizotinib, who was initially treated at 160 mg QD and dose escalated to 160 mg BID, who developed worsening pneumonia and died 10 days after discontinuing repotrectinib. The fifth Grade 5 TEAE involved a patient with ALK+ NSCLC and a past medical history of diabetes, obesity and hypertension who was dosed at 240 mg QD of repotrectinib and experienced a Grade 5 event of sudden death on day 10 of cycle 1, which we determined to be possibly related to study treatment.

In addition, the table below outlines the overall dose modifications of repotrectinib for both TEAEs and treatment-related AEs, and includes permanent drug discontinuation, dose reductions, and dose interruptions, due to AEs (related and unrelated to treatment) as well as information on Serious Adverse Events (SAEs) in the 93 total treated patients as of the data cut-off. Overall, there is a very low incidence of dose modifications or serious adverse events that have been reported and classified as related to repotrectinib, which is another indication of its overall tolerability.

(n=93)
Number of Patients with Treatment-Emergent Adverse Events (n (%))
• Leading to Discontinuation of Study Drug	12 (12.9)
• Leading to Dose Reduction	12 (12.9)
• Leading to Drug Interruption	18 (19.4)

Number of Patients with Treatment-Related Adverse Events
• Leading to Discontinuation of Study Drug	3 (3.2)
• Leading to Dose Reduction	11 (11.8)
• Leading to Drug Interruption	5 (5.4)

Number of Patients with Treatment-Emergent Serious Adverse Events	33 (35.5)
Number of Patients with Treatment-Related Serious Adverse Events	3 (3.2)

Preliminary Efficacy Data in Patients with NTRK+ Advanced Solid Tumors Assessed by BICR

Within the Phase 1 portion of TRIDENT-1, the data for the NTRK+ advanced solid tumor patient population is limited, yet among the three evaluable NTRK+, TRK TKI-pretreated patients, a confirmed PR with a duration of response of 9.8 months was observed in one patient who was diagnosed with advanced salivary gland cancer, and was treated with multiple prior TKIs including crizotinib and entrectinib and developed a TRKC G623E solvent front mutation prior to treatment with repotrectinib. The patient remained on repotrectinib treatment for 17.9 months, and then discontinued treatment due to disease progression and subsequently received additional chemotherapy with no response. In January 2019, the patient began receiving repotrectinib again on a compassionate use basis and as of August 2019 was in an unconfirmed PR per RECIST v1.1 and has remained on repotrectinib for 7.2+ months as of August 13, 2019.

The data within the NTRK+ solid tumor patient population that had not received prior TRK TKIs is limited to two evaluable patients: one who had glioblastoma and achieved stable disease as the best response, and since the last data cut-off in March 2019, a TKI naive TRK+ patient with advanced thyroid cancer treated at 160mg QD who achieved a confirmed PR with a duration of 3.8+ months and who remained on treatment for 5.5+ months at the time of the July 22, 2019 data cut-off. One additional patient with angiosarcoma who had a dramatic initial response on skin lesions but was not evaluable for response due to death from sepsis (not related to treatment) within the second cycle.

Preliminary Efficacy Data in ALK+ Patients Assessed by BICR

Of the 22 heavily pretreated evaluable ALK+ patients, six achieved stable disease as their best response and no PRs were observed. Based on the lack of responses at the evaluated dose levels, we will not enroll ALK+ NSCLC patients in the Phase 2 portion of TRIDENT-1.

Repotrectinib Clinical Development Plan

TRIDENT-1 Phase 1/2 Clinical Trial

Repotrectinib is being evaluated in TRIDENT-1, our ongoing Phase 1/2 clinical trial for the treatment of patients with ROS1+ advanced NSCLC and patients with ROS1+, NTRK+ or ALK+ advanced solid tumors. We initiated the clinical trial in February 2017 and it is being conducted at four sites in the United States and three sites in South Korea. A total of 93 patients were enrolled as of the July 22, 2019 data cut-off date. The FDA granted an orphan drug designation in June 2017 for the development of repotrectinib in metastatic NSCLC with adenocarcinoma histology.

Key inclusion criteria for the Phase 2 portion of TRIDENT-1 are the same as those used in the Phase 1 portion, with the exception of: Age ≥12; no ALK+ NSCLC; and confirmation of gene fusion prior to enrollment. The Phase 1 portion of TRIDENT-1, enrolled patients on the basis of laboratory-developed tests by the local sites. However, a prototype companion diagnostic has been developed and validated, and is being used as a clinical trial assay for the Phase 2 portion of the trial. The clinical trial assay will prospectively identify patients harboring a ROS1+, NTRK+ or ALK+ gene fusion and thus determine molecular eligibility prior to enrollment into the Phase 2 portion of TRIDENT-1. We received investigational device exemption from the FDA for our clinical trial assay, in May 2019, which allows its use as an investigational device in the Phase 2 portion of TRIDENT-1 and supports a future PMA application to the FDA.

The Phase 2 portion of TRIDENT-1 is our single-arm clinical trial in approximately 310 total patients to support the registration of repotrectinib in patients with ROS1+ advanced NSCLC and NTRK+ advanced solid tumors. The trial will evaluate repotrectinib as a single agent at the recommended Phase 2 dose and is enrolling patients across six patient expansion cohorts with ROS1+ advanced NSCLC (EXP-1, EXP-2 and EXP-3), ROS1+ or ALK+ advanced solid tumors (non-NSCLC) (EXP-4), and NTRK+ advanced solid tumors (EXP-5 and EXP-6). The trial design for the Phase 2 portion of TRIDENT-1 is illustrated in the following figure.

EXP-1, EXP-4, and EXP-5 will enroll patients who have not been previously treated with a TKI, whereas EXP-2, EXP-3, and EXP-6 will enroll patients who have been previously treated with one or two TKIs. All patients in the Phase 2 portion of TRIDENT-1 will receive repotrectinib orally at a starting dose of 160 mg QD for the first 14 days of treatment, after which the dose may be increased to 160 mg BID based on patient tolerability, for 28 consecutive days in repeated four-week cycles.

The primary objective is to determine the confirmed ORR based on BICR as assessed by RECIST v1.1. Patients will be evaluated by either CT or MRI every two cycles and responses will be confirmed approximately four weeks after initial response determination. A CT or MRI scan will be performed at the end of treatment. Patients are able to continue treatment after documented disease progression, provided the patient is deriving clinical benefit. Patients discontinuing study treatment will enter the survival follow-up period and remain on trial until death, loss of follow-up, or withdrawal of consent, whichever occurs first. The key secondary objectives of the trial include intracranial tumor response and duration of response. In December 2018, we completed an End of Phase 1 Meeting with the FDA during which we received feedback on TRIDENT-1 and guidance on the design of the Phase 2 portion:

•

EXP-1. The current single-arm design could support either accelerated or standard approval. A minimum duration of follow up of at least 12 months from the onset of response for all responding patients would be required to support standard approval.

•	EXP-2 and EXP-3. The current single-arm design could support accelerated approval in the context of available therapy at the time of submission.

•	EXP-4. This will be an exploratory cohort.

•

EXP-5 and EXP-6. The current single-arm design could support approval with a minimum of five distinct tumor types evaluated. A minimum duration of follow up of at least 12 months from the onset of response for all responding patients would be required.

Potential approval by the FDA will be based on the totality of the evidence related to ORR and duration of response, as well as overall risk-benefit assessment.

We are planning an early interim data read-out from initial patients from some of the registrational cohorts within the Phase 2 portion of TRIDENT-1 in the second half of 2020.

Pediatric Strategy

Beyond TRIDENT-1, we plan to conduct a Phase 1/2 single arm, open label, multi-center, dose-escalation, safety, pharmacokinetics and pharmacodynamics clinical trial of repotrectinib in pediatric patients with ROS1+, NTRK+ or ALK+ advanced solid tumors. The Phase 1 portion of this trial will be a dose finding study in patients aged 4 years to 11 years old. The Phase 2 portion is anticipated to enroll patients into likely 3 separate cohorts based on the identified oncogenic driver and prior treatment, (1) NTRK+ TKI-naïve, (2) NTRK+ TKI-pretreated and (3) Other TRK, ALK, ROS genetic alterations not otherwise specified. The final design, including sample size and statistical assumptions, is being finalized. We plan to initiate this trial in the second half of 2019.

To date, repotrectinib has been administered to two pediatric patients under a single patient use program. This first was a six-year-old pediatric patient with a retroperitoneal infantile fibrosarcoma harboring an RBPMS-NTRK3 fusion on a single patient use basis. The patient did not respond to initial treatment with multi-agent chemotherapy. He subsequently received larotrectinib and continued on therapy for 8.5 months but was discontinued due to progressive disease and found to have developed a solvent front mutation (TRKC G623R) on re-biopsy. The patient was subsequently treated with the investigational agent LOXO-195 followed by radiation therapy. However, the patient rapidly experienced disease progression. The patient was then treated with repotrectinib beginning December 24, 2018, achieved disease stabilization until late March 2019, but subsequently progressed and passed away in April 2019. The second patient is a 14-year-old pediatric patient with advanced glioblastoma multiforme previously treated with both larotrectinib and LOXO-195 who began repotrectinib on May 28, 2019 at a dose of 160 mg QD and dose escalated to 160 mg BID. As of July 22, 2019, the patient has an unconfirmed partial response based on RECIST criteria.

Combination Strategy

We are currently evaluating multiple combination regimens for repotrectinib based on preclinical findings, including a potential combination with osimertinib. Osimertinib is the current standard of care for first-line treatment of patients with metastatic NSCLC whose tumors have an EGFR exon 19 deletion or exon 21 L858R mutation, as well as EGFR T790M mutation-positive NSCLC whose disease has progressed on or after EGFR TKI therapy. STAT3, a key member of the intracellular transcription factor STAT family, has been recognized as a key oncogenic factor that drives tumor development and progression. Growing evidence supports STAT3 signaling as a molecular mediator of resistance to anti-EGFR therapy and a potential biomarker for patient response to EGFR targeted treatment regimens. Oncogenic proteins such as SRC and the Janus family kinases (JAK) are able to drive STAT3 activity. Therefore, targeting STAT3 signaling either directly or indirectly via inhibition of SRC and JAK may help to overcome treatment resistance. We believe these factors support the development of repotrectinib, which targets SFKs and JAK, in combination with EGFR targeted agents such as osimertinib. We are working with our key investigators to finalize the design of a combination clinical trial for repotrectinib.

Key Preclinical Data for Repotrectinib

Repotrectinib demonstrated high potency against fusion ROS1 and emerging resistant mutations

ROS1 fusion genes have been identified as oncogenic drivers in many malignancies, especially NSCLC. Crizotinib is the only approved treatment for metastatic ROS1+ NSCLC. The efficacy of crizotinib varies among different types of ROS1 fusion partners in patients with metastatic ROS1+ NSCLC. The most common fusion, CD74-ROS1, is associated with a higher rate of brain metastases and shorter overall survival. Unfortunately, the emergence of drug resistance to crizotinib and other ROS1-targeted investigational TKIs represents a major treatment limitation. The most common solvent front mutation in the ROS1 kinase, G2032R, was reported in 2017 from a single institution in 41% of patients who experienced progressive disease while taking crizotinib. The ROS1 L2026M gatekeeper mutation has also been reported.

The activity of repotrectinib against multiple ROS1 fusions and corresponding resistant mutations was evaluated using our in-house engineered Ba/F3 cell lines, as shown in the table below. Overall, repotrectinib demonstrated a strong inhibition profile, as reflected by low IC50 values, against wild-type and mutant ROS1 fusions when compared to many other ROS1 TKIs. IC50 represents the concentration needed to inhibit 50% of the activity of targeted tumor cells, with lower numbers reflecting higher potency. These data support the belief that repotrectinib can potentially be a best-in-class ROS1 TKI that effectively targets fusion and mutated fusion ROS1 kinases.

	Ba/F3 Cell Proliferation Assay IC50 (nM)
	No Kinase Domain Mutation				ROS1 G2032R				ROS1 L2026M
Inhibitor(1)	CD74- ROS1	SDC4- ROS1	EZR- ROS1	TPM3- ROS1	CD74- ROS1	SDC4- ROS1	EZR- ROS1	TPM3- ROS1	EZR- ROS1	TPM3- ROS1
Repotrectinib	<0.2	0.2	<0.1	<0.1	3.3	3	5	16.3	<0.2	<0.1
Crizotinib	14.6	19.6	19.4	31.1	266.2	4661	660	500.6	95.6	236.2
Lorlatinib	0.2	0.3	0.2	0.3	160.7	352.9	190.5	434.9	1.6	1.9
Entrectinib	10.5	ND	1.5	9.4	1813	ND	2947	1093	13.3	40.7
Ceritinib	42.8	59.8	33.1	105	1391	1883	885.8	543.7	12.6	66.5
Brigatinib	21	38.7	25.8	61	1172	1473	360.6	3000	24.4	41.3
Cabozantinib	0.5	3	0.4	4.5	11.3	169.4	39.5	60.7	3.4	12.6
Ensartinib	39.5	ND	118.6	433.1	371.8	ND	1757	4814	543.3	1463

ND: Not determined

(1)

Other than repotrectinib, data based on evaluation of comparable proxy chemical reagent purchased from commercial sources rather than obtained from the pharmaceutical company developing the kinase inhibitor

In addition, in xenograft tumor model studies, repotrectinib resulted in tumor regression in tumors carrying ROS1 fusion genes with or without a solvent front mutations, as depicted in the following figures.

Antitumor effect of repotrectinib in a patient-derived xenograft model of lung cancer with the CD74-ROS1 fusion gene	Antitumor effect of repotrectinib in a Ba/F3 cell-derived xenograft model with the CD74-ROS1 fusion gene	Antitumor effect of repotrectinib in a Ba/F3 cell-derived xenograft model with the CD74- ROS1 G2032R mutation

Repotrectinib demonstrated high potency against TRK resistant mutations

Oncogenic TRKA/B/C fusions are identified in multiple cancer types in adults and children. While TRK inhibitors have demonstrated significant efficacy in patients with these cancers, acquired resistant mutations can occur. Next-generation TRK inhibitors targeting both wildtype and mutant TRK fusions can address this unmet need. Repotrectinib was designed to potently inhibit wildtype TRKs and overcome resistant mutations. We compared the anti-proliferative activity of first-generation (larotrectinib/entrectinib) and next-generation (LOXO-195) TRK TKIs to repotrectinib in repeat preclinical studies using our in-house engineered Ba/F3 cells expressing wildtype or mutated TRKs, as shown in the table below. In Ba/F3 cells with NTRK fusion genes, repotrectinib was more potent than both larotrectinib and LOXO-195 against wildtype, solvent front mutations, gatekeeper mutations, and the compound mutation TRKA G595R/F589L (the simultaneous presence of two or more mutations in the same TRK kinase can often lead to resistance and is more difficult to treat).

	Ba/F3 Cell Proliferation Assay IC50 (nM)
	LMNA-TRKA					ETV6-TRKB		ETV6-TRKC
TRK Inhibitor(1)	WT	G595R	G667C	F589L	G595R/ F589L	WT	G639R	WT	G623R	G623E	F617I
Repotrectinib	<0.1	0.2	9.2	<0.2	13.7	<0.1	1.7	<0.2	1.0	0.6	<0.2
LOXO-195	4.6	15.1	94.9	26.5	480.8	1.4	20.8	4.0	23.9	36.1	40.9
Larotrectinib	18.9	2817	1863	597	>10000	28.2	2500	41.4	7500	1486	4000
Entrectinib	0.4	711	186.7	<0.2	1774	0.6	1577	0.8	1670	1500	54.9

WT:	Wildtype
(1)

Other than repotrectinib, data based on evaluation of each corresponding proxy chemical compound purchased from commercial sources rather than from the pharmaceutical company commercializing or developing the respective TRK inhibitor

As shown in the figures below, in xenograft tumor models, repotrectinib led to a change in tumor volume in tumors carrying wildtype or mutated TRK fusions and demonstrated greater antitumor activity than entrectinib and LOXO-195 when dosed at the same dose level. The difference in the change in tumor volume obtained with 15 mg/kg BID of repotrectinib versus entrectinib at the same dose level was statistically significant (p = 0.01) in the model carrying the wildtype LMNA-TRKA fusion (upper right figure). The change in tumor volume obtained with 30 mg/kg BID of repotrectinib versus LOXO-195 at the same dose level was also statistically significant in the models carrying mutated LMNA-TRKA fusion with the solvent front mutation TRKA G595R or gatekeeper/solvent front compound mutation TRKA F589L/G595R, as shown below (p=0.03, bottom left figure; and p=0.003, bottom right figure).

Antitumor effect of repotrectinib in a patient-derived xenograft model with the ETV6-NTRK3 fusion gene	Antitumor effect of repotrectinib and entrectinib in an NIH3T3 cell-derived xenograft model with the LMNA-TRKA fusion

Antitumor effect of repotrectinib and LOXO-195 in an NIH3T3 cell-derived xenograft model with the LMNA-TRKA fusion harboring the G595R solvent front mutation	Antitumor effect of repotrectinib and LOXO-195 in an NIH3T3 cell-derived xenograft model with the LMNA-TRKA fusion harboring the F589L/G595R compound mutation

Other than repotrectinib, data based on evaluation of each corresponding proxy chemical compound purchased from commercial sources rather than from the pharmaceutical company developing the respective kinase inhibitor

TPX-0022—A Novel MET/CSF1R/SRC Inhibitor

TPX-0022 is a multi-targeted (see table below) orally bioavailable Type I TKI with a novel three-dimensional macrocyclic structure that is being developed as a MET, CSF1R, and SRC inhibitor. TPX-0022 is currently being evaluated in an ongoing Phase 1 study in 120 patients with advanced solid tumors harboring genetic alterations in MET that was initiated in July 2019. The study is a standard dose-escalation design, starting at 20 mg daily, to determine the maximum tolerated dose, overall safety profile, and preliminary efficacy of TPX-0022. Upon determination of the recommended Phase 2 dose, the study would then evaluate multiple dose expansion cohorts for a targeted enrollment of approximately 120 patients. We are planning an interim data read-out for the Phase 1 study of TPX-0022 in patients with advanced solid tumors and MET alterations in the second half of 2020.

MET is a receptor tyrosine kinase. Hepatocyte growth factor (HGF) is the high-affinity natural ligand of MET. MET alterations, including point mutations, amplifications, fusions, exon 14 skipping, and the generation of HGF-MET autocrine loops have been reported in many cancers. MET amplification has been detected in up to 20% of NSCLC patients with EGFR mutations who acquired resistance to Iressa (gefitinib), Tarceva (erlotinib) or Tagrisso (osimertinib) treatment. In addition, autocrine and paracrine upregulation of HGF can limit the likelihood of response and duration of response achieved with the current investigational MET inhibitors in the clinic.

SRC and STAT3 can act cooperatively as upstream regulators of HGF expression, resulting in establishment of an HGF autocrine/paracrine loop, signal amplification, and an invasive phenotype. SRC inhibition may have the potential to reduce or abolish the upregulation of HGF via the modulation of STAT3 signaling.

Targeting CSF1R (colony stimulating factor 1 receptor) leads to the modulation of tumor associated macrophages (TAMs), which is a promising therapeutic strategy for TPX-0022 as a single agent or in combination with standard of care chemotherapy and immunotherapy in various solid tumors. Macrophages are cells in the immune system that generally detect and destroy diseased cells. TAMs, however, are macrophages that have a tumor-promoting function based on their capacity to secrete growth factors and suppress the immune system. Survival of TAMs is mediated by signaling through CSF1R.

As shown by the low IC50 values in the table below, TPX-0022 can potently inhibit MET, SRC and CSF1R in enzymatic and cell-based assays.

	Enzymatic IC50 (nM)			Cell Proliferation IC50 (nM)
Inhibitor(1)	MET	SRC	CSF1R	MKN45 (MET)	SNU5 (MET)	Ba/ F3 ETV6- CSF1R
TPX-0022	0.14	0.12	0.71	<0.2	<0.2	14
Capmatinib	0.20	ND	ND	<0.2	<0.2	ND
Crizotinib	4.0	ND	ND	10.5	2.8	ND
PLX-3397	ND	ND	ND	ND	ND	581

ND: Not determined

(1)

Other than TPX-0022, data based on evaluation of each corresponding proxy chemical compound purchased from commercial sources rather than from the pharmaceutical company commercializing or developing the respective kinase inhibitor

The kinase selectivity profile of TPX-0022 was evaluated against 157 kinases and the IC50s were determined against the hits from the kinase selectivity screen. The kinases with IC50 values less than 10 nM are listed below.

Enzyme	IC50 (nM)
TRKB	0.085
TRKC	0.13
TRKA	2.56
LCK	2.87
RAF1	2.87
ABL2/AGR	3.75
LYN	7.56
YES/YES1	9.81

In the cancer cell line- and patient-derived xenograft tumor models from gastric (MKN45 model), lung (LU2503 model) and liver (LI0612 model) cancers harboring MET amplification or MET exon 14 skipping mutations, TPX-0022 demonstrated antitumor activity and inhibition of MET phosphorylation in treated mice, as illustrated in the figures below.

Antitumor effect of TPX-0022 in the LI0612 patient-derived xenograft tumor model of hepatocellular carcinoma with MET gene amplification	Antitumor effect of TPX-0022 in the MKN45 cell-derived xenograft tumor model of gastric cancer with MET gene amplification

Antitumor effect of TPX-0022 in the LU2503 patient-derived xenograft tumor model of lung cancer with MET gene amplification and Exon 14 deletion	Inhibition of MET phosphorylation by TPX-0022 in the MKN45 cell-derived xenograft tumor model of gastric cancer with MET gene amplification

Increased levels of circulating CSF1 have been detected in many different human cancers and during treatment with a CSF1R inhibitor. Currently, there are multiple investigational small molecule CSF1R inhibitors, most of which are Type II TKIs that stabilize the kinase in the inactive conformation. PLX-3397, the most advanced CSF1R inhibitor in development, is one such Type II TKI. We observed in preclinical studies that increased levels of CSF1 reduced the potency of PLX-3397, which we believe may be due to a relative reduction of the presence of an inactive conformation of CSF1R. However, TPX-0022, a Type I TKI, continued to show potency in the presence of CSF1, as shown in the table below, which we believe may result in better antitumor activity.

		Cell Proliferation IC50 (nM)
Inhibitor	CSF1 (ng/mL)	0	0.3	1.0(1)	3.0	10.0	30.0	100
TPX-0022		0.3	3	11.6	78.2	84.1	180.8	174.5
PLX-3397(2)		<0.1	2	146.4	212.5	379.7	594.7	702.3

(1)	A 1 ng/mL concentration mimics typical conditions in advanced tumors
(2)	Data based on evaluation of corresponding proxy chemical compound purchased from a commercial source rather than from the pharmaceutical company commercializing or developing the inhibitor

As shown in the figure below, in preclinical MC38 syngeneic tumors in C57BL/6 mice, we have demonstrated potent CSF1R inhibitory activity of TPX-0022, which modulates TAMs and promotes a pro-inflammatory anti-tumor microenvironment.

TPX-0046—A Novel RET/SRC Inhibitor

TPX-0046 is a multi-targeted (see table below) orally bioavailable, Type I TKI with a novel three-dimensional macrocyclic structure that is being developed as a RET and SRC kinase inhibitor. We have submitted an IND for TPX-0046, and subject to clearance of the IND, plan to initiate a Phase 1 clinical trial of TPX-0046 for the treatment of advanced solid tumors with abnormal RET genes in the second half of 2019.

RET is a receptor tyrosine kinase (RTK). Constitutive activation of RET through gain-of-function mutations, amplifications and fusions have been found in multiple tumor types, including lung cancer, thyroid cancer and colon cancer. To date, two investigational RET inhibitors, BLU-667 and LOXO-292, have shown efficacy in patients with RET fusion positive NSCLC and thyroid cancer (medullary and papillary). In addition, multi-targeted TKIs that inhibit RET have been approved by the FDA in thyroid cancer. Due to its novel macrocyclic structure, we believe TPX-0046 has the ability to demonstrate clinical activity in both treatment-naïve patients and in patients that develop solvent front mutations. In addition, TPX-0046 has minimal activity against VEGFR kinases, the inhibition of which is often associated with cardiovascular toxicities such as hypertension.

The inhibition of the SRC kinase has the potential to reduce the recruitment of multiple receptor tyrosine kinases involved in bypass resistance and therefore increase the therapeutic effect seen with RET inhibitors. In addition, SRC family kinases (SFKs) regulate MTC cellular proliferation in vitro and mediate growth signals by increasing DNA synthesis and decreasing apoptosis (programmed cell death). Therefore, a dual inhibitor of RET and SRC represents a novel therapeutic strategy to target abnormal RET signaling in cancers.

The broad spectrum of inhibition by TPX-0046 against wildtype and mutated RETs in enzyme-based assays compared with proxy chemical compounds for BLU-667 and LOXO-292 in the same testing panel are summarized in the table below. Overall, TPX-0046 showed comparable or stronger potency against wildtype RET and many mutated RETs, except gatekeeper mutations V804M, V804L, and V804E.

RET Enzyme	TPX-0046 IC50 (nM)	BLU-667[a] IC50 (nM	LOXO-292[a] IC50 (nM)	RET Enzyme	TPX-0046 IC50 (nM)	BLU-667[a] IC50 (nM	LOXO -292[a] IC50 (nM)
RET-NCOA4	0.7	1.5	1.6	RET (G691S)	1.8	2.5	3.1
RET-CCDC6	0.5	0.8	0.9	RET (S904A)	0.9	1.2	1.6
RET-PRKAR1A	0.4	0.8	0.9	RET (L790F)	0.4	0.5	0.4
RET	1.0	1.7	1.9	RET (M918T)	0.3	0.5	0.4
RET (V778I)	0.1	0.3	0.4	RET (Y806H)	2.6	3.7	3.5
RET (Y791F)	0.4	0.8	0.8	RET (R813Q)	1.7	2.5	2.6
RET (S891A)	0.2	0.6	0.8	RET (A883F)	1.2	1.1	1.2
RET (R749T)	0.8	1.0	1.1	RET (V804M)(1)	8.1	2.8	4.6
RET (S904F)	0.5	0.6	0.7	RET (V804L)(1)	6.2	0.8	0.9
RET (E762Q)	1.0	1.6	1.8	RET (V804E)(1)	>1000	8.4	15.1

(1)	Gatekeeper mutation
[a]

Data for BLU-667 and LOXO-292 based on evaluation of each corresponding proxy chemical compound purchased from commercial sources rather than from the pharmaceutical companies developing the respective kinase inhibitor

The kinase selectivity profile of TPX-0046 was initially evaluated against 157 kinases and later evaluated against 374 kinases. The IC50s values presented below were determined against the hits from both kinase selectivity screens. The kinases with IC50 values less than 10 nM determined as an average of separate studies, are summarized in the table below.

Enzyme	IC50 (nM)
PEAK1	0.4
c-Src	0.98
ABL2/ARG	1.4
TXK	1.69
TRKC	1.76
FYN	1.94
FGFR2	1.96
LYN	2.03
MUSK	2.4
YES/YES1	2.64
HCK	2.71
FGR	3.1
FLT3	3.2
BMX/ETK	3.31
TRKB	3.35
DDR1	4.3
LCK	4.4
BTK	4.65
TIE2/TEK	5.6
JAK2	7.67
TRKA	7.77
FGFR1	9.75

In addition, the activity against other selected RTKs are summarized below which indicate TPX-0046 has minimal activity against VEGFR1/2/3.

Enzyme	IC50 (nM)
c-Kit	>1000
c-MET	>1000
EGFR	>1000
FLT1/VEGFR1	>1000
KDR/VEGFR2	>1000
FLT4/VEGFR3	513.30
IGF1R	>1000
PDGFRa	>1000
PDGFRb	>1000

TPX-0046 has also been evaluated in our in-house engineered Ba/F3 cell lines, as well as in commercially available TT and LC2/ad cell lines. In these cell-based assays, the approved RET inhibitor cabozantinib was used as a comparator. TPX-0046 potently inhibited the growth of Ba/F3 cells with the KIF5B-RET fusion gene, TT cells with the C634W mutation and LC2/ad cells with the CCDC6-RET fusion gene, as summarized in the table below. TPX-0046 also potently inhibited the proliferation of our in-house engineered Ba/F3 cells with the mutated KIF5B-RET fusion gene harboring the solvent front mutation RET G810R, but had less activity against the mutated KIF5B-RET fusion gene harboring the gatekeeper mutation RET V804M. Limited data is available regarding resistance mutations to investigational RET inhibitors, such as BLU-667 and LOXO-292. Although the RET G810R solvent front mutation has not yet been observed in the clinic, solvent front resistance (G810A) has been demonstrated and reported in 2016 in cell lines cultured with the RET inhibitor vandetanib. Currently there are no FDA-approved RET TKIs that can address resistance that may arise after these or other RET targeted agents.

	Cell Proliferation IC50 (nM)
Inhibitor	Ba/F3 KIF5B-RET WT	Ba/F3 KIF5B-RET G810R (Solvent front mutation)	TT(1) (RET C634W)	LC2/ad(2) (CCDC6-RET)	Ba/F3 KIF5B-RET V804M (Gatekeeper mutation)
TPX-0046	1.2	15.3	0.9	1	444
Cabozantinib(3)	142	1344	399	500	3400

(1)	TT is a stable cancer cell line derived from a human medullary thyroid carcinoma with a C634W mutation
(2)	LC2/ad is a stable cancer cell line derived from a human lung adenocarcinoma with the CCDC6-RET fusion gene
(3)	Data based on evaluation of corresponding proxy chemical compound purchased from a commercial source rather than from the pharmaceutical company commercializing or developing the kinase inhibitor

We have evaluated in a separate experiment the antiproliferation activities of TPX-0046 and proxy chemical compounds for LOXO-292 and BLU-667 in Ba/F3 cells expressing KIF5B-RET, KIF5B-RET V804M, KIF5B-RET Y806N, KIF5B-RET G810S or KIF5B-RET G810R. The results against the same cell lines by TPX-0046 may vary slightly among different experiments within acceptable experimental variations. Consistent with the RET enzymatic data, TPX-0046 generally showed comparable or stronger potency as compared to the proxy chemical compounds for BLU-667 and LOXO-292 in the Ba/F3 KIF5B-RET cell proliferation assay against wildtype RET and many mutated RETs, and less potency against the gatekeeper mutation RET V804M. A recent published preclinical study found the RET Y806N hinge mutation as a common resistance mutation to cabozantinib, lenvatinib and vandetanib. All three molecules (TPX-0046, as well as proxy compounds for LOXO-292 and BLU-667) showed potency against RET Y806N. As it relates to solvent front mutations and specifically G810A, G810S or G810R, we believe the ability of RET inhibitors to overcome these mutations will vary based on the size of the RET inhibitor’s structural motif at the solvent front area and its interference with the amino acid residues with the solvent front. Therefore, we predict that G810R, having the largest mutation as arginine (R), will be the most difficult to treat. TPX-0046 is shown to be the most potent compound in Ba/F3 KIF5B-RET G810R/S cell proliferation assays, whereas proxy chemical compounds for BLU-667 and LOXO-292 are shown to have minimal activity against the solvent front mutation RET G810R. The results are summarized below.

	Cell Proliferation IC50 (nM)
Inhibitor	Ba/F3 KIF5B-RET WT	Ba/F3 KIF5B-RET G810R (Solvent front mutation)	Ba/F3 KIF5B-RET G810S (Solvent front mutation)	Ba/F3 KIF5B-RET Y806N (Hinge mutation)	Ba/F3 KIF5B-RET V804M (Gatekeeper mutation)
TPX-0046	0.4	16.9	0.4	13.2	533
LOXO-292	0.2	568	62.8	13.5	23.4
BLU-667	0.7	749	4.9	22.1	1.1

Data for BLU-667 and LOXO-292 based on evaluation of each corresponding proxy chemical compound purchased from commercial sources rather than from the pharmaceutical companies developing the respective kinase inhibitor

As demonstrated by both the enzyme-based and the cell-based assay data above, TPX-0046 has shown strong potency against wildtype and many mutated RETs, although TPX-0046 is not as potent against RET gatekeeper mutations when compared to wildtype and the solvent front mutation G810R.

In addition, TPX-0046 has shown dose-dependent inhibition of tumor growth in cancer cell- and patient-derived tumor models, as shown in the figures below.

Antitumor effect of TPX-0046 in the CR1520 patient-derived xenograft model of colorectal cancer with the NCOA4-RET fusion gene	Antitumor effect of TPX-0046 in a Ba/F3 cell-derived xenograft tumor model with the KIF5B-RET fusion harboring the G810R mutation

Antitumor effect of TPX-0046 in a TT cell-derived xenograft tumor model of medullary thyroid carcinoma with the RET C634W mutation	Antitumor effect in a Ba/F3 cell-derived xenograft tumor model of lung cancer with the KIF5B-RET fusion gene

To further support the activity of TPX-0046 against the solvent front mutation G810R, we evaluated TPX-0046 and the proxy chemical compounds LOXO-292 and BLU-667 in a Ba/F3

KIF5B-RET G810R cell-derived tumor model. Consistent with the in vitro cellular and enzymatic data, TPX-0046 has strong activity against the G810R mutation with complete tumor regression in 9 out of 10 mice when dosed at 10 mg/kg twice a day while BLU-667 and LOXO-292 had minimal tumor growth inhibition at the same dose level by percent of tumor growth inhibition.

We have submitted an IND for TPX-0046, and subject to clearance of the IND, we expect that our planned Phase 1 clinical trial of TPX-0046 for the treatment of advanced solid tumors with abnormal RET genes will evaluate both RET TKI-pretreated and TKI-naïve patient populations.

Next-Generation ALK Inhibitor

Clinically significant ALK gene fusions have been found in a number of human cancers, especially in NSCLC. Currently, there are five FDA approved ALK inhibitors available for the treatment of ALK+ NSCLC. Sequential therapy with a next-generation selective ALK inhibitor with increased potency and effectiveness against common solvent front mutations is a key strategy for further development. ALK G1202R confers resistance to crizotinib and is also the most frequently occurring resistant mutation (approximately 50%) in patients treated with ceritinib, alectinib and brigatinib. In addition, compound mutations have been reported in patients after treatment with two or three ALK TKIs. One such example is the compound mutation ALK G1202R/L1196M, which confers resistance to currently approved therapies, including lorlatinib. Lorlatinib is the only approved ALK inhibitor that has demonstrated clinical efficacy in ALK+ NSCLC patients who developed the ALK G1202R mutation from a prior ALK TKI.

We have generated a series of next-generation ALK inhibitors with novel three-dimensional macrocyclic structures and potent inhibition of wildtype and a large variety of mutated ALKs, including the solvent front mutation, ALK G1202R, and the solvent front/gatekeeper compound mutation, ALK G1202R/L1196M. We are currently in the late stages of selecting a candidate from our identified series of next-generation ALK inhibitors. We plan to select an ALK inhibitor candidate for IND-enabling studies in 2019.

Commercial Operations

For repotrectinib, we intend to establish our own commercial and marketing organization in the United States and to selectively establish partnerships in markets outside the United States. We intend to build a specialist sales force to target physicians who are high prescribers of treatments for solid tumors. We expect that the sales force will be supported by sales management, internal sales support, an internal marketing group and distribution support. Additionally, we expect that the sales and marketing teams will manage relationships with key accounts such as managed care organizations, group purchasing organizations, hospital systems, physician group networks, and government accounts. To develop the appropriate commercial infrastructure, we expect to invest significant amounts of financial and management resources, some of which will be committed prior to approval of repotrectinib, which we may never obtain.

For our other drug candidates, we intend to retain commercialization rights in the United States and leverage our commercial and marketing organization for repotrectinib, assuming we obtain regulatory approval in the United States. For certain drug candidates, we will consider entering into relationships with strategic partners that enable the expansion of the ongoing clinical development, while retaining significant value for our shareholders. These pharmaceutical company partnerships could focus on specific patient populations and their caregivers, on regional development, or on distribution and sales.

Manufacturing and Supply

We do not own or operate, and currently have no plans to establish, any manufacturing facilities. We currently rely, and expect to continue to rely for the foreseeable future, on third parties for the manufacture of our drug candidates for preclinical and clinical testing, as well as for commercial manufacture of any drugs that we may commercialize. To date, we have obtained active pharmaceutical ingredients and clinical drug supply for repotrectinib for our preclinical and ongoing and planned Phase 1 and Phase 2 testing from third-party manufacturers. We obtain our supplies from these manufacturers on a purchase order basis and do not have long-term supply arrangements in place. We do not currently have arrangements in place for redundant supply for active pharmaceutical ingredients (APIs) and drug product. For all of our drug candidates, we intend to identify and qualify additional manufacturers to provide the APIs and drug product prior to submission of a new drug application to the FDA or other marketing authorization applications to other regulatory authorities.

All our drug candidates are compounds of low molecular weight, generally called small molecules. They can be manufactured from readily available starting materials in reliable and reproducible synthetic processes that are amenable to scale-up and do not require specialized equipment in the manufacturing process. We expect to continue to develop drug candidates that can be produced cost-effectively at contract manufacturing facilities.

We generally expect to rely on third parties for the manufacture of any companion diagnostics we may develop.

Competition

The pharmaceutical and biotechnology industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary drugs. We compete in the segments of the pharmaceutical, biotechnology and other related markets that address inhibition of kinases in cancer. While we believe that our technology, development experience and scientific knowledge provide us with competitive advantages, we face potential competition from many different sources, including major pharmaceutical, specialty pharmaceutical and biotechnology companies, academic institutions and governmental agencies and public and private research institutions. Any drug candidates that we successfully develop and commercialize will compete with existing drugs and new drugs that may become available in the future. Specifically, we expect that repotrectinib will compete against approved drugs, including: crizotinib, which is marketed by Pfizer Inc. under the name Xalkori, for the treatment of metastatic ROS1+ and ALK+ NSCLC; lorlatinib, which is marketed by Pfizer Inc. under the name Lorbrena for the treatment of ALK+ NSCLC; ceritinib, which is marketed by Novartis Pharmaceuticals Corporation under the name Zykadia for the treatment of ALK+ NSCLC; larotrectinib, which is marketed by Loxo Oncology Inc. and Bayer AG under the trade name Vitrakvi, for the treatment of TRK+ solid tumors, and entrectinib, which is marketed by F. Hoffman La Roche AG under the name Rozlytrek, which was recently approved by the FDA for the treatment of ROS1+ NSCLC and TRK+ solid tumors. We also expect that repotrectinib will compete against other compounds which are currently in late-stage clinical development, including TKIs in Phase 2, or later, clinical development for the treatment of ROS1+ NSCLC at companies including Pfizer Inc. (lorlatinib), Betta Pharmaceuticals Co., Ltd. (ensartinib) and Exelixis, Inc. (cabozantinib) and TKIs in Phase 2, or later, clinical development for the treatment of TRK+ solid tumors at companies including Loxo Oncology Inc. (LOXO-195) and Exelixis, Inc. (cabozantinib).

Many of the companies against which we are competing or against which we may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and marketing approved drugs than we do. Mergers and acquisitions in the pharmaceutical, biotechnology and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient enrollment in clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

We could see a reduction or elimination in our commercial opportunity if our competitors develop and commercialize drugs that are safer, more effective, have fewer or less severe side effects, are more convenient to administer, are less expensive or with a more favorable label than repotrectinib or any other drugs that we may develop. Our competitors also may obtain FDA or other regulatory approval for their drugs more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. The key competitive factors affecting the success of all of our drug candidates, if approved, are likely to be their efficacy, safety, convenience, price, the effectiveness of companion diagnostics, the level of generic competition and the availability of reimbursement from government and other third-party payors.

Intellectual Property

We strive to protect the proprietary technologies that we believe are important to our business, including pursuing, obtaining and maintaining patent protection intended to cover the composition of matter of our drug candidates, including repotrectinib, their methods of use, related technologies and other inventions that are important to our business. In addition to patent protection, we also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection.

Our commercial success depends in part upon our ability to obtain and maintain patent and other proprietary protection for our drug candidates and other commercially important technologies, inventions and know-how related to our business, defend and enforce our intellectual property, in particular, our patent rights, preserve the confidentiality of our trade secrets and operate without infringing the valid and enforceable intellectual property and proprietary rights of third parties.

The patent positions for biotechnology and pharmaceutical companies like us are generally uncertain and can involve complex legal, scientific and factual issues. We cannot predict whether the patent applications we are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from competitors. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued, and its scope can be reinterpreted and even challenged after issuance. Moreover, many jurisdictions permit third parties to challenge issued patents in administrative proceedings, which may result in further narrowing or even cancellation of patent claims. As a result, we cannot guarantee that any of our drug candidates will be protected or remain protectable by enforceable patents. Moreover, any patents that we hold may be challenged, circumvented or invalidated by third parties. For more information regarding the risks related to our intellectual property, please see “Risk Factors—Risks Related to Our Intellectual Property.”

As of August 1, 2019, we owned two issued patents in the U.S. directed to repotrectinib and structurally related compounds, one of which is also directed towards TPX-0022 and structurally related compounds, as well as issued patents in Eurasia, Europe, Japan and Colombia with composition of matter claims directed to repotrectinib, TPX-0022 and structurally related compounds. We also have one issued patent in China covering the composition of matter of repotrectinib, certain structurally related compounds, and their use in the treatment of certain diseases, including cancer. These issued patents are expected to expire in January 2035, without taking into account any possible patent term extension, where applicable. As of August 1, 2019, we also had approximately 88 pending patent applications directed to repotrectinib and its use in the North America, Europe, Asia and other global regions which, if issued, are expected to expire at dates ranging between January 2035 and January 2038, without taking potential patent term extensions into account. As of August 1, 2019, we also had 44 pending patent applications directed to TPX-0022 and its use in North America, South America, Europe, Asia, and other global regions which, if issued, are expected to expire at dates ranging between January 2035 and July 2038, without taking potential patent term extensions into account.

With regard to our preclinical drug candidates, we do not currently have any issued patents, but we intend to pursue patent protection for these candidates relating to their composition of matter, their methods of use and related technologies that we consider important to our business.

The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, the patent term is 20 years from the earliest date of filing a non-provisional patent application.

In the United States, the term of a patent covering an FDA-approved drug may, in certain cases, be eligible for a patent term extension under the Hatch-Waxman Act as compensation for the loss of patent term during the FDA regulatory review process. The period of extension may be up to five years, but cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval. Only one patent applicable to an approved drug is eligible for extension and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. Similar provisions are available in Europe and in certain other jurisdictions to extend the term of a patent that covers an approved drug. It is possible that issued U.S. patents covering repotrectinib and TPX-0022, and patents for TPX-0046 and novel ALK inhibitors, if issued, may or will be entitled to patent term extensions. If our drug candidates receive FDA approval, we intend to apply for patent term extensions, if available, to extend the term of patents that cover the approved drug candidates. We also intend to seek patent term extensions in any jurisdictions where they are available; however, there is no guarantee that the applicable authorities, including the FDA, will agree with our assessment of whether such extensions should be granted, and even if granted, the length of such extensions.

In addition to patent protection, we also rely on trade secret protection for our proprietary information that is not amenable to, or that we do not consider appropriate for, patent protection, including certain aspect of our manufacturing processes. However, trade secrets can be difficult to protect. Although we take steps to protect our proprietary information, including restricting access to our confidential information, as well as entering into non-disclosure and confidentiality agreements with our employees, consultants, independent contractors, advisors, contract manufacturers, CROs, hospitals, independent treatment centers, suppliers, collaborators and other third parties, such parties may breach such agreements and disclose our proprietary information including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. In addition, third parties may independently develop the same or similar proprietary information or may otherwise gain access to our proprietary information. As a result, we may be unable to meaningfully protect our trade secrets and proprietary information. For more information regarding the risks related to our intellectual property please see “Risk Factors—Risks Related to Our Intellectual Property.”

Government Regulation

The FDA and other regulatory authorities at federal, state, and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture,

quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, post-approval monitoring, and post-approval reporting of drug products such as those we are developing. We, along with third-party contractors, will be required to navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval or licensure of our product candidates.

The process required by the FDA before drug product candidates may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests and animal studies performed in accordance with the FDA’s current Good Laboratory Practices, or GLP, regulation;

•	submission to the FDA of an IND, which must become effective before clinical trials may begin and must be updated annually or when significant changes are made;

•	approval by an independent Institutional Review Board, or IRB, or ethics committee at each clinical site before the trial is commenced;

•	performance of adequate and well-controlled human clinical trials to establish the safety and efficacy of the proposed drug product candidate for its intended purpose;

•	preparation of and submission to the FDA of an NDA after completion of all pivotal clinical trials;

•	satisfactory completion of an FDA Advisory Committee review, if applicable;

•	a determination by the FDA within 60 days of its receipt of an NDA to file the application for review;

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satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the proposed product is produced to assess compliance with cGMP, and of selected clinical investigation sites to assess compliance with Good Clinical Practices, or GCP; and

•	FDA review and approval of the NDA to permit commercial marketing of the product for particular indications for use in the United States.

Preclinical and Clinical Development

Prior to beginning the first clinical trial with a product candidate, we must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational new drug product to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site, and must monitor the study until completed. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries.

For purposes of NDA approval, human clinical trials are typically conducted in three sequential phases that may overlap.

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Phase 1—The investigational product is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

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Phase 2—The investigational product is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

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Phase 3—The investigational product is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.

A registrational trial is a clinical trial that adequately meets regulatory agency requirements for the evaluation of a drug candidate’s efficacy and safety such that it can be used to justify the approval of the drug. Generally, registrational trials are Phase 3 trials but may be Phase 2 trials if the trial design provides a reliable assessment of clinical benefit, particularly in situations where there is an unmet medical need.

In some cases, the FDA may require, or companies may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product. These so-called Phase 4 studies may be made a condition to approval of the NDA. Concurrent with clinical trials, companies may complete additional animal studies and develop additional information about the characteristics of the product candidate, and must finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the final product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

NDA Submission and Review

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, nonclinical studies and clinical trials are submitted to the FDA as part of an NDA requesting approval to market the product for one or more indications. The NDA must include all relevant data available from pertinent preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. A determination by the FDA within 60 days of the receipt of an NDA to file the application for review for its completeness is initiated at the time of submission. If the FDA determines there is significance to the missing or incomplete information in the context of the proposed drug product, the proposed indication(s), and the amount of time needed to address any given deficiency, it can issue a refusal-to-file letter. The submission of an NDA requires payment of a substantial application user fee to FDA, unless a waiver or exemption applies.

Once an NDA has been submitted, the FDA’s goal is to review standard applications within ten months after it accepts the application for filing, or, if the application qualifies for priority review, six months after the FDA accepts the application for filing. In both standard and priority reviews, the review process is often significantly extended by FDA requests for additional information or clarification. The FDA reviews an NDA to determine, among other things, whether a product is safe and effective. The FDA may convene an advisory committee to provide clinical insight on application review questions. Before approving an NDA, the FDA will typically inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. If the FDA determines that the application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and often will request additional testing or information. Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

After the FDA evaluates an NDA and conducts inspections of manufacturing facilities where the product will be produced, the FDA may issue an approval letter or a Complete Response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A Complete Response letter will describe all of the deficiencies that the FDA has identified in the NDA. In issuing the Complete Response letter, the FDA may recommend actions that the applicant might take to place the NDA in condition for approval, including requests for additional information or clarification. The FDA may delay or refuse approval of an NDA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product.

If regulatory approval of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the NDA with a Risk Evaluation and Mitigation Strategy, or REMS, to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy to manage a known or potential serious risk associated with a product and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. Once approved, the FDA may withdraw the product approval if compliance with pre- and post-marketing requirements is not maintained or if problems occur after the product reaches the marketplace. The FDA may require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies.

Expedited Development and Review Programs

The FDA offers a number of expedited development and review programs for qualifying product candidates. The fast track program is intended to expedite or facilitate the process for reviewing new products that meet certain criteria. Specifically, new products are eligible for fast track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. Fast track designation applies to the combination of the product and the specific indication for which it is being studied. The sponsor of a fast track product has opportunities for frequent interactions with the review team during product development and, once an NDA is submitted, the product may be eligible for priority review. A fast track product may also be eligible for rolling review, where the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA.

A product intended to treat a serious or life-threatening disease or condition may also be eligible for breakthrough therapy designation to expedite its development and review. A product can receive breakthrough therapy designation if preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product, including involvement of senior managers.

Any product is eligible for priority review if it has the potential to provide a significant improvement in the treatment, diagnosis or prevention of a serious disease or condition compared to marketed products. For products containing new molecular entities, priority review designation means the FDA’s goal is to take action on the marketing application within six months of the 60-day filing date (compared with ten months under standard review).

Additionally, products studied for their safety and effectiveness in treating serious or life-threatening diseases or conditions may receive accelerated approval upon a determination that the product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of accelerated approval, the FDA will generally require the sponsor to perform adequate and well-controlled post-marketing clinical studies to verify and describe the anticipated effect on irreversible morbidity or mortality or other clinical benefit. In addition, the FDA currently requires, as a condition for accelerated approval, pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition, which is a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States for which there is no reasonable expectation that the cost of developing and making available in the United States a drug or biologic for this type of disease or condition will be recovered from sales in the United States for that drug or biologic. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. The orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review or approval process.

If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan drug exclusive approval (or exclusivity), which means that the FDA may not approve any other applications, including a full NDA, to market the same drug for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the application user fee.

A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. In addition, exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

Post-Approval Requirements

Any products manufactured or distributed by us pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing user fee requirements, under which FDA assesses an annual program fee for each product identified in an approved NDA. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of a product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters or holds on post-approval clinical studies;

•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of existing product approvals;

•	product seizure or detention, or refusal of the FDA to permit the import or export of products; or

•	injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of biologics and drugs. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. However, companies may share truthful and not misleading information that is otherwise consistent with a product’s FDA approved labeling. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.

FDA Regulation of Companion Diagnostics

A therapeutic product may rely upon an in vitro companion diagnostic for use in selecting the patients that will be more likely to respond to that therapy. If an in vitro diagnostic is essential to the safe and effective use of the therapeutic product, then the FDA generally will require approval or clearance of the diagnostic at the same time that the FDA approves the therapeutic product. According to FDA guidance, a companion diagnostic device used to make treatment decisions in clinical trials of a drug generally will be considered an investigational device unless it is employed for an intended use for which the device is already approved or cleared. If used to make critical treatment decisions, such as patient selection, the diagnostic device generally will be considered a significant risk device under the FDA’s Investigational Device Exemption, or IDE, regulations. Thus, the sponsor of the diagnostic device will be required to comply with the IDE regulations. According to the guidance, if a diagnostic device and a drug are to be studied together to support their respective approvals, both products can be studied in the same investigational trial, if the trial meets both the requirements of the IDE regulations and the IND regulations. The guidance provides that depending on the details of the trial plan and subjects, a sponsor may seek to submit an IND alone, or both an IND and an IDE.

Pursuing FDA approval of an in vitro companion diagnostic would require either a pre-market notification, also called 510(k) clearance, or a pre-market approval, or PMA, for that diagnostic. The review of companion diagnostics involves coordination of review with the FDA’s Center for Devices and Radiological Health.

The PMA process, including the gathering of clinical and nonclinical data and the submission to and review by the FDA, can take several years or longer. The applicant must prepare and provide the FDA with reasonable assurance of the device’s safety and effectiveness, including information about the device and its components regarding, among other things, device design, manufacturing and labeling. PMA applications are subject to an application fee. In addition, PMAs for devices must generally include the results from extensive preclinical and adequate and well-controlled clinical trials to establish the safety and effectiveness of the device for each indication for which FDA approval is sought. In particular, for a diagnostic, the applicant must demonstrate that the diagnostic produces reproducible results. As part of the PMA review, the FDA will typically inspect the manufacturer’s facilities for compliance with the Quality System Regulation, or QSR, which imposes elaborate testing, control, documentation and other quality assurance requirements.

U.S. Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of the FDA approval of our drug candidates, some of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years beyond the normal expiration of the patent, limited to the approved indication (or any additional indications approved during the period of extension), as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA plus the time between the submission date of an NDA and the approval of that application. Only one patent applicable to an approved drug is eligible for extension and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended and the application for the extension must be submitted prior to the expiration of the patent. The USPTO, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we intend to apply for restoration of patent term for one of our currently owned patents, and if eligible for such restoration, to add patent term beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA.

Marketing exclusivity provisions under the United States Federal Food, Drug, and Cosmetic Act (FDCA) can also delay the submission or the approval of certain marketing applications for competing products. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to obtain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a 505(b)(2) NDA submitted by another company for another drug based on the same active moiety, regardless of whether the drug is intended for the same indication as the original innovator drug or for another indication. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder. The FDCA also provides three years of marketing exclusivity for an NDA, or supplement to an existing NDA, if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the modification for which the drug received approval on the basis of the new clinical investigations and does not prohibit the FDA from approving ANDAs or 505(b)(2) applications for drugs containing the active agent for the original indication or condition of use. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness. Orphan drug exclusivity, as described below, may offer a seven-year period of marketing exclusivity, except in certain circumstances. Pediatric exclusivity is another type of regulatory market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric trial in accordance with an FDA-issued “Written Request” for such a trial.

European Drug Development

In Europe, our future drugs may also be subject to extensive regulatory requirements. As in the United States, medicinal products can only be marketed if a marketing authorization from the competent regulatory agencies has been obtained.

Similar to the United States, the various phases of preclinical and clinical research in Europe are subject to significant regulatory controls. Although the EU Clinical Trials Directive 2001/20/EC has sought to harmonize the European Union clinical trials regulatory framework, setting out common rules for the control and authorization of clinical trials in the European Union, the European Union Member States have transposed and applied the provisions of the Directive differently. This has led to significant variations in the member state regimes. Under the current regime, before a clinical trial can be initiated it must be approved in each of the European Union countries where the trial is to be conducted by two distinct bodies: the National Competent Authority, or NCA, and one or more Ethics Committees, or ECs. Under the current regime all suspected unexpected serious adverse reactions to the investigated drug that occur during the clinical trial have to be reported to the NCA and ECs of the Member State where they occurred.

In 2014, a new Clinical Trials Regulation 536/2014, replacing the current Directive, was adopted. The new Regulation will become directly applicable in all EU Member States (without national implementation) once the EU Portal and Database are fully functional. It is expected that the Regulation will apply in 2019. The new Regulation seeks to simplify and streamline the approval of clinical trials in the European Union. For example, the sponsor shall submit a single application for approval of a clinical trial via the EU Portal. As part of the application process, the sponsor shall propose a reporting Member State, who will coordinate the validation and evaluation of the application. The reporting Member State shall consult and coordinate with the other concerned Member States. If an application is rejected, it can be amended and resubmitted through the EU Portal. If an approval is issued, the sponsor can start the clinical trial in all concerned Member States. However, a concerned Member State can in limited circumstances declare an “opt-out” from an approval. In such a case, the clinical trial cannot be conducted in that Member State. The Regulation also aims to streamline and simplify the rules on safety reporting, and introduces enhanced transparency requirements such as mandatory submission of a summary of the clinical trial results to the EU Database.

European Drug Review and Approval

In the European Economic Area, or EEA, which is comprised of the 28 Member States of the European Union plus Norway, Iceland and Liechtenstein, medicinal products can only be commercialized after obtaining a Marketing Authorization, or MA. There are two types of marketing authorizations:

The Community MA, which is issued by the European Commission through the Centralized Procedure, based on the opinion of the Committee for Medicinal Products for Human Use, or CHMP, of the EMA and which is valid throughout the entire territory of the EEA. The Centralized Procedure is mandatory for certain types of drugs, such as biotechnology medicinal drugs, orphan medicinal drugs, and medicinal drugs containing a new active substance indicated for the treatment of AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and viral diseases. The Centralized Procedure is optional for drugs containing a new active substance not yet authorized in the EEA, or for drugs that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the European Union.

National MAs, which are issued by the competent authorities of the Member States of the EEA and only cover their respective territory, are available for drugs not falling within the mandatory scope of the Centralized Procedure. Where a drug has already been authorized for marketing in a Member State of the EEA, this National MA can be recognized in other Member States through the Mutual Recognition Procedure. If the drug has not received a National MA in any Member State at the time of application, it can be approved simultaneously in various Member States through the Decentralized Procedure. Under the Decentralized Procedure an identical dossier is submitted to the competent authorities of each of the Member States in which the MA is sought, one of which is selected by the applicant as the Reference Member State, or RMS. The competent authority of the RMS prepares a draft assessment report, a draft summary of the drug characteristics, or SPC, and a draft of the labeling and package leaflet, which are sent to the other Member States (referred to as the Member States Concerned) for their approval. If the Member States Concerned raise no objections, based on a potential serious risk to public health, to the assessment, SPC, labeling, or packaging proposed by the RMS, the drug is subsequently granted a national MA in all the Member States (i.e. in the RMS and the Member States Concerned).

Under the above described procedures, before granting the MA, the EMA or the competent authorities of the Member States of the EEA make an assessment of the risk-benefit balance of the drug on the basis of scientific criteria concerning its quality, safety and efficacy.

European Chemical Entity Exclusivity

In Europe, new chemical entities, sometimes referred to as new active substances, qualify for eight years of data exclusivity upon marketing authorization and an additional two years of market exclusivity. This data exclusivity, if granted, prevents regulatory authorities in the European Union from referencing the innovator’s data to assess a generic application for eight years, after which generic marketing authorization can be submitted, and the innovator’s data may be referenced, but not approved for two years. The overall ten-year period will be extended to a maximum of 11 years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies.

European Union General Data Protection Regulation

In addition to EU regulations related to the approval and commercialization of our products, we may be subject to the EU’s General Data Protection Regulation (GDPR). The GDPR went into effect on May 25, 2018. The GDPR introduced new data protection requirements in the European Union, as well as potential fines for noncompliant companies of up to the greater of €20 million or 4% of annual global revenue. The regulation imposes numerous new requirements for the collection, use and disclosure of personal information, including more stringent requirements relating to consent and the information that must be shared with data subjects about how their personal information is used, the obligation to notify regulators and affected individuals of personal data breaches, extensive new internal privacy governance obligations and obligations to honor expanded rights of individuals in relation to their personal information (e.g., the right to access, correct and delete their data). In addition, the GDPR includes restrictions on cross-border data transfer. The GDPR will increase our responsibility and liability in relation to personal data that we process, and we may be required to put in place additional mechanisms to ensure compliance with the new EU data protection rules. Further, the United Kingdom’s vote in favor of exiting the EU, often referred to as Brexit, has created uncertainty with regard to data protection regulation in the United Kingdom. In particular, it is unclear whether the United Kingdom will enact data protection legislation equivalent to the GDPR and how data transfers to and from the United Kingdom will be regulated.

Rest of the World Regulation

For other countries outside of the European Union and the United States, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, drug licensing, pricing and reimbursement vary from country to country. In all cases the clinical trials must be conducted in accordance with GCP requirements and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Coverage and Reimbursement

Sales of our drugs will depend, in part, on the extent to which our drugs will be covered by third-party payors, such as government health programs, commercial insurance and managed healthcare organizations. These third-party payors are increasingly reducing reimbursements for medical drugs and services. Additionally, the containment of healthcare costs has become a priority of federal and state governments, and the prices of drugs have been a focus in this effort. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic drugs.

There may be significant delays in obtaining coverage and reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the drug is approved by the FDA or similar regulatory authorities outside of the United States. Moreover, eligibility for coverage and reimbursement does not imply that a drug will be paid for in all cases or at a rate that covers our costs, including research, development, intellectual property, manufacture, sale and distribution expenses. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies, but also have their own methods and approval process apart from Medicare determinations.

We plan to develop, either by ourselves or with collaborators, in vitro companion diagnostic tests for our drug candidates for certain indications. We, or our collaborators, will be required to obtain coverage and reimbursement for these tests separate and apart from the coverage and reimbursement we seek for our product candidates, once approved.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal drugs for which their national health insurance systems provide reimbursement and to control the prices of medicinal drugs for human use. A member state may approve a specific price for the medicinal drug or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal drug on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical drugs will allow favorable reimbursement and pricing arrangements for any of our drugs. Historically, drugs launched in the European Union do not follow price structures of the United States and generally tend to be significantly lower.

Healthcare Reform

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of drug candidates, restrict or regulate post-approval activities and affect a biopharmaceutical company’s ability to profitably sell any approved drugs.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (MMA) established the Medicare Part D program to provide a voluntary prescription drug benefit to Medicare beneficiaries. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities that provide coverage of outpatient prescription drugs. Unlike Medicare Part A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for drugs for which we obtain marketing approval. However, any negotiated prices for our drugs covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private third-party payors often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental third-party payors.

The American Recovery and Reinvestment Act of 2009 provides funding for the federal government to compare the effectiveness of different treatments for the same illness. The plan for the research was published in 2012 by the U.S. Department of Health and Human Services (HHS), the Agency for Healthcare Research and Quality and the National Institutes for Health, and periodic reports on the status of the research and related expenditures are made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private third-party payors, it is not clear what effect, if any, the research will have on the sales of our drug candidates, if any such drug or the condition that they are intended to treat are the subject of a trial. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s drug could adversely affect the sales of our drug candidate. If third-party payors do not consider our drugs to be cost-effective compared to other available therapies, they may not cover our drugs after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our drugs on a profitable basis.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the ACA) enacted in March 2010, has had a significant impact on the healthcare industry. The ACA expanded coverage for the uninsured while at the same time containing overall healthcare costs. With regard to pharmaceutical products, the ACA, among other things, addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, established annual fees and taxes on manufacturers of certain branded prescription drugs, and a new Medicare Part D coverage gap discount program, in which manufacturers must now agree to offer 70% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D.

Some of the provisions of the ACA have yet to be fully implemented, while certain provisions have been subject to judicial and Congressional challenges as well as recent efforts by the current U.S. President’s administration to repeal or replace certain aspects of the ACA. Since January 2017, the current U.S. President has signed two Executive Orders and other directives designed to delay the implementation of certain provisions of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the ACA. While Congress has not passed comprehensive repeal legislation, it has enacted laws that modify certain provisions of the ACA such as removing penalties, starting January 1, 2019, for not complying with the ACA’s individual mandate to carry health insurance, delaying the implementation of certain ACA-mandated fees, and increasing the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D. On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas (Texas District Court Judge), ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Cuts and Jobs Act, the remaining provisions of the ACA are invalid as well. While the Texas District Court Judge, as well as the current U.S. President’s administration and the Centers for Medicare & Medicaid Services (CMS), have stated that the ruling will have no immediate effect, it is unclear how this decision, subsequent appeals, and other efforts to repeal and replace the ACA will impact the ACA.

In addition, other legislative changes have been proposed and adopted in the United States since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, started in April 2013, and, due to subsequent legislative amendments, will stay in effect through 2027 unless additional Congressional action is taken. On January 2, 2013, the then-U.S. President signed into law the American Taxpayer Relief Act of 2012, or the ATRA, which, among other things, also reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Further, there has been heightened governmental scrutiny recently over the manner in which drug manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. For example, the current U.S. President’s administration released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out of pocket costs of drug products paid by consumers. For example, in October 2018, CMS proposed a new rule that would require direct-to-consumer television advertisements of prescription drugs and biological products, for which payment is available through or under Medicare or Medicaid, to include in the advertisement the Wholesale Acquisition Cost, or list price, of that drug or biological product. On January 31, 2019, the HHS Office of Inspector General, proposed modifications to the federal Anti-Kickback Statute discount safe harbor for the purpose of reducing the cost of drug products to consumers which, among other things, if finalized, will affect discounts paid by manufacturers to Medicare Part D plans, Medicaid managed care organizations and pharmacy benefit managers working with these organizations. Although some of these, and other proposed measures may require additional authorization to become effective, Congress and the current U.S. President’s administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs.

Additionally, on May 30, 2018, the Trickett Wendler, Frank Mongiello, Jordan McLinn, and Matthew Bellina Right to Try Act of 2017 (the Right to Try Act) was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase I clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.

Other Healthcare Laws

We may also be subject to healthcare regulation and enforcement by the federal government and the states and foreign governments where we may market our drug candidates, if approved. These laws include, without limitation, state and federal anti-kickback, fraud and abuse, false claims, privacy and security and physician sunshine laws and regulations.

The federal Anti-Kickback Statute prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or paying remuneration, directly or indirectly, to induce either the referral of an individual, for an item or service or the purchasing or ordering of a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs. The federal Anti-Kickback Statute is subject to evolving interpretations. In the past, the government has enforced the federal Anti-Kickback Statute to reach large settlements with healthcare companies based on sham consulting and other financial arrangements with physicians. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act. The majority of states also have anti-kickback laws, which establish similar prohibitions and in some cases may apply to items or services reimbursed by any third-party payor, including commercial insurers.

Additionally, the federal civil and criminal false claims laws, including the False Claims Act, and civil monetary penalties law, prohibits knowingly presenting or causing the presentation of a false, fictitious or fraudulent claim for payment to the U.S. government. Actions under the False Claims Act may be brought by the Attorney General or as a qui tam action by a private individual in the name of the government. The federal government is using the False Claims Act, and the accompanying threat of significant liability, in its investigation and prosecution of pharmaceutical and biotechnology companies throughout the U.S., for example, in connection with the promotion of products for unapproved uses and other sales and marketing practices. The government has obtained multi-million and multi-billion dollar settlements under the False Claims Act in addition to individual criminal convictions under applicable criminal statutes. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ and manufacturers’ compliance with applicable fraud and abuse laws.

The federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, also created additional federal civil and criminal penalties for, among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

There has also been a recent trend of increased federal and state regulation of payments made to physicians and other healthcare providers. The ACA, through the Physician Payments Sunshine Act, imposes new reporting requirements on drug manufacturers for payments made by them to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Drug manufacturers are required to submit annual reports to the government and these reports are posted on a website maintained by CMS. Certain states also mandate implementation of compliance programs, impose restrictions on drug manufacturer marketing practices and/or require the tracking and reporting of gifts, compensation and other remuneration to physicians.

We may also be subject to data privacy and security requirements that may impact the way in which we conduct research and operate our business. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their respective implementing regulations, including the final omnibus rule published on January 25, 2013, impose obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information on covered entities, including certain healthcare providers, health plans, and healthcare clearinghouses, as well as individuals and entities that provide services on behalf of a covered entity that involve individually identifiable health information, known as business associates. In addition, we may be directly subject to certain state laws concerning privacy and data security. For example, California recently enacted the California Consumer Privacy Act (CPPA), which creates new individual privacy rights for California consumers (as defined in the law) and places increased privacy and security obligations on entities handling certain personal data of consumers or households. The CCPA will require covered companies to provide new disclosure to consumers about such companies’ data collection, use and sharing practices, provide such consumers new ways to opt-out of certain sales or transfers of personal information, and provide consumers with additional causes of action. The CCPA goes into effect on January 1, 2020, and the California Attorney General may bring enforcement actions for violations beginning July 1, 2020. The CCPA was amended on September 23, 2018, and it remains unclear what, if any, further modifications will be made to this legislation or how it will be interpreted. As currently written, the CCPA may impact our business activities and exemplifies the vulnerability of our business to the evolving regulatory environment related to personal data and protected health information. Existing state laws governing the privacy and security of personally identifiable information, and, in some states, health information, impose differing requirements, thus complicating our compliance efforts.

Employees

As of August 1, 2019, we had 79 full-time employees, 32 of whom hold Ph.D., Pharm.D. or M.D. degrees. Of these employees, 20 were engaged in research and development activities and 12 were engaged in general and administrative activities. None of our employees are represented by labor unions or covered by collective bargaining agreements.

Facilities

We lease our headquarters located at 10628 Science Center Drive, Suite 200, San Diego, California 92121 pursuant to a lease agreement that expires on June 30, 2023. The lease covers 33,864 rentable square feet of office and laboratory space that is used for our design research, preclinical research, clinical research, regulatory, business development and administrative functions. We believe that our existing facility is adequate for our current needs. When our lease expires, we may exercise our renewal option or look for additional or alternate space for our operations, and we believe that suitable additional or alternative space will be available in the future on commercially reasonable terms.

RISK FACTORS

An investment in shares of our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in the Current Report on Form 8-K to which this Exhibit 99.1 is attached, before deciding whether to purchase, hold or sell shares of our common stock. The occurrence of any of the following risks could harm our business, financial condition, results of operations and/or growth prospects or cause our actual results to differ materially from those contained in forward-looking statements we have made in the Current Report on Form 8-K to which this Exhibit 99.1 is attached, and those we may make from time to time. You should consider all of the risk factors described when evaluating our business.

Risks Related to Our Financial Position and Need for Additional Capital

We have incurred significant operating losses since our inception and have not generated any revenue. We expect to incur continued losses for the foreseeable future and may never achieve or maintain profitability.

Investment in drug development is a highly speculative undertaking and involves a substantial degree of risk. We are a clinical-stage biopharmaceutical company that was formed in 2013 and commenced operations in 2014. We have no approved products for commercial sale and have not generated any revenue from product sales or from licenses or collaborations. We continue to incur significant research and development and other expenses related to our ongoing operations. As a result, we have never been profitable and have incurred losses in each year since inception. For the six months ended June 30, 2019 and 2018, we reported a net loss of $30.7 million, and $9.8 million, respectively. As of June 30, 2019, we had an accumulated deficit of $81.4 million.

Since our inception, we have focused substantially all of our efforts and financial resources on the research, preclinical and clinical development of our lead drug candidate, repotrectinib, and our research efforts on other potential drug candidates. To date, we have funded our operations primarily with proceeds from sales of shares of our common and convertible preferred stock. From inception through June 30, 2019, we received an aggregate of $321.9 million in net proceeds from such sales. As of June 30, 2019, our cash and cash equivalents and available for sale marketable securities were $250.2 million.

We expect to incur increasing levels of operating losses for the foreseeable future, particularly as we advance repotrectinib through clinical development. Our prior losses, combined with expected future losses, have had, and will continue to have, an adverse effect on our stockholders’ equity and working capital. We expect our research and development expenses to significantly increase in connection with our ongoing and planned clinical trials, including the Phase 2 portion of TRIDENT-1, our Phase 1 clinical trial of TPX-0022, our planned Phase 1/2 clinical trial of repotrectinib in pediatric patients, and our planned Phase 1 clinical trial of TPX-0046, and development of other pipeline drug candidates we may choose to pursue. In addition, if we obtain marketing approval for repotrectinib, we will incur significant sales, marketing and outsourced manufacturing expenses in connection with the commercialization of repotrectinib. We will also incur additional costs associated with operating as a public company. As a result, we expect to continue to incur significant and increasing operating losses for the foreseeable future. Because of the numerous risks and uncertainties associated with developing pharmaceutical products, we are unable to predict the extent of any future losses or when we will become profitable, if at all. Even if we do become profitable, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

Our ability to become profitable depends upon our ability to generate revenue. To date, we have not generated any revenue and we do not know when, or if, we will generate any revenue. We do not expect to generate significant revenue unless and until we obtain marketing approval for, and begin to sell, repotrectinib or another drug candidate. Our ability to generate revenue depends on a number of factors, including, but not limited to, our ability to:

•	successfully complete the Phase 2 portion of TRIDENT-1;

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initiate and successfully complete all safety, pharmacokinetic and other studies required to obtain U.S. and foreign marketing approval for repotrectinib as a treatment for patients with ROS1+ advanced NSCLC and patients with NTRK+ advanced solid tumors;

•	initiate and successfully complete other later-stage clinical trials that meet their clinical endpoints;

•	obtain favorable results from our clinical trials and apply for and obtain marketing approval for repotrectinib;

•	establish licenses, collaborations or strategic partnerships that may increase the value of our programs;

•	successfully manufacture or contract with others to manufacture repotrectinib and our other drug candidates;

•	commercialize repotrectinib, if approved, by building a sales force or entering into collaborations with third parties;

•	obtain, maintain, protect and defend our intellectual property portfolio; and

•	achieve market acceptance of repotrectinib in the medical community and with third-party payors.

To become and remain profitable, we must succeed in designing, developing and eventually commercializing products that generate significant revenue. This will require us to be successful in a range of challenging activities, including completing preclinical testing and clinical trials for our drug candidates, designing additional drug candidates, establishing arrangements with third parties for the manufacture of clinical supplies of our drug candidates, obtaining marketing approval for our drug candidates and manufacturing, marketing and selling any products for which we may obtain marketing approval. We are only in the preliminary stages of most of these activities. We may never succeed in these activities and, even if we do, may never generate revenues that are significant enough to achieve profitability.

In cases where we are successful in obtaining regulatory approval to market one or more of our drug candidates, our revenue will be dependent, in part, upon the size of the markets in the territories for which we gain regulatory approval, the accepted price for the product, the ability to obtain coverage and reimbursement, and whether we own the commercial rights for that territory. If the number of our addressable patients is not as significant as we estimate, the indication approved by regulatory authorities is narrower than we expect, or the treatment population is narrowed by competition, physician choice or treatment guidelines, we may not generate significant revenue from sales of such products, even if approved.

Because of the numerous risks and uncertainties associated with pharmaceutical product development, we are unable to accurately predict the timing or amount of increased expenses we will incur or when, or if, we will be able to achieve profitability. If we decide to or are required by the FDA or other regulatory authorities to perform studies or clinical trials in addition to those currently expected, or if there are any delays in establishing appropriate manufacturing arrangements for, in initiating or completing our current and planned clinical trials for, or in the development of, any of our drug candidates, our expenses could increase materially and profitability could be further delayed.

Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the value of our company and could impair our ability to raise capital, expand our business, maintain our research and development efforts, diversify our product offerings or even continue our operations. A decline in the value of our company could also cause you to lose all or part of your investment.

We will require substantial additional funding. If we are unable to raise capital on favorable terms when needed, we could be forced to delay, reduce or eliminate our research or drug development programs or any future commercialization efforts.

We expect our expenses to increase substantially in connection with our ongoing activities, particularly as we advance our lead drug candidate, repotrectinib, and other pipeline drug candidates through clinical development and seek to design additional drug candidates from our macrocycle platform. We expect increased expenses as we continue our research and development, initiate additional clinical trials, and seek marketing approval for our lead program and our other drug candidates. In addition, if we obtain marketing approval for any of our drug candidates, we expect to incur significant commercialization expenses related to product manufacturing, marketing, sales and distribution. Furthermore, we expect to continue to incur significant costs associated with operating as a public company.

In addition, our drug candidates, if approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of products that we do not expect to be commercially available for sale for at least the next several years, if ever, and such funds, if raised, may not be sufficient to enable us to continue to implement our business strategy. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. Adequate additional financing may not be available to us on favorable terms, or at all. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. If we are unable to raise capital when needed or on favorable terms, we could be forced to delay, reduce or eliminate our research and development programs, our commercialization plans or other operations. We believe that our existing cash and cash equivalents and available for sale marketable securities will be sufficient to enable us to fund our operating expenses for at least the next 12 months. We have based this estimate on assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect. Changes beyond our control may occur that would cause us to use our available capital before that time, including changes in and progress of our drug development activities and changes in regulation. Our future capital requirements will depend on many factors, including:

•	the progress and results of our Phase 2 portion of TRIDENT-1 and any other additional planned clinical trials evaluating repotrectinib;

•	the scope, rate of progress, results and costs of drug design, preclinical development and clinical trials for the other drug candidates in our pipeline, including TPX-0022 and TPX-0046;

•	the extent to which we develop, in-license or acquire other pipeline drug candidates or technologies;

•	the number and development requirements of other drug candidates that we may pursue, and other indications for our current drug candidates that we may pursue;

•	the costs, timing and outcome of regulatory review of our drug candidates and any companion diagnostics we may pursue;

•	the scope and costs of making arrangements with third-party manufacturers, or establishing manufacturing capabilities, for both clinical and commercial supplies of our drug candidates;

•	the cost associated with commercializing any approved drug candidates, including to establish sales and marketing capabilities;

•	the cost associated with completing any post-marketing studies or trials required by the FDA or other regulatory authorities;

•	the revenue, if any, received from commercial sales of repotrectinib, if approved, or our other pipeline drug candidates that receive marketing approval;

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the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims that we may become subject to; and

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to the extent we pursue strategic collaborations, including collaborations to commercialize repotrectinib or any of our other pipeline drug candidates, our ability to establish and maintain collaborations on favorable terms, if at all.

We will require additional capital to complete our planned clinical development programs for our current drug candidates to obtain regulatory approval. Any additional capital-raising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our current and future drug candidates, if approved.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or drug candidates.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. We do not currently have any committed external source of funds. In addition, we may seek additional capital due to favorable market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends.

If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or drug candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate our research, product development or future commercialization efforts or grant rights to third parties to develop and market drug candidates that we would otherwise prefer to develop and market ourselves.

Risks Related to the Design and Development of Our Drug Candidates

We are early in our development efforts and our lead drug candidate, repotrectinib, is currently in a Phase 2 potentially registrational clinical trial. We have not successfully completed late-stage clinical trials or obtained regulatory approval for any drug candidate. We may never obtain approval for any of our drug candidates or achieve or sustain profitability.

We currently have no products that are approved for sale. We are early in our development efforts and have only recently initiated and begun patient dosing in the Phase 2 registrational portion of our

TRIDENT-1 clinical trial for our lead drug candidate, repotrectinib. Our only other drug candidate in clinical trials, TPX-0022 has only recently entered into a Phase 1 study. There can be no assurance that repotrectinib or our other drug candidates in development will achieve success in their clinical trials or obtain regulatory approval.

Our ability to generate product revenues, which we do not expect will occur for many years, if ever, will depend heavily on the successful development and eventual commercialization of repotrectinib or other drug candidates in development. The success of our drug candidates, including repotrectinib, will depend on several factors, including the following:

•	successful completion of preclinical studies and clinical trials;

•	acceptance of INDs by the FDA or other clinical trial or similar applications from foreign regulatory authorities for our future clinical trials for our pipeline drug candidates;

•	timely and successful enrollment of patients in, and completion of, clinical trials with favorable results;

•	demonstration of safety, efficacy and acceptable risk-benefit profiles of our drug candidates to the satisfaction of the FDA and foreign regulatory agencies;

•	our ability, or that of our collaborators, to develop and obtain clearance or approval of companion diagnostics, on a timely basis, or at all;

•	receipt and related terms of marketing approvals from applicable regulatory authorities, including the completion of any required post-marketing studies or trials;

•	raising additional funds necessary to complete clinical development of and commercialize our drug candidates;

•	obtaining and maintaining patent, trade secret and other intellectual property protection and regulatory exclusivity for our drug candidates;

•	making arrangements with third-party manufacturers, or establishing manufacturing capabilities, for both clinical and commercial supplies of our drug candidates;

•	developing and implementing marketing and reimbursement strategies;

•	establishing sales, marketing and distribution capabilities and launching commercial sales of our products, if and when approved, whether alone or in collaboration with others;

•	acceptance of our products, if and when approved, by patients, the medical community and third-party payors;

•	effectively competing with other therapies;

•	obtaining and maintaining third-party payor coverage and adequate reimbursement;

•	protecting and enforcing our rights in our intellectual property portfolio; and

•	maintaining a continued acceptable safety profile of the products following approval.

Many of these factors are beyond our control, and it is possible that none of our drug candidates will ever obtain regulatory approval even if we expend substantial time and resources seeking such approval. If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize our drug candidates, which would materially harm our business. For example, our business could be harmed if results of our clinical trials of repotrectinib or our other drug candidates vary adversely from our expectations.

Drug development involves a lengthy and expensive process. We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of repotrectinib or our other drug candidates.

We currently have only two drug candidates in clinical development, and the risk of failure is high. We are unable to predict when or if our drug candidates will prove effective or safe in humans or will obtain marketing approval. Before obtaining marketing approval from regulatory authorities for the sale of any drug candidate, we must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of our drug candidates in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and is uncertain as to the outcome. A failure of one or more clinical trials can occur at any stage of testing. The outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, and interim or preliminary results of a clinical trial do not necessarily predict final results. In particular, the small number of patients in our early clinical trials may make the results of these trials less predictive of the outcome of later clinical trials. In addition, although we have observed encouraging preliminary overall response rates in the dose escalation and dose expansion stage of the Phase 1 portion of our ongoing TRIDENT-1 clinical trial of repotrectinib, the primary objectives were to determine the safety, tolerability and maximum tolerated dose of repotrectinib and to determine a recommended Phase 2 dose and not to demonstrate efficacy. The assessments of efficacy from this portion of the clinical trial were not designed to demonstrate statistical significance and may not be predictive of the results of further clinical trials of repotrectinib. For example, based on the lack of responses in the pretreated evaluable ALK+ patients enrolled in the Phase 1 portion of TRIDENT-1, we do not plan to enroll ALK+ NSCLC patients in the Phase 2 portion of TRIDENT-1.

We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to obtain marketing approval or commercialize our drug candidates, including:

•	regulators or institutional review boards (IRBs)/ethics committees (ECs) may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•	we may experience delays in reaching, or fail to reach, agreement on acceptable clinical trial contracts or clinical trial protocols with prospective trial sites;

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clinical trials for our drug candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials, delay clinical trials or abandon product development programs;

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the number of patients required for clinical trials for our drug candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate, participants may drop out of these clinical trials at a higher rate than we anticipate or the duration of these clinical trials may be longer than we anticipate;

•	competition for clinical trial participants from investigational and approved therapies may make it more difficult to enroll patients in our clinical trials;

•	we or third-party collaborators may fail to obtain the clearance or approval of companion diagnostic tests, if required, on a timely basis, or at all;

•	our third-party contractors may fail to meet their contractual obligations to us in a timely manner, or at all, or may fail to comply with regulatory requirements;

•	we may have to suspend or terminate clinical trials for our drug candidates for various reasons, including a finding that the participants are being exposed to unacceptable health risks;

•	our drug candidates may have undesirable or unexpected side effects or other unexpected characteristics, causing us or our investigators, regulators or IRBs/ECs to suspend or terminate the trials;

•	the cost of clinical trials for our drug candidates may be greater than we anticipate;

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the supply or quality of our drug candidates or other materials necessary to conduct clinical trials for our drug candidates may be insufficient or inadequate and result in delays or suspension of our clinical trials; and

•	we or a diagnostic development partner may fail to receive regulatory approval of a companion diagnostic for use with a marketed product.

Our product development costs will increase if we experience delays in preclinical studies or clinical trials or in obtaining marketing approvals. We do not know whether any of our planned preclinical studies or clinical trials will begin on a timely basis or at all, will need to be restructured or will be completed on schedule, or at all. For example, the FDA may place a partial or full clinical hold on, any of our clinical trials for a variety of reasons. In February 2018, we received a Deficiency–Potential Hold Issues letter from the FDA stating that the number of patients treated in the Phase 1 portion of our ongoing TRIDENT-1 clinical trial exceeded the protocol-specified dose escalation enrollment plan. Additionally, the Development Safety Update Report (DSUR) and the Investigator’s Brochure (IB) had not been updated with available clinical safety information. Following discussion with the FDA, our IND was placed on partial clinical hold pending the submission of an amended protocol, an updated DSUR and updated IB. The partial clinical hold was removed on June 29, 2018 after the requested documents were revised and TRIDENT-1 resumed patient enrollment.

Significant preclinical or clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our drug candidates or allow our competitors to bring products to market before we do and impair our ability to successfully commercialize our drug candidates and may harm our business and results of operations.

Any delays in the commencement or completion, or termination or suspension, of our ongoing, planned or future clinical trials could result in increased costs to us, delay or limit our ability to generate revenue and adversely affect our commercial prospects.

Before we can initiate clinical trials of a drug candidate in any indication, we must submit the results of preclinical studies to the FDA along with other information, including information about the drug candidate’s chemistry, manufacturing and controls and our proposed clinical trial protocol, as part of an IND or similar regulatory filing.

Before obtaining marketing approval from the FDA for the sale of repotrectinib or any other drug candidate in any indication, we must conduct extensive clinical studies to demonstrate safety and efficacy. Clinical testing is expensive, time consuming and uncertain as to outcome. In addition, we expect to rely in part on preclinical, clinical and quality data generated by our contract research organizations (CROs) and other third parties for regulatory submissions for our drug candidates. While we have or will have agreements governing these third parties’ services, we have limited influence over their actual performance. If these third parties do not make data available to us, or, if applicable, make regulatory submissions in a timely manner, in each case pursuant to our agreements with them, our development programs may be significantly delayed and we may need to conduct additional studies or collect additional data independently. In either case, our development costs would increase. To date, we have submitted three INDs: one IND for the current Phase 1/2 clinical trial of repotrectinib; one IND for the current Phase 1 clinical trial of TPX-0022; and one IND for the planned Phase 1 clinical trial of TPX-0046. We still need to receive FDA clearance of our IND for TPX-0046 before we can begin a clinical trial of TPX-0046, and would require the same acceptance by the FDA prior to initiating any clinical trials in the United States for any of our other drug candidates. The FDA may require us to conduct additional preclinical studies for any drug candidate before it allows us to initiate clinical trials under any IND, which may lead to additional delays and increase the costs of our preclinical development programs.

Any delays in the commencement or completion of our ongoing, planned or future clinical trials could significantly affect our product development costs. We do not know whether our planned trials will begin on time or at all, or be completed on schedule, if at all. The commencement and completion of clinical trials can be delayed for a number of reasons, including delays related to:

•	the FDA disagreeing as to the design or implementation of our clinical trials or with our recommended dose for any of our pipeline programs;

•	obtaining FDA authorization to commence a trial or reaching a consensus with the FDA on trial design;

•	failing to obtain regulatory clearance or approval of companion diagnostics we may use to identify patients for enrollment in our clinical trials;

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any failure or delay in reaching an agreement with CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	obtaining approval from one or more IRBs/ECs;

•	IRBs/ECs refusing to approve, suspending or terminating the trial at an investigational site, precluding enrollment of additional subjects, or withdrawing their approval of the trial;

•	changes to clinical trial protocol;

•	clinical sites deviating from trial protocol or dropping out of a trial;

•	failing to manufacture or obtain sufficient quantities of drug candidate or, if applicable, combination therapies for use in clinical trials;

•	patients failing to enroll or remain in our trial at the rate we expect, or failing to return for post-treatment follow-up;

•	patients choosing an alternative treatment, or participating in competing clinical trials;

•	lack of adequate funding to continue the clinical trial;

•	patients experiencing severe or unexpected drug-related adverse effects;

•	occurrence of serious adverse events in trials of the same class of agents conducted by other companies;

•	selecting or being required to use clinical end points that require prolonged periods of clinical observation or analysis of the resulting data;

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a facility manufacturing our drug candidates or any of their components being ordered by the FDA to temporarily or permanently shut down due to violations of current good manufacturing practice (cGMP) regulations or other applicable requirements, or infections or cross-contaminations of drug candidates in the manufacturing process;

•	any changes to our manufacturing process that may be necessary or desired;

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third-party clinical investigators losing the licenses or permits necessary to perform our clinical trials, not performing our clinical trials on our anticipated schedule or consistent with the clinical trial protocol, good clinical practices (GCP) or other regulatory requirements;

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us, or our third-party contractors not performing data collection or analysis in a timely or accurate manner or improperly disclosing data prematurely or otherwise in violation of a clinical trial protocol; or

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third-party contractors becoming debarred or suspended or otherwise penalized by the FDA or other government or regulatory authorities for violations of regulatory requirements, in which case we may need to find a substitute contractor, and we may not be able to use some or all of the data produced by such contractors in support of our marketing applications.

We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs/ECs of the institutions in which such trials are being conducted, by a Data Safety Monitoring Board for such trial or by the FDA. Such authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a pharmaceutical, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. In addition, changes in regulatory requirements and policies may occur, and we may need to amend clinical trial protocols to comply with these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs/ECs for reexamination, which may impact the costs, timing or successful completion of a clinical trial.

Certain of our scientific advisors or consultants who receive compensation from us are investigators for our clinical trial. Under certain circumstances, we may be required to report some of these relationships to the FDA. Although we believe our existing relationships are within the FDA’s guidelines, the FDA may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the study. The FDA may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA and may ultimately lead to the denial of marketing approval of repotrectinib. If we experience delays in the completion of, or termination of, any clinical trial of repotrectinib or any other drug candidate, the commercial prospects of such drug candidate will be harmed, and our ability to generate product revenues will be delayed. Moreover, any delays in completing our clinical trials will increase our costs, slow down our development and approval process and jeopardize our ability to commence product sales and generate revenues which may harm our business, financial condition, results of operations and prospects significantly.

If we experience delays or difficulties in enrolling patients in our ongoing or planned clinical trials, our receipt of necessary regulatory approval could be delayed or prevented.

We may not be able to initiate or continue our ongoing or planned clinical trials for our drug candidates if we are unable to identify and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA. In addition, some of our competitors may have ongoing clinical trials for drug candidates that would treat the same patients as repotrectinib or our other drug candidates, and patients who would otherwise be eligible for our clinical trials may instead enroll in clinical trials of our competitors’ drug candidates. This is acutely relevant for our development of repotrectinib for the treatment of patients with NTRK+ advanced solid tumors, an indication for which the approved TKIs, larotrectinib and entrectinib, are required to complete post-marketing studies, and our development of repotrectinib for the treatment of patients with ROS1+ advanced NSCLC and patients with NTRK+ advanced solid tumors, an indication for which investigational drugs are competing for clinical trial participants. Patient enrollment is also affected by other factors, including:

•	severity of the disease under investigation;

•	our ability to recruit clinical trial investigators of appropriate competencies and experience;

•	the incidence and prevalence of our target indications;

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clinicians’ and patients’ awareness of, and perceptions as to the potential advantages and risks of our drug candidates in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating;

•	invasive procedures required to enroll patients and to obtain evidence of the drug candidate’s performance during the clinical trial;

•	availability and efficacy of approved medications for the disease under investigation;

•	eligibility criteria defined in the protocol for the trial in question;

•	the size of the patient population required for analysis of the trial’s primary endpoints;

•	efforts to facilitate timely enrollment in clinical trials;

•	whether we are subject to a partial or full clinical hold on any of our clinical trials;

•	reluctance of physicians to encourage patient participation in clinical trials;

•	the ability to monitor patients adequately during and after treatment;

•	our ability to obtain and maintain patient consents; and

•	proximity and availability of clinical trial sites for prospective patients.

Our inability to enroll a sufficient number of patients for our clinical trials would result in significant delays or may require us to abandon one or more clinical trials altogether. Enrollment delays in our clinical trials may result in increased development costs, which would cause the value of our company to decline and limit our ability to obtain additional financing.

Adverse side effects or other safety risks associated with repotrectinib or our other drug candidates could delay or preclude approval, cause us to suspend or discontinue clinical trials or abandon further development, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

As is the case with pharmaceuticals generally, we have observed side effects and adverse events associated with repotrectinib. As of the July 22, 2019 data cut-off date for the Phase 1 portion of our ongoing Phase 1/2 clinical trial of repotrectinib, TRIDENT-1, the most common treatment emergent adverse events were dizziness, dysgeusia, anemia, constipation, fatigue, dyspnea, paresthesia, nausea, cough, pyrexia, headache, vomiting, ataxia, myalgia, upper respiratory tract infection, abdominal pain, muscular weakness, and pain in extremity, most of which were Grade 1 or Grade 2. In patients treated at 160 mg QD or above, the majority of TEAEs of dizziness, ataxia and paresthesia occurred within the first 14 days after dosing.

Of all 93 patients in the safety population, three patients discontinued treatment due to adverse events (one with a Grade 3 pleural effusion, another with a DLT of Grade 3 hypoxia/dyspnea, and one with Grade 1 dyspnea) that were determined to be related to study treatment. As of the July 22, 2019 data cut-off date, five Grade 5 TEAEs have occurred, with four, respiratory failure (n=2), pneumonia (n=1), and sepsis (n=1), determined not to be related to treatment. The four Grade 5 TEAEs that were determined to not be treatment related include: one patient with NTRK+ angiosarcoma on the right leg with a pre-existing open wound infection on the left leg who was treated at 40 mg QD and developed Grade 5 sepsis and died seven days after stopping repotrectinib; one patient with ROS1+ NSCLC treated at 40 mg QD who developed Grade 5 respiratory failure due to disease progression five days after repotrectinib discontinuation; one ROS1+ NSCLC patient with Grade 5 respiratory failure reported as related to disease progression and not treatment-related, who was initially treated at 120 mg QD and dose escalated to 160 mg BID due to disease progression 30 days prior to the event; and one ROS1+ NSCLC patient who had a past medical history of pericardial tamponade prior to study entry and was previously treated with multiple rounds of chemotherapy/immunotherapy and crizotinib, who was initially treated at 160 mg QD and dose escalated to 160 mg BID, who developed worsening pneumonia and died 10 days after discontinuing repotrectinib. The fifth Grade 5 TEAE involved a patient with ALK+ NSCLC and a past medical history of diabetes, obesity and hypertension who was dosed at 240 mg QD (once daily) of repotrectinib and experienced a Grade 5 event of sudden death on day 10 of cycle 1, which we determined to be possibly related to study treatment. Since the July 22, 2019 data cut-off date, a 70 year old ROS1+ NSCLC patient with CNS disease and a past history of vertigo, pulmonary embolism and a cerebrovascular accident who was dosed at 160 mg QD discontinued repotrectinib on Cycle 10 day 8 due to a Grade 3 treatment related adverse event of syncope that resolved after treatment discontinuation.

Results of our ongoing and planned clinical trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics. Undesirable side effects caused by our drug candidates could result in the delay, suspension or termination of clinical trials by us or the FDA for a number of reasons. Additionally, due to the high mortality rates of the cancers for which we are initially pursuing development and the pretreated nature of many patients in our ongoing and planned clinical trials of repotrectinib, a material percentage of patients in these clinical trials may die during a trial, which could impact development of repotrectinib. If we elect or are required to delay, suspend or terminate any clinical trial, the commercial prospects of our drug candidates will be harmed and our ability to generate product revenues from this drug candidate will be delayed or eliminated. Serious adverse events observed in clinical trials could hinder or prevent market acceptance of our drug candidates. Any of these occurrences may harm our business, prospects, financial condition and results of operations significantly.

Moreover, if our drug candidates are associated with undesirable side effects in clinical trials or have characteristics that are unexpected, we may elect to abandon or limit their development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective, which may limit the commercial expectations for our drug candidates, if approved. For example, we are required to conduct an embryo-fetal toxicology study of repotrectinib, and any adverse findings from this study may delay, prevent or adversely impact any marketing approval we may be able to obtain for repotrectinib in humans. We may also be required to modify our study plans based on findings in our clinical trials. Many drugs that initially showed promise in early stage testing have later been found to cause side effects that prevented further development. In addition, regulatory authorities may draw different conclusions or require additional testing to confirm these determinations.

It is possible that as we test our drug candidates in larger, longer and more extensive clinical trials, including with different dosing regimens, or as the use of our drug candidates becomes more widespread following any regulatory approval, illnesses, injuries, discomforts and other adverse events that were observed in earlier trials, as well as conditions that did not occur or went undetected in previous trials, will be reported by patients. If such side effects become known later in development or upon approval, if any, such findings may harm our business, financial condition, results of operations and prospects significantly.

In addition, if any of our drug candidates receive marketing approval, and we or others later identify undesirable side effects caused by treatment with such drug, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw approval of the drug;

•	we may be required to recall a product or change the way the drug is administered to patients;

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regulatory authorities may require additional warnings on the label, such as a “black box” warning or a contraindication, or issue safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;

•	we may be required to implement a Risk Evaluation and Mitigation Strategy (REMS) or create a medication guide outlining the risks of such side effects for distribution to patients;

•	additional restrictions may be imposed on the marketing or promotion of the particular product or the manufacturing processes for the product or any component thereof;

•	we could be sued and held liable for harm caused to patients;

•	the drug could become less competitive; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of our drug candidates, if approved, and could significantly harm our business, financial condition, results of operations and prospects.

Interim, topline and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available, and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose preliminary, interim or topline data from our clinical trials, such as the preliminary data analyses for the Phase 1 portion of our TRIDENT-1 trial announced in June and September 2018, and interim updates from the data cut-off dates of March 2019 and July 2019. These interim updates are based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the topline results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, topline data should be viewed with caution until the final data are available. In addition, we may report interim analyses of only certain endpoints rather than all endpoints. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse changes between interim data and final data could significantly harm our business and prospects. Further, additional disclosure of interim data by us or by our competitors in the future could result in volatility in the price of our common stock.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular drug candidate or product and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is typically selected from a more extensive amount of available information. You or others may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular drug, drug candidate or our business. If the preliminary or topline data that we report differ from late, final or actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, repotrectinib or any other drug candidates may be harmed, which could harm our business, financial condition, results of operations and prospects.

If we are unable to successfully develop companion diagnostic tests for our drug candidates that require such tests, or experience significant delays in doing so, we may not realize the full commercial potential of these drug candidates.

We plan to develop, either by ourselves or with collaborators, companion diagnostic tests for our drug candidates for certain indications. To be successful, we or our collaborators will need to address a number of scientific, technical, regulatory and logistical challenges. We have no prior experience with medical device or diagnostic test development. If we choose to develop and seek FDA approval for companion diagnostic tests on our own, we will require additional personnel. We may rely on third parties for the design, development and manufacture of companion diagnostic tests for our therapeutic drug candidates that require such tests. If these parties are unable to successfully develop companion diagnostics for these therapeutic drug candidates, or experience delays in doing so, we may be unable to enroll enough patients for our current and planned clinical trials, the development of these therapeutic drug candidates may be adversely affected, these therapeutic drug candidates may not obtain marketing approval, and we may not realize the full commercial potential of any of these therapeutics that obtain marketing approval. We are co-developing repotrectinib with a next-generation sequencing-based companion diagnostic. A prototype companion diagnostic has been developed and is being used as a clinical trial assay to confirm the presence of ROS1+, NTRK+ or ALK+ gene fusions in patients prior to enrollment into the Phase 2 portion of TRIDENT-1. We have selected a diagnostic partner to support development of the companion diagnostic and filing of a pre-market approval (PMA) application to the FDA. In May 2019, the FDA approved an IDE for use of this clinical trial assay in the Phase 2 portion of TRIDENT-1. An approved companion diagnostic will be required in order to obtain marketing approval of repotrectinib in patients with ROS1+ advanced NSCLC and patients with NTRK+ advanced solid tumors. Any failure to successfully develop this companion diagnostic may prevent us from ultimately seeking approval for repotrectinib in patients with ROS1+ advanced NSCLC and patients with NTRK+ advanced solid tumors. As a result, our business, results of operations and financial condition could be materially harmed.

The failure to obtain required regulatory clearances or approvals for any companion diagnostic tests that we may pursue may prevent or delay approval of any of our drug candidates. Moreover, the commercial success of any of our drug candidates that require a companion diagnostic will be tied to the receipt of any required regulatory clearances or approvals and the continued availability of such tests.

In connection with the clinical development of our drug candidates for certain indications, we may work with collaborators to develop or obtain access to companion diagnostic tests to identify appropriate patients for our drug candidates. We may rely on third parties for the development, testing and manufacturing of these companion diagnostics, the application for and receipt of any required regulatory clearances or approvals, and the commercial supply of these companion diagnostics. The FDA and foreign regulatory authorities regulate companion diagnostics as medical devices that will likely be subject to clinical trials in conjunction with the clinical trials for drug candidates, and which will require separate regulatory clearance or approval prior to commercialization. This process could include additional meetings with health authorities, such as a pre-submission meeting and the requirement to submit an investigational device exemption. In the case of a companion diagnostic that is designated as “significant risk device,” approval of an investigational device exemption by the FDA and IRB is required before such diagnostic is used in conjunction with the clinical trials for a corresponding drug candidate. We or our third-party collaborators may fail to obtain the required regulatory clearances or approvals, which could prevent or delay approval of our drug candidates. In addition, the commercial success of any of our drug candidates that require a companion diagnostic will be tied to and dependent upon the receipt of required regulatory clearances or approvals and the continued ability of such third parties to make the companion diagnostic commercially available to us on reasonable terms in the relevant geographies.

We may expend our limited resources to pursue a particular drug candidate or indication and fail to capitalize on drug candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we focus on research programs and drug candidates that we identify for specific indications. As a result, we may forego or delay pursuit of opportunities with other drug candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities. Our spending on current and future research and development programs and drug candidates for specific indications may not yield any commercially viable products. If we do not accurately evaluate the commercial potential or target market for a particular drug candidate, we may relinquish valuable rights to that drug candidate through collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such drug candidate.

We may not be successful in our efforts to design additional potential drug candidates.

A key element of our strategy is to apply our knowledge and our understanding of the structure, biology and activity of kinase inhibitors to design drug candidates. The therapeutic design and development activities that we are conducting may not be successful in developing drug candidates that are useful in treating cancer or other diseases. Our research programs may initially show promise in identifying potential drug candidates, yet fail to yield drug candidates for clinical development for a number of reasons, including:

•	the research methodology used may not be successful in identifying potential drug candidates;

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potential drug candidates may, on further study, be shown to have harmful side effects or other characteristics that indicate that they are unlikely to be drugs that will obtain marketing approval or achieve market acceptance; or

•	potential drug candidates may not be effective in treating their targeted diseases.

Research programs to identify and design new drug candidates require substantial technical, financial and human resources. We may choose to focus our efforts and resources on a potential drug candidate that ultimately proves to be unsuccessful. If we are unable to identify and design suitable drug candidates for preclinical and clinical development, we will not be able to obtain revenues from the sale of products in future periods, which likely would result in significant harm to our financial position and adversely impact our stock price.

We may not be able to obtain or maintain orphan drug designation or exclusivity for our drug candidates.

Regulatory authorities in some jurisdictions, including the United States, may designate drugs for relatively small patient populations as “orphan drugs.” Under the Orphan Drug Act, the FDA may designate a drug candidate as an orphan drug if it is intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals in the United States, or if the disease or condition affects more than 200,000 individuals in the United States and there is no reasonable expectation that the cost of developing and making a drug product available in the United States for the type of disease or condition will be recovered from sales of the product.

Orphan drug designation entitles a party to financial incentives, such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. Additionally, if a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity. This means that the FDA may not approve any other applications to market the same drug or biological product for the same indication for seven years, except in certain circumstances, including proving clinical superiority (i.e., another product is safer, more effective or makes a major contribution to patient care) to the product with orphan exclusivity. Competitors, however, may receive approval of different products for the indication for which the orphan product has exclusivity, or obtain approval for the same product but for a different indication than that for which the orphan product has exclusivity. In addition, exclusive marketing rights in the United States may be limited if we seek approval for an indication broader than the orphan-designated indication or may be lost if the FDA later determines that the request for designation was materially defective.

We have obtained orphan drug designation in the United States for use of repotrectinib in treatment of NSCLC with adenocarcinoma histology. We may apply for similar designations in other geographies or for our other drug candidates in the future. Orphan drug status does not ensure that we will receive marketing exclusivity in a particular market, and we cannot assure you that any future application for orphan drug designation in any other geography or with respect to any other drug candidate will be granted. Orphan drug designation neither shortens the development time or regulatory review time of a drug, nor gives the drug any advantage in the regulatory review or approval process.

Risks Related to Our Dependence on Third Parties

We rely, and intend to continue to rely, on third parties to conduct our clinical trials and perform some of our research and preclinical studies. If these third parties do not satisfactorily carry out their contractual duties, fail to comply with applicable regulatory requirements or do not meet expected deadlines, our development programs may be delayed or subject to increased costs or we may be unable to obtain regulatory approval, each of which may have an adverse effect on our business, financial condition, results of operations and prospects.

We do not have the ability to independently conduct all aspects of our preclinical testing or clinical trials ourselves. As a result, we are dependent on third parties to conduct our ongoing and planned clinical trials of repotrectinib and preclinical studies, and any preclinical studies and clinical trials of any other drug candidates. The timing of the initiation and completion of these trials will therefore be partially controlled by such third parties and may result in delays to our development programs. Specifically, we expect CROs, clinical investigators and consultants to play a significant role in the conduct of these trials and the subsequent collection and analysis of data. However, we will not be able to control all aspects of their activities. Nevertheless, we are responsible for ensuring that each clinical trial is conducted in accordance with the applicable protocol and legal, regulatory and scientific standards, and our reliance on the CROs and other third parties does not relieve us of our regulatory responsibilities. We and our CROs are required to comply with GCP requirements, which are regulations and guidelines enforced by the FDA for drug candidates in clinical development. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, clinical trial investigators and clinical trial sites. If we or any of our CROs or clinical trial sites fail to comply with applicable GCP requirements, the data generated in our clinical trials may be deemed unreliable, and the FDA may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA will determine that our clinical trials comply with GCPs. In addition, our clinical trials must be conducted with product produced under cGMP regulations. Our failure or the failure of third parties on whom we rely to comply with these regulations may require us to stop and/or repeat clinical trials, which would delay the marketing approval process.

There is no guarantee that any such CROs, clinical trial investigators or other third parties on which we rely will devote adequate time and resources to our development activities or perform as contractually required. If any of these third parties fail to meet expected deadlines, adhere to our clinical protocols or meet regulatory requirements, otherwise perform in a substandard manner, or terminate their engagements with us, the timelines for our development programs may be extended or delayed or our development activities may be suspended or terminated. If our clinical trial site terminates for any reason, we may experience the loss of follow-up information on subjects enrolled in such clinical trial unless we are able to transfer those subjects to another qualified clinical trial site, which may be difficult or impossible. In addition, certain of our scientific advisors or consultants who receive compensation from us are clinical trial investigators for our clinical trial. Although we believe our existing relationships are within the FDA’s guidelines, if these relationships and any related compensation result in perceived or actual conflicts of interest, or the FDA concludes that the financial relationship may have affected the interpretation of the trial, the integrity of the data generated at the applicable clinical trial site may be questioned and the utility of the clinical trial itself may be jeopardized, which could result in the delay or rejection of any marketing application we submit by the FDA. Any such delay or rejection could prevent us from commercializing repotrectinib or any other drug candidates.

Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors for whom they may also be conducting clinical trials or other pharmaceutical product development activities that could harm our competitive position. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, marketing approvals for repotrectinib or any other drug candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our products.

Manufacturing pharmaceutical products is complex and subject to product loss for a variety of reasons. We contract with third parties for the manufacture of our drug candidates for preclinical testing and clinical trials and expect to continue to do so for commercialization. This reliance on third parties increases the risk that we will not have sufficient quantities of our drug candidates or products or such quantities at an acceptable cost or quality, which could delay, prevent or impair our development or commercialization efforts.

We do not have any manufacturing facilities. We produce in our laboratory very small quantities of small molecules for evaluation in our research programs. We rely, and expect to continue to rely, on third parties for the manufacture of our drug candidates for preclinical and clinical testing, as well as for commercial manufacture if any of our drug candidates obtain marketing approval. Some of our manufacturers represent our sole source of supply, including the China-based supplier of repotrectinib starting material. This reliance on third parties increases the risk that we will not have sufficient quantities of our drug candidates or products or such quantities at an acceptable cost or quality, which could delay, prevent or impair our development or commercialization efforts.

We may be unable to establish any agreements with third-party manufacturers or to do so on favorable terms. Even if we are able to establish agreements with third-party manufacturers, reliance on third-party manufacturers entails additional risks, including:

•	reliance on the third party for regulatory, compliance and quality assurance;

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operations of our third-party manufacturers or suppliers could be disrupted by conditions unrelated to our business or operations, including the bankruptcy of the manufacturer or supplier or the issuance of an FDA Form 483 notice or warning letter;

•	the possible breach of the manufacturing agreement by the third party;

•	the possible misappropriation of our proprietary information, including our trade secrets and know how;

•	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us;

•	carrier disruptions or increased costs that are beyond our control; and

•	failure to deliver our drugs under specified storage conditions and in a timely manner.

We have only limited supply arrangements in place with respect to our drug candidates, and these arrangements do not extend to commercial supply. We acquire many key materials on a purchase order basis. As a result, we do not have long-term committed arrangements with respect to our drug candidates and other materials. If we obtain marketing approval for any of our drug candidates, we will need to establish an agreement for commercial manufacture with a third party.

Third-party manufacturers may not be able to comply with cGMP regulations or similar regulatory requirements outside of the United States. Our failure, or the failure of our third-party manufacturers and suppliers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of drug candidates or products, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our products. In addition, our third-party manufacturers and suppliers are subject to numerous environmental, health and safety laws and regulations, including those governing the handling, use, storage, treatment and disposal of waste products, and failure to comply with such laws and regulations could result in significant costs associated with civil or criminal fines and penalties for such third parties. Based on the severity of regulatory actions that may be brought against these third parties in the future, our clinical or commercial supply of drug and packaging and other services could be interrupted or limited, which could harm our business.

Our drug candidates and any products that we may develop may compete with other drug candidates and products for access to manufacturing facilities. As a result, we may not obtain access to these facilities on a priority basis or at all. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us.

As we prepare for later-stage clinical trials and potential commercialization, we will need to take steps to increase the scale of production of our drug candidates. We have not yet scaled up the manufacturing process for any of our drug candidates. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered in our drug candidates or in the manufacturing facilities in which our drug candidates are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination.

Any performance failure on the part of our existing or future manufacturers could delay clinical development or marketing approval. We do not currently have arrangements in place for redundant supply or a second source for bulk drug substance. If our current contract manufacturers for preclinical and clinical testing cannot perform as agreed, we may be required to replace such manufacturers. Although we believe that there are several potential alternative manufacturers who could manufacture our drug candidates, we may incur added costs and delays in identifying and qualifying any such replacement manufacturer or be able to reach agreement with any alternative manufacturer.

Our current and anticipated future dependence upon others for the manufacture of our drug candidates or products may adversely affect our future profit margins and our ability to commercialize any products that obtain marketing approval on a timely and competitive basis.

We may enter into collaborations with third parties for the development and commercialization of our drug candidates. If those collaborations are not successful, we may not be able to capitalize on the market potential of these drug candidates.

We may in the future seek third-party collaborators for the development and commercialization of some of our drug candidates on a selected basis. Our likely collaborators for any collaboration arrangements include large and mid-size pharmaceutical companies, regional and national pharmaceutical companies and biotechnology companies. We face significant competition in seeking appropriate collaborators. Our ability to reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors.

If we do enter into any such arrangements with any third parties, we will likely have limited control over the amount and timing of resources that our collaborators dedicate to the development or commercialization of our drug candidates. Our ability to generate revenues from these arrangements will depend on our collaborators’ abilities and efforts to successfully perform the functions assigned to them in these arrangements. Collaborations involving our drug candidates would pose numerous risks to us, including the following:

•	collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations and may not perform their obligations as expected;

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collaborators may de-emphasize or not pursue development and commercialization of our drug candidates or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborators’ strategic focus, including as a result of a sale or disposition of a business unit or development function, or available funding or external factors such as an acquisition that diverts resources or creates competing priorities;

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collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a drug candidate, repeat or conduct new clinical trials or require a new formulation of a drug candidate for clinical testing;

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collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our products or drug candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

•	a collaborator with marketing and distribution rights to multiple products may not commit sufficient resources to the marketing and distribution of our product relative to other products;

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collaborators may not properly obtain, maintain, defend or enforce our intellectual property rights or may use our proprietary information and intellectual property in such a way as to invite litigation or other intellectual property related proceedings that could jeopardize or invalidate our proprietary information and intellectual property or expose us to potential litigation or other intellectual property related proceedings;

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disputes may arise between the collaborators and us that result in the delay or termination of the research, development or commercialization of our products or drug candidates or that result in costly litigation or arbitration that diverts management attention and resources;

•	collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable drug candidates;

•	collaboration agreements may not lead to development or commercialization of drug candidates in the most efficient manner or at all; and

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if a collaborator of ours were to be involved in a business combination, the continued pursuit and emphasis on our product development or commercialization program could be delayed, diminished or terminated.

Risks Related to Regulatory Approval and Marketing of Our Drug Candidates and Other Legal Compliance Matters

The development and commercialization of pharmaceutical products are subject to extensive regulation, and we may not obtain regulatory approvals for repotrectinib or any other drug candidates, on a timely basis or at all.

The clinical development, manufacturing, labeling, packaging, storage, recordkeeping, advertising, promotion, export, import, marketing, distribution, adverse event reporting, including the submission of safety and other post-marketing information and reports, and other possible activities relating to repotrectinib, currently our only drug candidate in a clinical trial, as well as any other drug candidate that we may develop in the future, are subject to extensive regulation. Marketing approval of drugs in the United States requires the submission of a new drug application (NDA) to the FDA and we are not permitted to market any drug candidate in the United States until we obtain approval from the FDA of the NDA for that product. An NDA must be supported by extensive clinical and preclinical data, as well as extensive information regarding pharmacology, chemistry, manufacturing and controls.

FDA approval of an NDA is not guaranteed, and the review and approval process is an expensive and uncertain process that may take several years. The FDA also has substantial discretion in the approval process. The number and types of preclinical studies and clinical trials that will be required for NDA approval varies depending on the drug candidate, the disease or the condition that the drug candidate is designed to treat and the regulations applicable to any particular drug candidate. For example, if successful, we believe that the Phase 2 portion of TRIDENT-1 may be sufficient to support FDA approval of an NDA for repotrectinib, but the FDA may disagree with the sufficiency of our data and require additional clinical trials. Additionally, depending upon the results of the Phase 2 portion of TRIDENT-1, we may choose to seek Subpart H Accelerated Approval for repotrectinib, which would require completion of a confirmatory trial or trials to validate the clinical benefit of the drug. Despite the time and expense associated with preclinical studies and clinical trials, failure can occur at any stage. The results of preclinical and early clinical trials of repotrectinib or any other drug candidate may not be predictive of the results of our later-stage clinical trials.

Clinical trial failure may result from a multitude of factors including flaws in trial design, dose selection, placebo effect, patient enrollment criteria and failure to demonstrate favorable safety or efficacy traits, and failure in clinical trials can occur at any stage. Companies in the pharmaceutical industry frequently suffer setbacks in the advancement of clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Based upon negative or inconclusive results, we may decide, or regulators may require us, to conduct additional clinical trials or preclinical studies. In addition, data obtained from clinical trials are susceptible to varying interpretations, and regulators may not interpret our data as favorably as we do, which may further delay, limit or prevent marketing approval.

The FDA could delay, limit or deny approval of a drug candidate for many reasons, including because they:

•	may not deem our drug candidate to be adequately safe and effective as compared to available therapies;

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may not agree that the data collected from preclinical studies and clinical trials are acceptable or sufficient to support the submission of an NDA or other submission or to obtain regulatory approval, and may impose requirements for additional preclinical studies or clinical trials;

•	may determine that adverse events experienced by participants in our clinical trials represent an unacceptable level of risk;

•	may determine that population studied in the clinical trial may not be sufficiently broad or representative to assure safety in the full population for which we seek approval;

•	may not accept clinical data from trials, which are conducted at clinical facilities or in countries where the standard of care is potentially different from that of the United States;

•	may disagree regarding the formulation, labeling and/or the specifications;

•	may not approve the manufacturing processes or facilities associated with our drug candidate;

•	may change approval policies or adopt new regulations; or

•	may not accept a submission due to, among other reasons, the content or formatting of the submission.

Generally, public concern regarding the safety of pharmaceutical products could delay or limit our ability to obtain regulatory approval, result in the inclusion of unfavorable information in our labeling, or require us to undertake other activities that may entail additional costs. We have not obtained FDA approval for any product. This lack of experience may impede our ability to obtain FDA approval in a timely manner, if at all, for repotrectinib.

If we experience delays in obtaining approval or if we fail to obtain approval of repotrectinib or our other drug candidates, our commercial prospects will be harmed and our ability to generate revenues will be materially impaired which would adversely affect our business, prospects, financial condition and results of operations.

Our failure to obtain marketing approval in foreign jurisdictions would prevent our drug candidates from being marketed abroad, and any approval we are granted for our drug candidates in the United States would not assure approval of drug candidates in foreign jurisdictions.

In order to market and sell our products in any jurisdiction outside the United States, we must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, it is required that the product be approved for reimbursement before the product can be approved for sale in that country. We may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. We may not be able to submit for marketing approvals and may not receive necessary approvals to commercialize our products in any market.

Even if we obtain marketing approval for our drug candidates, the terms of approvals and ongoing regulation of our products may limit how we manufacture and market our products and compliance with such requirements may involve substantial resources, which could materially impair our ability to generate revenue.

Even if marketing approval of a drug candidate is granted, an approved product and its manufacturer and marketer are subject to ongoing review and extensive regulation, which may include the requirement to implement a REMS or to conduct costly post-marketing studies or clinical trials and surveillance to monitor the safety or efficacy of the product. We must also comply with requirements concerning advertising and promotion for any of our drug candidates for which we obtain marketing approval. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved labeling. Thus, we will not be able to promote any products we develop for indications or uses for which they are not approved. In addition, manufacturers of approved products and those manufacturers’ facilities are required to ensure that quality control and manufacturing procedures conform to cGMPs, which include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation and reporting requirements. We and our contract manufacturers could be subject to periodic unannounced inspections by the FDA to monitor and ensure compliance with cGMPs.

Accordingly, assuming we obtain marketing approval for one or more of our drug candidates, we and our contract manufacturers will continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production, product surveillance and quality control. If we are not able to comply with post-approval regulatory requirements, we could have the marketing approvals for our products withdrawn by regulatory authorities and our ability to market any future products could be limited, which could adversely affect our ability to achieve or sustain profitability. As a result, the cost of compliance with post-approval regulations may have a negative effect on our operating results and financial condition.

Any drug candidate for which we obtain marketing approval will be subject to ongoing enforcement of post-marketing requirements and we could be subject to substantial penalties, including withdrawal of our product from the market, if we fail to comply with all regulatory requirements or if we experience unanticipated problems with our products, when and if any of them are approved.

Any drug candidate for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data, labeling, advertising and promotional activities for such product, will be subject to continual requirements of and review by the FDA and other regulatory authorities. These requirements include, but are not limited to, restrictions governing promotion of an approved product, submissions of safety and other post-marketing information and reports, registration and listing requirements, cGMP requirements relating to manufacturing, quality control, quality assurance and corresponding maintenance of records and documents, and requirements regarding drug distribution and the distribution of samples to physicians and recordkeeping.

The FDA and other federal and state agencies, including the Department of Justice, closely regulate compliance with all requirements governing prescription drug products, including requirements pertaining to marketing and promotion of drugs in accordance with the provisions of the approved labeling and manufacturing of products in accordance with cGMP requirements. Violations of such requirements may lead to investigations alleging violations of the Food, Drug, and Cosmetic Act (FDCA) and other statutes, including the False Claims Act and other federal and state healthcare fraud and abuse laws as well as state consumer protection laws. Our failure to comply with all regulatory requirements, and later discovery of previously unknown adverse events or other problems with our products, manufacturers or manufacturing processes, may yield various results, including:

•	litigation involving patients taking our products;

•	restrictions on such products, manufacturers or manufacturing processes;

•	restrictions on the labeling or marketing of a product;

•	restrictions on product distribution or use;

•	requirements to conduct post-marketing studies or clinical trials;

•	warning or untitled letters;

•	withdrawal of the products from the market;

•	refusal to approve pending applications or supplements to approved applications that we submit;

•	recall of products;

•	fines, restitution or disgorgement of profits or revenues;

•	suspension or withdrawal of marketing approvals;

•	damage to relationships with any potential collaborators;

•	unfavorable press coverage and damage to our reputation;

•	refusal to permit the import or export of our products;

•	product seizure; or

•	injunctions or the imposition of civil or criminal penalties.

Non-compliance by us or any future collaborator with regulatory requirements, including safety monitoring or pharmacovigilance, and with requirements related to the development of products for the pediatric population can also result in significant financial penalties.

Our relationships with customers and third-party payors may be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Healthcare providers, physicians and third-party payors will play a primary role in the recommendation and prescription of any drug candidates for which we obtain marketing approval. Our current and future arrangements with healthcare providers, third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute any products for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations, include the following:

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the federal Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid;

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the federal civil and criminal false claims laws, including the False Claims Act, which can be enforced by civil whistleblower or qui tam actions on behalf of the government, and the civil monetary penalties law, prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented false or fraudulent claims for payment by a federal government program, or making a false statement or record material to payment of a false claim or avoiding, decreasing or concealing an obligation to pay money to the federal government;

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the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), as amended by the Health Information Technology for Economic and Clinical Health Act (HITECH), and their implementing regulations, impose criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also impose obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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the federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

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the federal transparency requirements under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively the ACA), requires manufacturers of drugs, devices, biologics and medical supplies to report to the Centers for Medicare & Medicaid Services (CMS) information related to physician payments and other transfers of value and ownership and investment interests held by physicians and their immediate family members; and

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analogous state laws and regulations such as state anti-kickback and false claims laws and analogous non-U.S. fraud and abuse laws and regulations, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers. Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance regulations promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers, marketing expenditures, or drug pricing. State and local laws require the registration of pharmaceutical sales and medical representatives. State and non-U.S. laws that also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Efforts to ensure that our business arrangements with third parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from government funded healthcare programs, such as Medicare and Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, additional integrity reporting and oversight obligations, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. If any of the physicians or other healthcare providers or entities with whom we expect to do business is found to be not in compliance with applicable laws, they may be subject to significant criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs, which could have a material adverse effect on our business, results of operations, financial condition and prospects.

Recently enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our drug candidates and decrease the prices we may obtain.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval of our drug candidates, restrict or regulate post-approval activities and affect our ability to profitably sell any drug candidates for which we obtain marketing approval.

In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (MMA) changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for physician-administered drugs. In addition, this legislation provided authority for limiting the number of drugs that will be covered in any therapeutic class. Cost reduction initiatives and other provisions of this legislation could decrease the coverage and price that we receive for any approved products. While the MMA applies only to drug benefits for Medicare beneficiaries, private third-party payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates. Therefore, any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private third-party payors.

In March 2010, the former U.S. President signed into law the ACA, a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms.

Among the provisions of the ACA of importance to our potential drug candidates are the following:

•	annual fees and taxes on manufacturers of certain branded prescription drugs;

•	an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic products;

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a new Medicare Part D coverage gap discount program, in which manufacturers must now agree to offer 70% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

•	a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected;

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an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations;

•	expansion of healthcare fraud and abuse laws, including the False Claims Act and the federal Anti-Kickback Statute, new government investigative powers, and enhanced penalties for noncompliance;

•	extension of manufacturers’ Medicaid rebate liability;

•	expansion of eligibility criteria for Medicaid programs;

•	expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;

•	requirements to report financial arrangements with physicians and teaching hospitals;

•	a requirement to annually report drug samples that manufacturers and distributors provide to physicians; and

•	a Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

Some of the provisions of the ACA have yet to be fully implemented, while certain provisions have been subject to judicial and Congressional challenges as well as recent efforts by the current U.S. President’s administration to repeal or replace certain aspects of the ACA. Since January 2017, the current U.S. President has signed two Executive Orders and other directives designed to delay the implementation of certain provisions of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the ACA. While Congress has not passed comprehensive repeal legislation, it has enacted laws that modify certain provisions of the ACA such as removing penalties, starting January 1, 2019, for not complying with the ACA’s individual mandate to carry health insurance, delaying the implementation of certain ACA-mandated fees, and increasing the point-of-sale discount that is owed by pharmaceutical manufacturers who participate in Medicare Part D. On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas (Texas District Court Judge) ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Cuts and Jobs Act, the remaining provisions of the ACA are invalid as well. While the Texas District Court Judge, as well as the current U.S. President’s administration and CMS, have stated that the ruling will have no immediate effect, it is unclear how this decision, subsequent appeals, and other efforts to repeal and replace the ACA will impact the ACA and our business.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011 was signed into law, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals for spending reductions. The Joint Select Committee did not achieve a targeted deficit reduction, triggering the legislation’s automatic reduction to several government programs. These changes include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, starting in 2013, and due to subsequent legislative amendments to the statute, will remain in effect through 2027 unless additional Congressional action is taken. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These laws may result in additional reductions in Medicare and other healthcare funding.

Further, there has been heightened governmental scrutiny recently over the manner in which drug manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drug products. For example, the current U.S. President’s administration released a “Blueprint” to lower drug prices and reduce out of pocket costs of drugs that contains additional proposals to increase manufacturer competition, increase the negotiating power of certain federal healthcare programs, incentivize manufacturers to lower the list price of their products and reduce the out of pocket costs of drug products paid by consumers. For example, in October 2018, CMS proposed a new rule that would require direct-to-consumer television advertisements of prescription drugs and biological products, for which payment is available through or under Medicare or Medicaid, to include in the advertisement the Wholesale Acquisition Cost, or list price, of that drug or biological product. On January 31, 2019, the U.S. Department of Health and Human Services, Office of Inspector General, proposed modifications to the federal Anti-Kickback Statute discount safe harbor for the purpose of reducing the cost of drug products to consumers which, among other things, if finalized, will affect discounts paid by manufacturers to Medicare Part D plans, Medicaid managed care organizations and pharmacy benefit managers working with these organizations. Although some of these, and other proposed measures may require additional authorization to become effective, Congress and the current U.S. President’s administration have each indicated that it will continue to seek new legislative and/or administrative measures to control drug costs.

Additionally, on May 30, 2018, the Trickett Wendler, Frank Mongiello, Jordan McLinn, and Matthew Bellina Right to Try Act of 2017 (the Right to Try Act) was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational new drug products that have completed a Phase I clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.

We expect that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products.

Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our drug candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.

Governments outside of the United States tend to impose strict price controls, which may adversely affect our revenues, if any.

In some countries, particularly the countries of the European Union (EU), the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our drug candidate to other available therapies. If reimbursement of our products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, our business could be harmed. In addition, the recent United Kingdom referendum on its membership in the European Union resulted in a majority of United Kingdom voters voting to exit the European Union, often referred to as Brexit. Brexit could lead to legal uncertainty and potentially divergent national laws and regulations, including those related to the pricing of prescription pharmaceuticals, as the United Kingdom determines which EU laws to replicate or replace. If the United Kingdom were to significantly alter its regulations affecting the pricing of prescription pharmaceuticals, we could face significant new costs. As a result, Brexit could impair our ability to transact business in the European Union and the United Kingdom.

Laws and regulations governing any international operations we may have in the future may preclude us from developing, manufacturing and selling certain drug candidates and products outside of the United States and require us to develop and implement costly compliance programs.

If we expand our operations outside of the United States, we must dedicate additional resources to comply with numerous laws and regulations in each jurisdiction in which we plan to operate. The Foreign Corrupt Practices Act (FCPA) prohibits any U.S. individual or business from paying, offering, authorizing payment or offering anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of such third party in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with certain accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the company, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.

Compliance with the FCPA is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents particular challenges in the pharmaceutical industry, because, in many countries, hospitals are operated by the government, and doctors and other hospital employees are considered foreign officials. Certain payments to hospitals in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions.

Various laws, regulations and executive orders also restrict the use and dissemination outside of the United States, or the sharing with certain non-U.S. nationals, of information classified for national security purposes, as well as certain products and technical data relating to those products. If we expand our presence outside of the United States, it will require us to dedicate additional resources to comply with these laws, and these laws may preclude us from developing, manufacturing or selling certain drug candidates and products outside of the United States, which could limit our growth potential and increase our development costs.

The failure to comply with laws governing international business practices may result in substantial civil and criminal penalties and suspension or debarment from government contracting. The Securities and Exchange Commission also may suspend or bar issuers from trading securities on U.S. exchanges for violations of the FCPA’s accounting provisions.

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could harm our business.

We are subject to numerous foreign, federal, state and local environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources, including any available insurance.

In addition, our leasing and operation of real property may subject us to liability pursuant to certain of these laws or regulations. Under existing U.S. environmental laws and regulations, current or previous owners or operators of real property and entities that disposed or arranged for the disposal of hazardous substances may be held strictly, jointly and severally liable for the cost of investigating or remediating contamination caused by hazardous substance releases, even if they did not know of and were not responsible for the releases.

We could incur significant costs and liabilities which may adversely affect our financial condition and operating results for failure to comply with such laws and regulations, including, among other things, civil or criminal fines and penalties, property damage and personal injury claims, costs associated with upgrades to our facilities or changes to our operating procedures, or injunctions limiting or altering our operations.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations, which are becoming increasingly more stringent, may impair our research, development or production efforts. Our failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

We are subject to certain U.S. and certain foreign anti-corruption, anti-money laundering, export control, sanctions and other trade laws and regulations. We can face serious consequences for violations.

U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions and other trade laws and regulations prohibit, among other things, companies and their employees, agents, CROs, legal counsel, accountants, consultants, contractors and other partners from authorizing, promising, offering, providing, soliciting, or receiving directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of these laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities and other organizations. We also expect our non-U.S. activities to increase over time. We expect to rely on third parties for research, preclinical studies and clinical trials and/or to obtain necessary permits, licenses, patent registrations and other marketing approvals. We can be held liable for the corrupt or other illegal activities of our personnel, agents, or partners, even if we do not explicitly authorize or have prior knowledge of such activities.

Any violations of the laws and regulations described above may result in substantial civil and criminal fines and penalties, imprisonment, the loss of export or import privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences.

Risks Related to Our Intellectual Property

If we are unable to obtain and maintain sufficient patent protection for our drug candidates, or if the scope of the patent protection is not sufficiently broad, third parties, including our competitors, could develop and commercialize products similar or identical to ours, and our ability to commercialize our drug candidates successfully may be adversely affected.

Our success depends in large part on our ability to protect our proprietary technologies that we believe are important to our business, including pursuing, obtaining and maintaining patent protection in the United States and other countries intended to cover the composition of matter of our drug candidates, for example, repotrectinib, the methods of use, related technologies and other inventions that are important to our business. In addition to patent protection, we also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. If we do not adequately pursue, obtain, maintain, protect or enforce our intellectual property, third parties, including our competitors, may be able to erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability.

To protect our proprietary position, we file patent applications in the United States and abroad related to our drug candidates that we consider important to our business. The patent application and approval process is expensive, time-consuming and complex. We may not be able to file, prosecute and maintain all necessary or desirable patent applications at a reasonable cost or in a timely manner or in all jurisdictions. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Moreover, depending on the terms of any future license agreements to which we may become a party, we may not have the right to control the preparation, filing, and prosecution of patent applications, or to maintain the patents, covering technology licensed from third parties. Therefore, these patents and patent applications may not be prosecuted and enforced in a manner consistent with the best interests of our business.

Furthermore, the patent position of biotechnology and pharmaceutical companies generally is highly uncertain. No consistent policy regarding the breadth of claims allowed in biotechnology and pharmaceutical patents has emerged to date in the United States or in many foreign jurisdictions. The standards applied by the United States Patent and Trademark Office (USPTO) and foreign patent offices in granting patents are not always applied uniformly or predictably. In addition, the determination of patent rights with respect to biological and pharmaceutical products commonly involves complex legal and factual questions, which have in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Thus, we cannot offer any assurances about which, if any, patents will issue, the breadth of any such patents, whether any issued patents will be found invalid and unenforceable or will be threatened by third parties or whether any issued patents will effectively prevent others from commercializing competing technologies and drug candidates. While we have filed patent applications covering aspects of our drug candidates, we currently only have issued patents in the United States, Europe, Japan, Eurasia, and Colombia covering the composition of matter of repotrectinib, TPX-0022, certain structurally related compounds, and methods of using the compounds in the treatment of cancer. We also have one issued patent in China covering the composition of matter of repotrectinib, certain structurally related compounds, and their use in the treatment of certain diseases, including cancer.

Our pending patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until at least one patent issues from such applications. Assuming the other requirements for patentability are met, currently, the first to file a patent application is generally entitled to the patent. However, prior to March 16, 2013, in the United States, the first to invent was entitled to the patent. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Since patent applications in the United States and most other countries are confidential for a period of time after filing, and some remain so until issued, we cannot be certain that we were the first to file or invent (prior to March 16, 2013) any patent application related to our drug candidates. In addition, we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, collaborators, CROs, contract manufacturers, hospitals, independent treatment centers, consultants, independent contractors, suppliers, advisors and other third parties; however, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection. Furthermore, if third parties have filed patent applications related to our drug candidates or technology, we may not be able to obtain our own patent rights to those drug candidates or technology.

Moreover, because the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, our patents or pending patent applications may be challenged in the courts or patent offices in the United States and abroad. For example, we may be subject to a third-party pre-issuance submission of prior art to the USPTO or become involved in post-grant review procedures, oppositions, derivations, revocation, reexaminations, inter partes review or interference proceedings, in the United States or elsewhere, challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party rights. Moreover, we may have to participate in interference proceedings declared by the USPTO to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge priority of invention or other features of patentability. Such challenges may result in loss of exclusivity or in our patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products or limit the duration of the patent protection of our technology and products. Such challenges also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, and prospects.

In addition, given the amount of time required for the development, testing and regulatory review of new drug candidates, our patents protecting such drug candidates might expire before or shortly after such drug candidates are commercialized. As a result, our intellectual property may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. Moreover, some of our patents and patent applications may in the future be co-owned with third parties. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such patents or patent applications, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. In addition, we may need the cooperation of any such co-owners of our patents in order to enforce such patents against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

Our pending and future patent applications may not result in patents being issued that protect our drug candidates, in whole or in part, or which effectively prevent others from commercializing competitive products. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection. In addition, the laws of foreign countries may not protect our rights to the same extent or in the same manner as the laws of the United States. For example, European patent law restricts the patentability of methods of treatment of the human body more than United States law does.

Even if our patent applications issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors or other third parties from competing with us or otherwise provide us with any competitive advantage. Moreover, the coverage claimed in a patent application can be significantly reduced before the patent is issued and its scope can be reinterpreted after issuance. Consequently, we do not know whether any of our drug candidates will be protectable or remain protected by valid and enforceable patents. Our competitors and other third parties may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner. Our competitors and other third parties may also seek approval to market their own products similar to or otherwise competitive with our products. Alternatively, our competitors or other third parties may seek to market generic versions of any approved products by submitting abbreviated NDAs to the FDA during which process they may claim that patents owned by us are invalid, unenforceable or not infringed. In these circumstances, we may need to defend or assert our patents, or both, including by filing lawsuits alleging patent infringement. In any of these types of proceedings, a court or other agency with jurisdiction may find our patents invalid or unenforceable, or that our competitors are competing in a non-infringing manner. Thus, even if we have valid and enforceable patents, these patents still may not provide protection against competing products or processes sufficient to achieve our business objectives. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

Furthermore, future patents may be subject to a reservation of rights by one or more third parties. For example, to the extent the research resulting in future patent rights or technologies is funded in the future in part by the U.S. government, the government could have certain rights in any resulting patents and technology, including a non-exclusive license authorizing the government to use the invention or to have others use the invention on its behalf for non-commercial purposes. If the U.S. government then decides to exercise these rights, it is not required to engage us as its contractor in connection with doing so. These rights may also permit the government to disclose our confidential information to third parties and to exercise march-in rights to use or allow third parties to use our licensed technology. The government may also exercise its march-in rights if it determines that action is necessary because we failed to achieve practical application of the government-funded technology, because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations, or to give preference to U.S. industry. In addition, our rights in such government-funded inventions may be subject to certain requirements to manufacture products embodying such inventions in the United States. Any exercise by the government of aforementioned proprietary rights could harm our competitive position, business, financial condition, results of operations, and prospects.

Changes to the patent law in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our products.

As is the case with other pharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the pharmaceutical industry involves both technological and legal complexity and is therefore costly, time consuming and inherently uncertain. Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents. Recent patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act (the Leahy-Smith Act) signed into law in September 2011, could increase those uncertainties and costs. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents. For example, the Leahy-Smith Act allows third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review, and derivation proceedings. In addition, the Leahy-Smith Act has transformed the U.S. patent system from a “first-to-invent” system to a “first-to-file” system in which, assuming that other requirements for patentability are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. The first-to-file provisions, however, only became effective on March 16, 2013. Accordingly, it is not yet clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could make it more difficult to obtain patent protection for our inventions and increase the uncertainties and costs surrounding the prosecution of our or our collaboration partners’ patent applications and the enforcement or defense of our or our collaboration partners’ issued patents, all of which could harm our business, results of operations, financial condition and prospects.

In addition, the patent positions of companies in the development and commercialization of biologics and pharmaceuticals are particularly uncertain. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. This combination of events has created uncertainty with respect to the validity and enforceability of patents, once obtained. Additionally, there have been recent proposals for additional changes to the patent laws of the United States and other countries that, if adopted, could impact our ability to enforce our proprietary technology. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that could have a material adverse effect on our existing patent portfolio and weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

We may become involved in lawsuits or administrative disputes to protect or enforce our patents or other intellectual property, which could be expensive, time consuming and unsuccessful.

Competitors and other third parties may infringe, misappropriate or otherwise violate our patents, trademarks, copyrights, trade secrets or other intellectual property. To counter infringement, misappropriation or other violations, we may be required to file infringement, misappropriation or other violation claims, which can be expensive and time consuming and divert the time and attention of our management and business and scientific personnel. In addition, many of our adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we can.

Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe, misappropriate or otherwise violate their patents or their other intellectual property, in addition to counterclaims asserting that our patents are invalid or unenforceable, or both. In patent litigation in the United States, counterclaims challenging the validity, enforceability or scope of asserted patents are commonplace. Similarly, third parties may initiate legal proceedings against us seeking a declaration that certain of our intellectual property is non-infringed, invalid or unenforceable. The outcome of any such proceeding is generally unpredictable.

In any patent infringement proceeding, there is a risk that a court will decide that a patent of ours is invalid or unenforceable, in whole or in part, and that we do not have the right to stop the other party from using the invention at issue. There is also a risk that, even if the validity of such patents is upheld, the court will construe the patent’s claims narrowly or decide that we do not have the right to stop the other party from using the invention at issue on the grounds that our patent claims do not cover the invention. An adverse outcome in a litigation or proceeding involving our patents could limit our ability to assert our patents against those parties or other competitors, and may curtail or preclude our ability to exclude third parties from making and selling similar or competitive products. If a defendant were to prevail on a legal assertion of invalidity or unenforceability of our patents covering one of our drug candidates, we could lose at least a part, and perhaps all, of the patent protection covering such a drug candidate. Competing drugs may also be sold in other countries in which our patent coverage might not exist or be as strong. If we lose a foreign patent lawsuit, alleging our infringement of a competitor’s patents, we could be prevented from marketing our drugs in one or more foreign countries. Any of these occurrences could adversely affect our competitive business position, business prospects and financial condition. Similarly, if we assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable, or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks.

Even if we establish infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of shares of our common stock. Moreover, there can be no assurance that we will have sufficient financial or other resources to file and pursue such infringement claims, which typically last for years before they are concluded. Even if we ultimately prevail in such claims, the monetary cost of such litigation and the diversion of the attention of our management and scientific personnel could outweigh any benefit we receive as a result of the proceedings.

Furthermore, third parties may also raise invalidity or unenforceability claims before administrative bodies in the United States or foreign authorities, even outside the context of litigation. Such mechanisms include re-examination, inter partes review, post-grant review, interference proceedings, derivation proceedings and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in revocation, cancellation or amendment to our patents in such a way that they no longer cover and protect our drug candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non-enablement or written description. Grounds for an unenforceability assertion could be an allegation that someone connected with the prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution of the patent. With respect to the validity of our patents, for example, we cannot be certain that there is no invalidating prior art of which we, our licensors, our patent counsel and the patent examiner were unaware during prosecution. Moreover, it is possible that prior art may exist that we are aware of but do not believe is relevant to our current or future patents, but that could nevertheless be determined to render our patents invalid. If a third party were to prevail on a legal assertion of invalidity or unenforceability, we could lose at least part, and perhaps all, of the patent protection on one or more of our drug candidates. Any such loss of patent protection could have a material adverse impact on our business, financial condition, results of operations and prospects.

We may not be able to effectively enforce our intellectual property and proprietary rights throughout the world.

Filing, prosecuting and defending patents with respect to our drug candidates in all countries throughout the world would be prohibitively expensive, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. The requirements for patentability may differ in certain countries, particularly in developing countries. In addition, any future intellectual property license agreements may not always include worldwide rights. Consequently, competitors and other third parties may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we may obtain patent protection, but where patent enforcement is not as strong as that in the United States and where our ability to enforce our patents to stop infringing activities may be inadequate. These products may compete with our products in such territories and in jurisdictions where we do not have any patent rights or where any future patent claims or other intellectual property or proprietary rights may not be effective or sufficient to prevent them from competing with us, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Moreover, our ability to protect and enforce our intellectual property and proprietary rights may be adversely affected by unforeseen changes in foreign intellectual property laws. Additionally, the laws of some countries outside of the United States and Europe do not afford intellectual property protection to the same extent as the laws of the United States and Europe. Many companies have encountered significant problems in protecting and defending intellectual property and proprietary rights in certain foreign jurisdictions. The legal systems of some countries, including, for example, India, China and other developing countries, do not favor the enforcement of patents and other intellectual property or proprietary rights, particularly those relating to biotechnology products, which could make it difficult for us to stop the infringement, misappropriation or other violation of our patents or other intellectual property or proprietary rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. Consequently, we may not be able to prevent third parties from practicing our inventions in certain countries outside the United States and Europe. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations, and prospects may be adversely affected. Proceedings to enforce our intellectual property and proprietary rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and resources from other aspects of our business, could put our patents, trademarks or other intellectual property and proprietary rights at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Furthermore, while we intend to protect our intellectual property and proprietary rights in major markets for our products, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market our products. Accordingly, our efforts to protect our intellectual property and proprietary rights in such countries may be inadequate.

If we are sued for infringing, misappropriating or otherwise violating intellectual property or proprietary rights of third parties, such litigation or disputes could be costly and time consuming and could prevent or delay us from developing or commercializing our drug candidates.

Our commercial success depends, in part, on our ability to develop, manufacture, market and sell our drug candidates and use our proprietary technologies without infringing, misappropriating or otherwise violating the intellectual property and other proprietary rights of third parties. If any third-party patents, patent applications or other proprietary rights are found to cover our drug candidates or any related companion diagnostics or their compositions, methods of use or manufacturing, we may be required to pay damages, which could be substantial, and we would not be free to manufacture or market our drug candidates or to do so without obtaining a license, which may not be available on commercially reasonable terms, or at all.

We may in the future become party to, or threatened with, adversarial proceedings or litigation regarding intellectual property or proprietary rights with respect to our drug candidates and technologies we use in our business. Our competitors or other third parties may assert infringement claims against us, alleging that our drug candidates are covered by their patents. We cannot be certain that we do not infringe existing patents or that we will not infringe patents that may be granted in the future. Furthermore, because patent applications can take many years to issue and may be confidential for 18 months or more after filing, and because patent claims can be revised before issuance, there may be applications now pending which may later result in issued patents that may be infringed by the manufacture, use or sale of our drug candidates. If a patent holder believes our drug candidate infringes its patent rights, the patent holder may sue us even if we have received patent protection for our technology. Moreover, we may face patent infringement claims from non-practicing entities that have no relevant drug revenue and against whom our own patent portfolio may thus have no deterrent effect.

There is a substantial amount of intellectual property litigation in the biotechnology and pharmaceutical industries, and we may become party to, or threatened with, litigation or other adversarial proceedings regarding intellectual property or proprietary rights with respect to our drug candidates, including interference proceedings before the USPTO. Third parties may assert infringement, misappropriation or other claims against us based on existing or future intellectual property or proprietary rights. The outcome of intellectual property litigation and other disputes is subject to uncertainties that cannot be adequately quantified in advance. The pharmaceutical and biotechnology industries have produced a significant number of patents, and it may not always be clear to industry participants, including us, which patents cover various types of products or methods of using or manufacturing products. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we were sued for patent infringement, we would need to demonstrate that our drug candidates, products or methods of use, manufacturing or other applicable activities either do not infringe the patent claims of the relevant patent or that the patent claims are invalid or unenforceable, and we may not be successful in doing so. However, proving invalidity or unenforceability is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we believe third-party intellectual property claims are without merit, there is no assurance that a court would find in our favor on questions of infringement, validity, or enforceability. Even if we are successful in these proceedings, we may incur substantial costs and the time and attention of our management and business and scientific personnel could be diverted in pursuing these proceedings, which could significantly harm our business and operating results. In addition, we may not have sufficient resources to bring these actions to a successful conclusion.

If we are found to infringe, misappropriate or otherwise violate a third party’s intellectual property or proprietary rights and we are unsuccessful in demonstrating that such intellectual property or proprietary rights are invalid or unenforceable, we could be forced, including by court order, to cease developing, manufacturing or commercializing the infringing drug candidate or product. Alternatively, we may be required to obtain a license from such third party in order to use the infringing technology and continue developing, manufacturing or marketing the infringing drug candidate. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain such a license, it could be granted on non-exclusive terms, thereby giving our competitors and other third parties access to the same technologies licensed to us. In addition, we could be found liable for significant monetary damages, including treble damages and attorneys’ fees if we are found to have willfully infringed such third-party patent rights. A finding of infringement could prevent us from commercializing our drug candidates or force us to cease some of our business operations, which could materially harm our business. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business, financial condition, results of operations and prospects.

We may be subject to claims by third parties asserting that our employees or consultants or we have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

Some of our employees and consultants are currently or have been previously employed at universities or at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. These employees and consultants may have executed proprietary rights, non-disclosure and non-competition agreements, or similar agreements, in connection with such other current or previous employment. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of third parties. Litigation may be necessary to defend against such claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property or personnel or sustain damages. Such intellectual property could be awarded to a third party, and we could be required to obtain a license from such third party to commercialize our technology or products. Such a license may not be available on commercially reasonable terms or at all. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to our management. Any of the foregoing would have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, while it is our policy to require our employees, consultants and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own, which may result in claims by or against us related to the ownership of such intellectual property. In addition, such agreements may not be self-executing such that the intellectual property subject to such agreements may not be assigned to us without additional assignments being executed, and we may fail to obtain such assignments. In addition, such agreements may be breached. Accordingly, we may be forced to bring claims against third parties, or defend claims that they may bring against us to determine the ownership of what we regard as our intellectual property. If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property. Even if we are successful in prosecuting or defending against such claims, litigation could result in substantial costs and be a distraction to our senior management and scientific personnel, which would have a material adverse effect on our business, financial condition, results of operations and prospects.

Rights to improvements to our drug candidates may be held by third parties.

In the course of testing our drug candidates, we have entered into agreements with third parties to conduct clinical testing, which provide that improvements to our drug candidates may be owned solely by a party or jointly between the parties. If we determine that rights to such improvements owned solely by a third party are necessary to commercialize our drug candidates or maintain our competitive advantage, we may need to obtain a license from such third party in order to use the improvements and continue developing, manufacturing or marketing the drug candidates. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain such a license, it could be granted on non-exclusive terms, thereby giving our competitors and other third parties access to the same technologies licensed to us. Failure to obtain a license on commercially reasonable terms or at all, or to obtain an exclusive license, could prevent us from commercializing our drug candidates or force us to cease some of our business operations, which could materially harm our business. If we determine that rights to improvements jointly owned between us and a third party are necessary to commercialize our drug candidates or maintain our competitive advantage, we may need to obtain an exclusive license from such third party. If we are unable to obtain an exclusive license to any such third-party co-owners’ interest in such improvements, such co-owners may be able to license their rights to other third parties, including our competitors, and our competitors could market competing products and technology. In addition, we may need the cooperation of any such co-owners of our intellectual property in order to enforce such intellectual property against third parties, and such cooperation may not be provided to us. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.

The term of our patents may be inadequate to protect our competitive position on our products.

Given the amount of time required for the development, testing and regulatory review of new drug candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. Depending upon the timing, duration and other factors relating to any FDA marketing approval we receive for any of our drug candidates, one or more of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Action of 1984 (Hatch-Waxman Amendments). We expect to seek extensions of patent terms in the United States and, if available, in other countries where we are prosecuting patents. In the United States, the

Hatch-Waxman Amendments permit a patent term extension of up to five years beyond the normal expiration of the patent, limited to the approved indication (or any additional indications approved during the period of extension), as compensation for patent term lost during the regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent applicable to an approved drug is eligible for the extension and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended, and the application for the extension must be submitted prior to the expiration of the patent. However, the applicable authorities, including the FDA and the USPTO in the United States, and any equivalent regulatory authority in other countries, may not agree with our assessment of whether such extensions are available for our patents, may refuse to grant extensions to our patents, or may grant more limited extensions than we request. We may not be granted an extension because of, for example, failing to exercise due diligence during the testing phase or regulatory review process, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents, or otherwise failing to satisfy applicable requirements. If we are unable to obtain patent term extension or the term of any such extension is less than we request, our competitors and other third parties may be able to obtain approval of competing products following our patent expiration and take advantage of our investment in development and clinical trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case. Any of the foregoing would have a material adverse effect on our business, financial condition, results of operations and prospects.

Obtaining and maintaining our patent protection depends on compliance with various procedural, documentary, fee payment and other requirements imposed by governmental patent offices, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other government fees on any issued patent are due to be paid to the USPTO and patent offices in foreign countries in several stages over the lifetime of the patent. The USPTO and patent offices in foreign countries require compliance with a number of procedural, documentary, fee payment and other requirements during the patent application process. In the future, we may rely on licensing partners to pay these fees due to U.S. and non-U.S. patent agencies and to comply with these other requirements with respect to any future licensed patents and patent applications. While an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of a patent or patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors and other third parties might be able to enter the market with similar or identical products of technology, which would have a material adverse effect on our business, financial condition, results of operations and prospects.

If we are unable to protect the confidentiality of our trade secrets, the value of our technology could be materially adversely affected and our business would be harmed.

While we have obtained composition of matter patents with respect to two of our drug candidates, we also rely on proprietary know-how and trade secret protection and confidentiality agreements to protect proprietary know-how or trade secrets that are not patentable or that we elect not to patent. We seek to protect our trade secrets and proprietary know-how in part by entering into non-disclosure and confidentiality agreements with parties who have access to such knowledge, such as our employees, consultants, independent contractors, advisors, contract manufacturers, CROs, hospitals, independent treatment centers, suppliers, collaborators and other third parties. We also enter into confidentiality and invention or patent assignment agreements with employees and certain consultants. However, we cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary know-how. Additionally, our confidentiality agreements and other contractual protections may not be adequate to protect our intellectual property from unauthorized disclosure, third-party infringement or misappropriation. Any party with whom we have executed such an agreement may breach that agreement and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts in the United States and certain foreign jurisdictions are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent such third party, or those to whom they communicate such technology or information, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor or other third party, our business, financial condition, results of operations and prospects our business and competitive position could be materially harmed.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect our business or permit us to maintain our competitive advantage. For example:

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others may be able to make products similar to any drug candidates we may develop or utilize similarly related technologies that are not covered by the claims of the patents that we may license or may own in the future;

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we, or any future license partners or current or future collaborators, might not have been the first to make the inventions covered by the issued patent or pending patent application that we license or may own in the future;

•	we, or any future license partners or current or future collaborators, might not have been the first to file patent applications covering certain of our or their inventions;

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others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing, misappropriating or otherwise violating any of our owned or licensed intellectual property rights;

•	it is possible that our pending patent applications or those that we may own in the future will not lead to issued patents;

•	issued patents that we hold rights to may be held invalid or unenforceable, including as a result of legal challenges by our competitors or other third parties;

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our competitors or other third parties might conduct research and development activities in countries where we do not have patent rights and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may not develop additional proprietary technologies that are patentable;

•	the patents of others may harm our business; and

•	we may choose not to file a patent in order to maintain certain trade secrets or know how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, they could have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks Related to the Commercialization of Our Drug Candidates

The incidence and prevalence for target patient populations of our drug candidates have not been established with precision. If the market opportunities for our drug candidates are smaller than we estimate or if any approval that we obtain is based on a narrower definition of the patient population, our revenue potential and ability to achieve profitability will be adversely affected.

The total addressable market opportunity for repotrectinib and any other drug candidates we may develop will ultimately depend upon, among other things, the diagnosis criteria included in the final label for each such drug candidate if our drug candidates are approved for sale for these indications, acceptance by the medical community and patient access, drug and any related companion diagnostic pricing and their reimbursement. The number of patients in our targeted commercial markets and elsewhere may turn out to be lower than expected, patients may not be otherwise amenable to treatment with our drugs, or new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect our results of operations and our business.

Even if any of our drug candidates receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

If any of our drug candidates receives marketing approval, it may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors and others in the medical community. For example, current cancer treatments, such as existing targeted therapies, chemotherapy, and radiation therapy, are well established in the medical community, and doctors may continue to rely on these treatments. If our drug candidates do not achieve an adequate level of acceptance, we may not generate significant product revenues and we may not become profitable. The degree of market acceptance of our drug candidates, if approved for commercial sale, will depend on a number of factors, including:

•	the efficacy and potential advantages compared to alternative treatments;

•	the prevalence and severity of any side effects, in particular compared to alternative treatments;

•	limitations or warnings contained in the labeling approved for our drug candidates by the FDA;

•	the size of the target patient population;

•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	our ability to offer our products for sale at competitive prices;

•	the convenience and ease of administration compared to alternative treatments;

•	the strength of marketing and distribution support;

•	publicity for our drug candidates and competing products and treatments;

•	the existence of distribution and/or use restrictions, such as through a REMS;

•	the availability of third-party payor coverage and adequate reimbursement;

•	the timing of any marketing approval in relation to other product approvals;

•	support from patient advocacy groups; and

•	any restrictions on the use of our products together with other medications.

We currently have no marketing and sales organization and have no experience as a company in commercializing products and we may have to invest significant resources to develop these capabilities. If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our products, we may not be able to generate revenue.

We do not have a sales or marketing infrastructure and have no experience in the sale, marketing or distribution of pharmaceutical products. To achieve commercial success for any product for which we obtain marketing approval, we will need to establish sales, marketing and distribution capabilities, either ourselves or through collaboration or other arrangements with third parties.

There are risks involved with establishing our own sales and marketing capabilities. For example, recruiting and training a sales force is expensive and time-consuming and could delay any product launch. If the commercial launch of a drug candidate for which we recruit a sales force and establish marketing capabilities is delayed or does not occur for any reason, we would have prematurely or unnecessarily incurred these commercialization expenses. These efforts are expected to be costly, and our investment would be lost if we cannot retain or reposition our sales and marketing personnel.

Factors that may inhibit our efforts to commercialize our products on our own include:

•	our inability to recruit, train and retain adequate numbers of effective sales and marketing personnel;

•	our inability to raise financing necessary to build our commercialization infrastructure;

•	the inability of sales personnel to obtain access to physicians or educate an adequate number of physicians as to the benefits of our products;

•	unfavorable third-party payor coverage and reimbursement in any geography;

•	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

•	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

As a result of any potential partnerships in markets outside of the United States, or if we are unable to establish our own sales and marketing capabilities in the United States and instead enter into arrangements with third parties to perform these services, our product revenues and our profitability, if any, are likely to be lower than if we were to market and sell any products that we develop ourselves. In addition, we may not be successful in entering into arrangements with third parties to market and sell our drug candidates or may be unable to do so on terms that are acceptable to us. We likely will have little control over such third parties, and any of these third parties may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish sales and marketing capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing any of our drug candidates for which we receive marketing approval.

We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.

The development and commercialization of pharmaceutical products is highly competitive. We face competition with respect to our current drug candidates, and will face competition with respect to any drug candidates that we may seek to develop or commercialize in the future, from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. There are a number of large pharmaceutical and biotechnology companies that currently market and sell products or are pursuing the development of products for the treatment of the disease indications for which we are developing our drug candidates. Some of these competitive products and therapies are based on scientific approaches that are similar to our approach, and others are based on entirely different approaches. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection and establish collaborative arrangements for research, development, manufacturing and commercialization.

There are a large number of pharmaceutical and biotechnology companies developing or marketing targeted treatments for cancer that would be competitive with the drug candidates we are developing, if our drug candidates are approved. Many of these companies are developing cancer therapeutics that are also kinase inhibitors. We expect that repotrectinib will compete against approved drugs, including: crizotinib, which is marketed by Pfizer Inc. under the name Xalkori for the treatment of ROS1+ and ALK+ NSCLC, and entrectinib, which is marketed by F. Hoffman La Roche AG under the name Rozlytrek, for the treatment of ROS1+ NSCLC; lorlatinib, which is marketed by Pfizer Inc. under the name Lorbrena for the treatment of ALK+ NSCLC; ceritinib, which is marketed by Novartis Pharmaceuticals Corporation under the name Zykadia for the treatment of ALK+ NSCLC; and both larotrectinib, which is marketed by Loxo Oncology Inc. and Bayer AG under the trade name Vitrakvi, and entrectinib, which is marketed by F. Hoffman La Roche AG under the name Rozlytrek, which were recently approved by the FDA for the treatment of TRK+ solid tumors. We also expect that repotrectinib will compete against other compounds which are currently in late-stage clinical development, including TKIs in Phase 2, or later, clinical development for the treatment of ROS1+ NSCLC at companies including against Pfizer Inc. (lorlatinib), Betta Pharmaceuticals Co., Ltd. (ensartinib) and Exelixis, Inc. (cabozantinib) and TKIs in Phase 2, or later, clinical development for the treatment of TRK+ solid tumors at companies including Loxo Oncology Inc. (LOXO-195) and Exelixis, Inc. (cabozantinib).

Many of the companies against which we are competing or against which we may compete in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining marketing approvals and marketing and selling approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller and other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties compete with us in recruiting and retaining qualified scientific, management and sales and marketing personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are approved for broader indications or patient populations, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other marketing approval for their products more rapidly than any approval we may obtain for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. In addition, our ability to compete may be affected in many cases by insurers or other third-party payors seeking to encourage the use of generic products. Generic products are currently on the market for some of the indications that we are pursuing, and additional products are expected to become available on a generic basis over the coming years. If our drug candidates achieve marketing approval, we expect that they will be priced at a significant premium over any competitive generic products. The key competitive factors affecting the success of repotrectinib are likely to be its efficacy, safety, scope and limitations of marketing approval, and availability of reimbursement.

Even if we are able to commercialize any drug candidates, the products may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, which would harm our business.

The regulations that govern marketing approvals, pricing, coverage and reimbursement for new drug products vary widely from country to country. Current and future legislation may significantly change the approval requirements in ways that could involve additional costs and cause delays in obtaining approvals. Some countries require approval of the sale price of a drug before it can be marketed. In many countries, the pricing review period begins after marketing or product licensing approval is granted. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our drug candidate to other available therapies. In some foreign markets, prescription pharmaceutical pricing remains subject to continuing governmental control even after initial approval is granted. As a result, we might obtain marketing approval for a drug candidate in a particular country, but then be subject to price regulations that delay our commercial launch of the product, possibly for lengthy time periods, and negatively impact the revenues, if any, we are able to generate from the sale of the product in that country. Adverse pricing limitations may hinder our ability to recoup our investment in one or more drug candidates, even if such drug candidates obtain marketing approval.

Our ability to commercialize any drug candidates successfully also will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from third-party payors, including government healthcare programs, private health insurers and other organizations. Third-party payors decide which medications they will pay for and establish reimbursement levels. A primary trend in the U.S. healthcare industry and elsewhere is cost containment. Third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Coverage and reimbursement may not be available for any product that we commercialize and, even if these are available, the level of reimbursement may not be satisfactory. Reimbursement may affect the demand for, or the price of, any drug candidate for which we obtain marketing approval. Obtaining and maintaining coverage and adequate reimbursement for our products may be difficult. We may be required to conduct expensive pharmacoeconomic studies to justify coverage and reimbursement or the level of reimbursement relative to other therapies. If coverage and adequate reimbursement are not available or reimbursement is available only to limited levels, we may not be able to successfully commercialize any drug candidate for which we obtain marketing approval.

Additionally, we plan to develop, either by ourselves or with collaborators, in vitro companion diagnostic tests for our drug candidates for certain indications. We, or our collaborators, will be required to obtain coverage and reimbursement for these tests separate and apart from the coverage and reimbursement we seek for our product candidates, once approved. While we have not yet developed any companion diagnostic test for our product candidates, if we do, there is significant uncertainty regarding our ability to obtain coverage and adequate reimbursement for the same reasons applicable to our product candidates.

There may also be significant delays in obtaining coverage and reimbursement for newly approved drugs, and coverage may be more limited than the purposes for which the drug is approved by the FDA or similar regulatory authorities outside of the United States. Moreover, eligibility for coverage and reimbursement does not imply that a drug will be paid for in all cases or at a rate that covers our costs, including research, development, intellectual property, manufacture, sale and distribution expenses. Interim reimbursement levels for new drugs, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the drug and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost drugs and may be incorporated into existing payments for other services. Net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement policies, but also have their own methods and approval process apart from Medicare determinations. Our inability to promptly obtain coverage and adequate reimbursement rates from third-party payors for any approved products that we develop could have a material adverse effect on our operating results, our ability to raise capital needed to commercialize products and our overall financial condition.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we may develop.

We face an inherent risk of product liability exposure related to the testing of our drug candidates in human clinical trials and will face an even greater risk if we commercialize any products that we may develop. If we cannot successfully defend ourselves against any claims that our drug candidates or products caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for any drug candidates or products that we may develop;

•	injury to our reputation and significant negative media attention;

•	withdrawal of clinical trial participants;

•	significant costs to defend the related litigation;

•	substantial monetary awards to trial participants or patients;

•	loss of revenue;

•	reduced resources of our management to pursue our business strategy; and

•	the inability to commercialize any products that we may develop.

Our current product liability insurance coverage for the United States and certain other jurisdictions may not be adequate to cover all liabilities that we may incur. We likely will need to increase our insurance coverage as we expand our clinical trials or if we commence commercialization of our drug candidates. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Risks Related to Employee Matters, Managing Growth and Other Risks Related to Our Business

Our future success depends on our ability to retain key employees and to attract, retain and motivate qualified personnel.

We are highly dependent on the research expertise of Jingrong Jean Cui, Ph.D., our founder and Chief Scientific Officer, and the development and management expertise of Athena Countouriotis, M.D., our President and Chief Executive Officer, as well as the other principal members of our management, scientific and clinical team. Although we have entered into employment agreements with our executive officers, each of them may terminate their employment with us at any time.

Our industry has experienced a high rate of turnover in recent years. Our ability to compete in the highly competitive pharmaceuticals industry depends upon our ability to attract, retain and motivate highly skilled and experienced personnel with scientific, clinical, regulatory, manufacturing and management skills and experience. We conduct our operations in the greater San Diego area, a region that is home to many other pharmaceutical companies as well as many academic and research institutions, resulting in fierce competition for qualified personnel. We may not be able to attract or retain qualified personnel in the future due to the intense competition for a limited number of qualified personnel among pharmaceutical companies. Many of the other pharmaceutical companies against which we compete have greater financial and other resources, different risk profiles and a longer history in the industry than we do. Our competitors may provide higher compensation, more diverse opportunities and/or better opportunities for career advancement. Any or all of these competing factors may limit our ability to continue to attract and retain high quality personnel, which could negatively affect our ability to successfully develop and commercialize our drug candidates and to grow our business and operations as currently contemplated.

We expect to expand our development and regulatory capabilities and potentially implement sales, marketing and distribution capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

As of August 1, 2019, we had 79 full-time employees. We expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of clinical development, clinical operations, manufacturing, regulatory affairs and, if any of our drug candidates receives marketing approval, sales, marketing and distribution. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources and the limited experience of our management team in managing a company with such anticipated growth and with developing sales, marketing and distribution infrastructure, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The expansion of our operations may lead to significant costs and may divert our management and business development resources.

Further, we currently rely, and for the foreseeable future will continue to rely, in substantial part on certain third-party contract organizations, advisors and consultants to provide certain services, including assuming substantial responsibilities for the conduct of our clinical trials and the manufacture of repotrectinib or any of our other current or future drug candidates. We cannot assure you that the services of such third-party contract organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by our vendors or consultants is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain marketing approval of repotrectinib or any of our other current or future drug candidates or otherwise advance our business. We cannot assure you that we will be able to properly manage our existing vendors or consultants or find other competent outside vendors and consultants on economically reasonable terms, or at all.

If we are not able to effectively manage growth and expand our organization, we may not be able to successfully implement the tasks necessary to further develop and commercialize repotrectinib, our other pipeline drug candidates or any future drug candidates and, accordingly, may not achieve our research, development and commercialization goals.

Our employees, clinical trial investigators, CROs, consultants, vendors and any potential commercial partners may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.

We are exposed to the risk of fraud or other misconduct by our employees, clinical trial investigators, CROs, consultants, vendors and any potential commercial partners. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates: (i) FDA regulations or those of comparable foreign regulatory authorities, including those laws that require the reporting of true, complete and accurate information, (ii) manufacturing standards, (iii) federal and state health and data privacy, security, fraud and abuse, government price reporting, transparency reporting requirements, and other healthcare laws and regulations in the United States and abroad, (iv) sexual harassment and other workplace misconduct, or (v) laws that require the true, complete and accurate reporting of financial information or data. Such misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and cause serious harm to our reputation. We maintain a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or person performing similar functions, as well as a disclosure program and other applicable policies and procedures, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from government funded healthcare programs, such as Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, additional integrity reporting and oversight obligations, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Our internal information technology systems, or those of our third-party CROs or other vendors, contractors or consultants, may fail or suffer security breaches, loss or leakage of data and other disruptions, which could result in a material disruption of our development programs, compromise sensitive information related to our business or prevent us from accessing critical information, potentially exposing us to liability or otherwise adversely affecting our business.

We are increasingly dependent upon information technology systems, infrastructure and data to operate our business. In the ordinary course of business, we collect, store and transmit confidential information (including but not limited to intellectual property, proprietary business information and personal information). It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. We also have outsourced elements of our operations to third parties, and as a result we manage a number of third-party CROs, vendors, and other contractors and consultants who have access to our confidential information.

Despite the implementation of security measures, given their size and complexity and the increasing amounts of confidential information that they maintain, our internal information technology systems and those of our third-party CROs, vendors and other contractors and consultants are potentially vulnerable to breakdown or other damage or interruption from service interruptions, system malfunction, natural disasters, terrorism, war and telecommunication and electrical failures, as well as security breaches from inadvertent or intentional actions by our employees, third-party CROs, vendors, contractors, consultants, business partners and/or other third parties, or from cyber-attacks by malicious third parties (including the deployment of harmful malware, ransomware, denial-of-service attacks, social engineering and other means to affect service reliability and threaten the confidentiality, integrity and availability of information), which may compromise our system infrastructure, or that of our third-party CROs, vendors and other contractors and consultants, or lead to data leakage. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. We may not be able to anticipate all types of security threats, nor may we be able to implement preventive measures effective against all such security threats. The techniques used by cyber criminals change frequently, may not be recognized until launched and can originate from a wide variety of sources, including outside groups such as external service providers, organized crime affiliates, terrorist organizations or hostile foreign governments or agencies. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or those of our third-party CROs, vendors and other contractors and consultants, or inappropriate disclosure of confidential or proprietary information, we could incur liability and reputational damage and the further development and commercialization of repotrectinib or any other drug candidates could be delayed. The costs related to significant security breaches or disruptions could be material and exceed the limits of the cybersecurity insurance we maintain against such risks. If the information technology systems of our third-party CROs, vendors and other contractors and consultants become subject to disruptions or security breaches, we may have insufficient recourse against such third parties and we may have to expend significant resources to mitigate the impact of such an event, and to develop and implement protections to prevent future events of this nature from occurring.

While we have not experienced any such system failure, accident or security breach to date, and believe that our data protection efforts and our investment in information technology reduce the likelihood of such incidents in the future, we cannot assure you that our data protection efforts and our investment in information technology will prevent significant breakdowns, data leakages, breaches in our systems, or those of our third-party CROs, vendors and other contractors and consultants, or other cyber incidents that could have a material adverse effect upon our reputation, business, operations or financial condition. For example, if such an event were to occur and cause interruptions in our operations, or those of our third-party CROs, vendors and other contractors and consultants, it could result in a material disruption of our programs and the development of our drug candidates could be delayed. In addition, the loss of clinical trial data for repotrectinib or any other drug candidates could result in delays in our marketing approval efforts and significantly increase our costs to recover or reproduce the data. Furthermore, significant disruptions of our internal information technology systems or those of our third-party CROs, vendors and other contractors and consultants, or security breaches could result in the loss, misappropriation and/or unauthorized access, use, or disclosure of, or the prevention of access to, confidential information (including trade secrets or other intellectual property, proprietary business information and personal information), which could result in financial, legal, business and reputational harm to us. For example, any such event that leads to unauthorized access, use, or disclosure of personal information, including personal information regarding our clinical trial subjects or employees, could harm our reputation directly, compel us to comply with federal and/or state breach notification laws and foreign law equivalents, subject us to mandatory corrective action, and otherwise subject us to liability under laws and regulations that protect the privacy and security of personal information, which could result in significant legal and financial exposure and reputational damages that could potentially have an adverse effect on our business.

Failure to comply with health and data protection laws and regulations could lead to government enforcement actions (which could include civil or criminal penalties), private litigation and/or adverse publicity and could negatively affect our operating results and business.

We and any potential collaborators may be subject to federal, state and foreign data protection laws and regulations (i.e., laws and regulations that address privacy and data security). In the United States, numerous federal and state laws and regulations, including federal health information privacy laws, state data breach notification laws, state health information privacy laws and federal and state consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), that govern the collection, use, disclosure and protection of health-related and other personal information could apply to our operations or the operations of our collaborators. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under the HIPAA, as amended by HITECH. Depending on the facts and circumstances, we could be subject to criminal penalties if we knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA.

International data protection laws, including Regulation 2016/679, known as the General Data Protection Regulation (GDPR) may also apply to health-related and other personal information obtained outside of the United States. The GDPR went into effect on May 25, 2018. The GDPR introduced new data protection requirements in the European Union, as well as potential fines for noncompliant companies of up to the greater of €20 million or 4% of annual global revenue. The regulation imposes numerous new requirements for the collection, use and disclosure of personal information, including more stringent requirements relating to consent and the information that must be shared with data subjects about how their personal information is used, the obligation to notify regulators and affected individuals of personal data breaches, extensive new internal privacy governance obligations and obligations to honor expanded rights of individuals in relation to their personal information (e.g., the right to access, correct and delete their data). In addition, the GDPR includes restrictions on cross-border data transfer. The GDPR will increase our responsibility and liability in relation to personal data that we process, and we may be required to put in place additional mechanisms to ensure compliance with the new EU data protection rules. Further, the United Kingdom’s vote in favor of exiting the EU, often referred to as Brexit, has created uncertainty with regard to data protection regulation in the United Kingdom. In particular, it is unclear whether the United Kingdom will enact data protection legislation equivalent to the GDPR and how data transfers to and from the United Kingdom will be regulated.

In addition, California recently enacted the California Consumer Privacy Act (CPPA), which creates new individual privacy rights for California consumers (as defined in the law) and places increased privacy and security obligations on entities handling certain personal data of consumers or households. The CCPA will require covered companies to provide new disclosure to consumers about such companies’ data collection, use and sharing practices, provide such consumers new ways to opt-out of certain sales or transfers of personal information, and provide consumers with additional causes of action. The CCPA goes into effect on January 1, 2020, and the California Attorney General may bring enforcement actions for violations beginning July 1, 2020. The CCPA was amended on September 23, 2018, and it remains unclear what, if any, further modifications will be made to this legislation or how it will be interpreted. As currently written, the CCPA may impact our business activities and exemplifies the vulnerability of our business to the evolving regulatory environment related to personal data and protected health information.

Compliance with U.S. and international data protection laws and regulations could require us to take on more onerous obligations in our contracts, restrict our ability to collect, use and disclose data, or in some cases, impact our ability to operate in certain jurisdictions. Failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include civil, criminal, and administrative penalties), private litigation and/or adverse publicity and could negatively affect our operating results and business. Moreover, clinical trial subjects about whom we or our potential collaborators obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time consuming to defend and could result in adverse publicity that could harm our business.

We or the third parties upon whom we depend may be adversely affected by natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Our company is located in San Diego, California, an area prone to wild fires and earthquakes. These and other natural disasters could severely disrupt our operations, and have a material adverse effect on our business, results of operations, financial condition and prospects. If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as the manufacturing facilities of our third-party contract manufacturers, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. Any disaster recovery and business continuity plans we have in place may prove inadequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which, could have a material adverse effect on our business.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

We have incurred substantial losses during our history and do not expect to become profitable in the near future, and we may never achieve profitability. Unused losses for the tax year ended December 31, 2017 will carry forward to offset future taxable income, if any, until such unused losses expire. Unused losses generated after December 31, 2017, under recent U.S. federal tax legislation (H.R. 1, “An Act to provide for reconciliation pursuant to titles II and V of the concurrent resolution on the budget for fiscal year 2018”, informally titled the Tax Cuts and Jobs Act), will not expire and may be carried forward indefinitely but will be only deductible to the extent of 80% of current year taxable income in any given year. It is uncertain if and to what extent various states will conform to the recent U.S. federal tax legislation. In addition, both our current and our future unused losses and other tax attributes may be subject to limitation under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the Code) if we undergo an “ownership change,” generally defined as a greater than 50 percentage point change (by value) in our equity ownership by certain stockholders over a three-year period. We have not completed a Section 382 study to assess whether an ownership change has occurred or whether there have been multiple ownership changes since our formation due to the complexity and cost associated with such a study and the fact that there may be additional such ownership changes in the future. As a result, if we earn net taxable income our pre-2018 net operating loss carryforwards may expire prior to being used, our net operating loss carryforwards generated in 2018 and thereafter will be subject to a percentage limitation and, if we undergo an ownership change (or if we previously underwent such an ownership change), our ability to use all of our pre-change net operating loss carryforwards (NOLs) and other pre-change tax attributes (such as research tax credits) to offset our post-change income or taxes may be limited. Similar provisions of state tax law may also apply to limit our use of accumulated state tax attributes. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. As a result, even if we attain profitability, we may be unable to use all or a material portion of our NOLs and other tax attributes, which could adversely affect our future cash flows.

We may engage in strategic transactions that could impact our liquidity, increase our expenses and present significant distractions to our management.

From time to time, we may consider strategic transactions, such as acquisitions of companies, businesses or assets and out-licensing or in-licensing of products, drug candidates or technologies. Additional potential transactions that we may consider include a variety of different business arrangements, including spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. Any such transaction may require us to incur non-recurring or other charges, may increase our near term or long-term expenditures and may pose significant integration challenges or disrupt our management or business, which could adversely affect our operations and financial results. For example, these transactions may entail numerous operational and financial risks, including:

•	exposure to unknown liabilities;

•	disruption of our business and diversion of our management’s time and attention in order to develop acquired products, drug candidates or technologies;

•	incurrence of substantial debt or dilutive issuances of equity securities to pay for acquisitions;

•	higher than expected acquisition and integration costs;

•	write-downs of assets or goodwill or impairment charges;

•	increased amortization expenses;

•	difficulty and cost in combining the operations, systems and personnel of any acquired businesses with our operations, systems and personnel;

•	impairment of relationships with key suppliers or customers of any acquired businesses due to changes in management and ownership; and

•	inability to retain key employees of any acquired businesses.

Risks Related to Our Common Stock

The trading price of our common stock may be volatile and fluctuate substantially.

Our stock price is volatile. For example, the closing price of our common stock since April 17, 2019 through August 30, 2019, has ranged from a low of $26.67 to a high of $57.76. The stock market in general and the market for smaller pharmaceutical companies in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. The market price for our common stock may be influenced by many factors, including:

•	the degree of success of competitive products or technologies;

•	the commencement, enrollment or results of clinical trials and preclinical studies of our drug candidates or those of our competitors;

•	adverse results from, delays in or termination of clinical trials;

•	unanticipated serious safety concerns related to the use of our product candidates;

•	regulatory or legal developments in the United States and other countries;

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any delay in our regulatory filings for our drug candidates and any adverse development or perceived adverse development with respect to the applicable regulatory authority’s review of such filings, including without limitation the FDA’s issuance of a “refusal to file” letter or a request for additional information;

•	receipt of, or failure to obtain, regulatory approvals;

•	lower than expected market acceptance of our product candidates following approval, if any, for commercialization;

•	developments or disputes concerning patent applications, issued patents or other proprietary rights;

•	the recruitment or departure of key personnel;

•	the level of expenses related to any of our drug candidates or clinical development programs;

•	the results of our efforts to design, develop, acquire or in-license additional technologies or drug candidates;

•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

•	publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	rumors or announcements regarding transactions involving our company or drug candidates;

•	proposed changes to healthcare laws in the United States or foreign jurisdictions, or speculation regarding such changes;

•	market conditions or trends in the pharmaceutical and biotechnology sectors;

•	general economic, industry and market conditions; and

•	the other events or factors, including those described in this “Risk Factors” section.

Our executive officers, directors and principal stockholders, if they choose to act together have the ability to significantly influence all matters submitted to stockholders for approval.

Based on shares outstanding as of August 1, 2019, our executive officers and directors, combined with our stockholders who owned more than 5% of our outstanding capital stock, in the aggregate, beneficially own shares representing approximately 22.86% of our common stock. As a result, if these stockholders were to choose to act together, they would be able to significantly influence all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act together, would be able to significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of ownership control may:

•	delay, defer or prevent a change in control;

•	entrench our management and the board of directors; or

•	impede a merger, consolidation, takeover or other business combination involving us that other stockholders may desire.

Delaware law and provisions in our amended and restated certificate of incorporation and amended and restated bylaws could make a merger, tender offer or proxy contest difficult, thereby depressing the trading price of our common stock.

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

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permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in our control);

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

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provide that our board of directors or any individual director may only be removed with cause and the affirmative vote of the holders of at least 66-2/3% of the voting power of all of our then-outstanding common stock;

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provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide our board of directors into three classes;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

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provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner and also specify requirements as to the form and content of a stockholder’s notice;

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do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

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provide that special meetings of our stockholders may be called only by the chair of our board of directors, our Chief Executive Officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors; and

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provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or other employees to us or our stockholders; (iii) any action or proceeding asserting a claim against us or any of our current or former directors, officers or other employees, arising out of or pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of our certificate of incorporation or our bylaws; (v) any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against us or any of our directors, officers or other employees governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants; provided these provisions of our amended and restated certificate of incorporation and amended and restated bylaws will apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended (Securities Act), but stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations thereunder; and provided these provisions of our amended and restated certificate of incorporation and amended and restated bylaws will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended (Exchange Act), or any other claim for which the federal courts have exclusive jurisdiction.

The amendment of any of these provisions, with the exception of the ability of our board of directors to issue shares of preferred stock and designate any rights, preferences and privileges thereto, would require approval by the holders of at least 66-2/3% of our then-outstanding common stock.

In addition, as a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us for a certain period of time. A Delaware corporation may opt out of this provision by express provision in its original certificate of incorporation or by amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out of this provision.

These and other provisions in our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law could make it more difficult for stockholders or potential acquirors to obtain control of our board of directors or initiate actions that are opposed by our then-current board of directors, including delay or impede a merger, tender offer or proxy contest involving our company. The existence of these provisions could negatively affect the price of our common stock and limit opportunities for you to realize value in a corporate transaction.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for certain disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants, the Court of Chancery of the State of Delaware is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf, (ii) any action or proceeding asserting a breach of fiduciary duty owed by any of our current or former directors, officers or other employees to us or our stockholders, (iii) any action or proceeding asserting a claim against us or any of our current or former directors, officers or other employees arising out of or pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or bylaws; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of our certificate of incorporation or our bylaws; (v) any action or proceeding as to which the Delaware General Corporation Law confers jurisdiction to the Court of Chancery of the State of Delaware and (vi) any action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine; provided these provisions of our amended and restated certificate of incorporation and amended and restated bylaws will apply to suits brought to enforce a duty or liability created by the Securities Act, but stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations thereunder; and provided, that, this provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may discourage these types of lawsuits. Furthermore, the enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about us, our business or our market, our stock price and trading volume could decline.

The trading market for our common stock depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our common stock price and trading volume to decline.

A significant portion of our total outstanding shares are eligible to be sold into the market in the near future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. Moreover, holders of an aggregate of 16,993,194 shares of our common stock will have rights, subject to specified conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders.

Sales of a substantial number of such shares or the perception that such sales may occur could cause our market price to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

Our business could be negatively affected as a result of actions of activist stockholders, and such activism could impact the trading value of our securities.

Stockholders may, from time to time, engage in proxy solicitations or advance stockholder proposals, or otherwise attempt to effect changes and assert influence on our board of directors and management. Activist campaigns that contest or conflict with our strategic direction or seek changes in the composition of our board of directors could have an adverse effect on our operating results and financial condition. A proxy contest would require us to incur significant legal and advisory fees, proxy solicitation expenses and administrative and associated costs and require significant time and attention by our board of directors and management, diverting their attention from the pursuit of our business strategy. Any perceived uncertainties as to our future direction and control, our ability to execute on our strategy, or changes to the composition of our board of directors or senior management team arising from a proxy contest could lead to the perception of a change in the direction of our business or instability which may result in the loss of potential business opportunities, make it more difficult to pursue our strategic initiatives, or limit our ability to attract and retain qualified personnel and business partners, any of which could adversely affect our business and operating results. If individuals are ultimately elected to our board of directors with a specific agenda, it may adversely affect our ability to effectively implement our business strategy and create additional value for our stockholders. We may choose to initiate, or may become subject to, litigation as a result of the proxy contest or matters arising from the proxy contest, which would serve as a further distraction to our board of directors and management and would require us to incur significant additional costs. In addition, actions such as those described above could cause significant fluctuations in our stock price based upon temporary or speculative market perceptions or other factors that do not necessarily reflect the underlying fundamentals and prospects of our business.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We are subject to the periodic reporting requirements of the Exchange Act. We designed our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. For example, our directors or executive officers could inadvertently fail to disclose a new relationship or arrangement causing us to fail to make any related party transaction disclosures. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected. In addition, we do not have a risk management program or processes or procedures for identifying and addressing risks to our business in other areas.

We are an “emerging growth company,” and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. We will remain an emerging growth company until the earliest of (i) December 31, 2024, (ii) the first fiscal year after our annual gross revenues exceed $1.07 billion, (iii) the date on which we have, during the immediately preceding three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million as of the end of the second quarter of that fiscal year.

For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	reduced disclosure obligations regarding executive compensation; and

•	exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, and particularly after we are no longer an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a private company.

The Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of The Nasdaq Global Select Market and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, which in turn could make it more difficult for us to attract and retain qualified members of our board of directors.

We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (Section 404), we will be required to furnish a report by our management on our internal control over financial reporting. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements we may enter into may preclude us from paying dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because pharmaceutical companies have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.